UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Horizon Health Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, $.01 par value per share (“Common Stock”), of Horizon Health Corporation
	(2)	Aggregate number of securities to which transaction applies:

(a) 15,098,922 shares of Common Stock outstanding as of January 19, 2007, (b) 350,128 shares of Common Stock subject to restricted stock awards outstanding as of January 19, 2007, and (c) options outstanding as of January 19, 2007 to purchase 1,122,240 shares of Common Stock (which number includes only those options with exercise prices at or below $20.00 per share).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .000107 by the sum of (a) $308,981,000 (representing the product of the sum of the 15,098,922 shares of outstanding Common Stock and the 350,128 shares subject to restricted stock awards, multiplied by $20.00 per share), plus (b) $12,455,012 (the value of the options to purchase 1,122,240 shares of Common Stock with exercise prices at or below $20.00 per share, which is calculated based on the difference between $20.00 and the exercise price for each individual option).

	(4)	Proposed maximum aggregate value of transaction:
$321,436,012
	(5)	Total fee paid:
$34,393.65
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY COPY DATED JANUARY 19, 2007

HORIZON HEALTH CORPORATION
2941 South Lake Vista Drive
Lewisville, Texas  75067

Dear Stockholder:

On December 20, 2006, the board of directors of Horizon Health Corporation (“Horizon”) unanimously approved a merger agreement providing for the acquisition of Horizon by Psychiatric Solutions, Inc. (“PSI”). Under the terms of the merger agreement, subject to the satisfaction or waiver of certain conditions, Panther Acquisition Sub, Inc., a wholly-owned subsidiary of PSI, will be merged with and into Horizon, with Horizon surviving after the merger as a wholly-owned subsidiary of PSI. If the merger is completed, you will be entitled to receive $20.00 in cash, without interest, for each share of Horizon common stock you own.

You are cordially invited to attend a special meeting of the stockholders of Horizon, which will be held on                   , 2007, at 10:00 a.m. Central Time, at our National Support Center, 2941 South Lake Vista Drive, Lewisville, Texas 75067.

At the special meeting, you will be asked to adopt the merger agreement. The board of directors of Horizon has unanimously declared the merger agreement and the merger to be advisable and fair to and in the best interests of Horizon and our stockholders. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. We encourage you to read carefully the entire proxy statement, including its annexes. You may also obtain more information about Horizon from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of Horizon common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Horizon common stock entitled to vote thereon at the special meeting. As a result, if you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. SUBMITTING YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

If you have any questions about the special meeting or the merger, please contact Ms. Valerie Evans, Investor Relations, 2941 South Lake Vista Drive, Lewisville, Texas 75067, telephone:  (972) 420-8200.

Sincerely,

KEN NEWMAN
Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED                   , 2007. THIS PROXY STATEMENT AND THE ENCLOSED FORM OF PROXY ARE FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT                   , 2007.

PRELIMINARY COPY DATED JANUARY 19, 2007

HORIZON HEALTH CORPORATION
2941 South Lake Vista Drive
Lewisville, Texas 75067

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD                   , 2007

To the Stockholders of Horizon Health Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Horizon Health Corporation, a Delaware corporation (“Horizon”), will be held at Horizon’s National Support Center, 2941 South Lake Vista Drive, Lewisville, Texas 75067 on                   , 2007, at 10:00 a.m. Central Time, for the following purposes:

(1)   To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 20, 2006,  by and among Psychiatric Solutions, Inc., a Delaware corporation (“PSI”), Panther Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PSI (“Merger Sub”), and Horizon, as it may be amended from time to time. Pursuant to the merger agreement and subject to the satisfaction or waiver of the conditions stated in the merger agreement, Merger Sub will be merged with and into Horizon and, upon the merger becoming effective, each outstanding share of common stock, $0.01 par value per share, of Horizon (other than shares held in the treasury of Horizon or owned by PSI, Merger Sub or any direct or indirect subsidiary of PSI or Horizon, and other than shares held by stockholders of Horizon who have properly demanded statutory appraisal rights, if any) will be converted into the right to receive $20.00 in cash, without interest.

(2)   To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only those persons who were holders of record of Horizon common stock at the close of business on                   , 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Horizon common stock entitled to vote thereon as of the record date for the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided, to ensure that your shares will be represented at the special meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement. If you fail to return your proxy card and do not attend the special meeting in person and vote on the proposal to adopt the merger agreement, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, the effect will be the same as if you voted against the adoption of the merger agreement. If you are a stockholder of record as of the record date for the special meeting and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If you are not a stockholder of record and instead your shares are held by a broker or other nominee, you must instruct the holder on how to vote your shares by following the instructions provided to you by your broker or other nominee.

Stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their Horizon common stock if they deliver a demand for appraisal before a vote is taken on the adoption of the merger agreement and comply with all applicable requirements of Delaware law, which are summarized in the accompanying proxy statement.

The Horizon board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement at the special meeting.

By Order of the Board of Directors,

DAVID K. MEYERCORD
Corporate Secretary

                  , 2007

ANNEX A   Agreement and Plan of Merger

ANNEX B   Opinion of UBS Securities LLC

ANNEX C   Section 262 of the General Corporation Law of the State of Delaware

PRELIMINARY COPY DATED JANUARY 19, 2007

SUMMARY

This summary highlights selected information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information that is important to you as a stockholder of Horizon Health Corporation or that you should consider before voting on the adoption of the merger agreement. We urge you to read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A. Each item in this summary includes a page reference directing you to a more complete description of that item. In this proxy statement, unless the context otherwise requires, the terms “Horizon,” “we,” “our,” “ours” and “us” refer to Horizon Health Corporation and its subsidiaries. In addition, in this proxy statement, unless the context otherwise requires, the term “merger agreement” refers to the Agreement and Plan of Merger, dated as of December 20, 2006, by and among Horizon, Psychiatric Solutions, Inc. and Panther Acquisition Sub, Inc., as it may be amended from time to time.

The Parties to the Merger (page 19)

Horizon Health Corporation

We are a health care services provider with a focus on our core competency of behavioral health clinical services. We:

•       operate freestanding behavioral health care facilities offering a wide range of behavioral health care services for children, adolescents and adults;

•       provide contract management services for behavioral health and physical rehabilitation clinical programs offered by acute care hospitals; and

•       contract with employers to provide employee assistance programs to their employees.

We are a Delaware corporation. Our principal executive offices are located at 2941 South Lake Vista Drive, Lewisville, Texas 75067, and our telephone number is (972) 420-8200.

Psychiatric Solutions, Inc.

Psychiatric Solutions, Inc., which we refer to in this proxy statement as “PSI,” is a leading provider of inpatient behavioral health care services in the United States. Through its inpatient division, PSI operates 75 owned or leased behavioral health care facilities with more than 8,000 beds in 29 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

PSI is a Delaware corporation. Its principal executive offices are located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, and its telephone number is (615) 312-5700.

Panther Acquisition Sub, Inc.

Panther Acquisition Sub, Inc., which we refer to in this proxy statement as “Merger Sub,” is a direct, wholly-owned subsidiary of PSI. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its incorporation and in connection with the transactions contemplated by the merger agreement.

Merger Sub is a Delaware corporation. Its principal executive offices are located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, and its telephone number is (615) 312-5700.

The Special Meeting (page 20)

Date, Time and Place (page 20)

The special meeting will be held on                          , 2007 starting at 10:00 a.m. Central Time, at our National Support Center, 2941 South Lake Vista Drive, Lewisville, Texas 75067.

Proposals to be Considered (page 20)

At the special meeting, you will be asked to consider and vote on a proposal to adopt the merger agreement. The merger agreement provides that Merger Sub will be merged with and into us, and upon the merger becoming effective, each outstanding share of our common stock, $0.01 par value per share (other than shares held in our treasury or owned by PSI, Merger Sub or any direct or indirect subsidiary of PSI or us, and other than shares held by stockholders who have properly demanded statutory appraisal rights, if any), will be converted into the right to receive $20.00 in cash, without interest.

You may also be asked to transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date and Quorum (page 20)

You are entitled to vote at the special meeting if you were a record owner of shares of our common stock at the close of business on                          , 2007, the record date for the special meeting. As of the record date, there were                       shares of our common stock entitled to be voted.

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting are present at the meeting, either in person or represented by proxy. For the special meeting,                           shares are necessary for a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on a proposal when a broker is not permitted to vote on that proposal without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote (page 20)

For us to complete the merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date for the special meeting must vote “FOR” the adoption of the merger agreement. Each share of our common stock is entitled to one vote on each matter to be voted on at the special meeting. A failure to vote your shares of our common stock, an abstention or a broker non-vote will have the same effect as a vote against the merger.

Share Ownership of Directors and Executive Officers (page 69)

As of the record date for the special meeting, our directors and executive officers beneficially owned in the aggregate                           shares of our common stock (excluding shares subject to options, and shares subject to restricted stock awards not vested as of that date), representing approximately      % of the shares of our common stock entitled to vote at the special meeting. These directors and executive officers have indicated that they intend to vote “FOR” the adoption of the merger agreement. None of our directors or executive officers has entered into any voting agreement relating to the merger.

Voting (page 21)

Any of our stockholders of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card by mail. You may also vote in person by attending the special meeting. If your shares are held in “street name” by your broker or other nominee, you should instruct your broker or nominee on how to vote your shares, by following the directions contained in the voting instruction card that your broker or nominee provides to you. If you do not provide your broker or nominee with instructions, your shares will not be voted and that will have the same effect as a vote against adoption of the merger agreement.

Revocability of Proxy (page 21)

If you are a holder of record of our common stock as of the record date for the special meeting and you execute and return a proxy card, you may revoke the proxy at any time before it is voted in any one of the following ways:

•       by submitting to our Corporate Secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•       by submitting a properly executed later-dated proxy relating to the same shares to our Corporate Secretary, at or before the special meeting; or

•       by voting in person at the special meeting.

Simply attending the special meeting without voting will not constitute revocation of a proxy.

If you have instructed your broker or other nominee to vote your shares held in “street name,” the options described above for revoking your proxy do not apply, and instead, you must follow the directions provided by your broker or other nominee to change those instructions.

When the Merger Will be Completed (page 49)

We are working together with PSI to complete the merger as soon as possible. We anticipate completing the merger during the first or second calendar quarter of 2007, subject to the adoption of the merger agreement by our stockholders and the satisfaction or waiver of each of the other conditions to closing under the merger agreement.

Effects of the Merger (page 38)

If the merger agreement is adopted by our stockholders and the other conditions to closing are satisfied or waived, Merger Sub will be merged with and into us, and we will be the surviving corporation. Upon completion of the merger, our outstanding common stock (other than shares held in our treasury or owned by PSI, Merger Sub or any direct or indirect subsidiary of PSI or us, and other than shares held by stockholders who have properly demanded statutory appraisal rights, if any) will be converted into the right to receive $20.00 per share in cash, without interest and less any required tax withholding. Following the completion of the merger, we will no longer be a public company and you will cease to have any ownership interest in us and will not participate in any of our future earnings and growth.

Recommendation of Our Board of Directors (page 29)

Our board of directors has unanimously:

•       approved the merger agreement;

•       declared the merger agreement and the merger to be advisable and fair to and in the best interests of us and our stockholders; and

•       recommended that our stockholders vote “FOR” the adoption of the merger agreement.

In the course of reaching its decision to approve the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of factors in its deliberations, including the recommendation of a special committee of independent directors formed by our board. The material factors considered by our board in making its decision are described in this proxy statement under the section captioned “The Merger—Reasons for the Merger” on page 29.

Opinion of Our Financial Advisor (page 32)

In deciding to approve the merger agreement, the special committee of our board of directors was advised by its financial advisor, UBS Securities LLC, which we refer to in this proxy statement as “UBS.”  UBS delivered its oral opinion to the special committee on December 20, 2006, which was subsequently confirmed in writing by letter dated December 20, 2006, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, limitations and qualifications set forth in the opinion, the $20.00 per share cash merger consideration to be received by the holders of our common stock (other than PSI and its affiliates or subsidiaries) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of UBS is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by UBS in connection with the opinion. UBS’ opinion was provided for the benefit of the special committee and our board in connection with their consideration of the merger. It does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act at the special meeting.

Financing (page 38)

The parties estimate that the total amount of funds necessary to complete the merger and related transactions (including payment of the aggregate merger consideration, the repayment of our currently outstanding borrowed indebtedness, and all related fees and expenses) will be approximately $                .

PSI has advised us that it expects to fund the merger and related transactions through (a) additional borrowings of approximately $175,000,000 under its existing $300,000,000 revolving credit facility, and (b) borrowings of $250,000,000 under an additional term loan facility to be established under its existing credit agreement.

PSI must obtain the consent of the lenders holding a majority of the commitments and loans outstanding under its existing revolving credit facility to consummate the merger as currently contemplated.

PSI has received a commitment from Citigroup Global Markets Inc., whom we refer to in this proxy statement as “CGMI,” and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whom we refer to in this proxy statement as “Merrill Lynch,” with respect to the additional $250,000,000 term loan facility. Pursuant to the commitment, (a) CGMI, on behalf of Citicorp North America, Inc.,  committed that it and/or its affiliates will provide $125,000,000 of the additional term loan facility, and (b) Merrill Lynch, on behalf of Merrill Lynch Capital Corporation, committed that it and/or its affiliates will provide $125,000,000 of the additional term loan facility. Merrill Lynch Capital Corporation also executed the commitment letter. The additional term loan facility contemplated by the debt financing commitment is conditioned on the merger being completed, as well as other conditions being satisfied.

If PSI is unable to obtain financing to consummate the merger, including as a result of the failure to obtain the consent of the lenders holding a majority of the commitments and loans outstanding under its existing revolving credit facility, PSI and Merger Sub nevertheless remain obligated to complete the merger on the terms contemplated by the merger agreement and subject only to the satisfaction or waiver of the conditions to PSI’s and Merger Sub’s obligations described in the section captioned “The Merger Agreement—Conditions to the Merger” on page 60 or the termination of the merger agreement as described in the section captioned “The Merger Agreement—Termination and Termination Fee” on page 62.

Treatment of Stock Options (page 50)

The merger agreement provides that, concurrently with the effective time of the merger, each outstanding stock option granted under our stock option plans will be cancelled and converted into the right to receive from the surviving corporation a lump sum cash payment, without interest and less applicable withholding or other taxes required by law to be withheld, equal to the product of:

•       the number of shares of our common stock subject to such option at the effective time of the merger, multiplied by

•       the excess, if any, of $20.00 over the exercise price per share of common stock subject to such option.

Treatment of Restricted Stock Awards (page 50)

The merger agreement provides that, concurrently with the effective time of the merger, each unvested restricted stock award granted by us will be cancelled and converted into the right to receive from the surviving corporation a lump sum cash payment, without interest and less applicable withholding or other taxes required by law to be withheld, equal to the product of:

•       the number of shares of our common stock underlying such unvested restricted stock award, multiplied by

•       $20.00.

Interests of Our Directors and Executive Officers in the Merger (page 40)

Our directors and executive officers have interests in the merger that may be different from, or in addition to, yours, including the following:

•       Our directors and executive officers will have their outstanding stock options and unvested restricted stock awards canceled and cashed out in connection with the merger, as described above under the sections captioned “Summary—Treatment of Stock Options” and “Summary—Treatment of Restricted Stock Awards.”  Based on holdings by our directors and executive officers of stock options and unvested restricted stock awards as of January 19, 2007, this would result in an aggregate cash payment to our directors and executive officers of approximately $15,200,000.

•       Each of our executive officers, including Mr. Ken Newman, our Chairman, President and Chief Executive Officer, has an executive agreement with us that provides for certain severance benefits in the case of his or her termination of employment under certain circumstances. The estimated aggregate cash severance payments under those executive agreements, assuming all our executive officers are entitled to such payments, would equal approximately $3,700,000. In addition, for one year following termination of their employment, the executives would be entitled to participate in medical and other welfare benefit plans with benefits that are substantially the same as those provided by us to them at the time of their termination, and their outstanding deferred cash compensation awards, restricted stock awards and stock options would vest and become payable.

•       The merger agreement provides for indemnification arrangements for our present and former directors and officers that will continue for six years following the effective time of the merger, as a well as insurance coverage covering his or her service as a director or officer.

•       Our board of directors has authorized the payment of $60,000 to each member of the special committee formed to assist in the evaluation of our strategic alternatives, as compensation for his service on the special committee. The board has also authorized the reimbursement to each member of the special committee of out-of-pocket expenses incurred in connection with his service on the special committee. The compensation and reimbursement to be paid to the members of the special committee are not contingent upon the completion of any transaction or any favorable recommendation of the special committee.

•       PSI has indicated that it will extend offers to two of our executive officers, Dr. David K. White, President, Contract Management Services, and Mr. Donald W. Thayer, Executive Vice President, Acquisitions & Development, to work for PSI or the surviving corporation following the merger. As of the date of this proxy statement, PSI has not delivered formal offers to those executives relating to their employment following the merger.

•       Our six executive officers executed confidentiality and non-solicitation agreements with PSI. If the merger is consummated, these agreements will restrict the ability of those executive officers to compete with PSI and the surviving corporation following the merger. The executives did not receive any separate compensation for executing the agreements.

Material United States Federal Income Tax Consequences (page 45)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the amount of cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

THE FOREGOING IS NOT TAX ADVICE AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Approvals (page 47)

The completion of the merger is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, which we refer to collectively in this proxy statement as the “HSR Act.”  On January 12, 2007, the parties each filed a Notification and Report Form with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and requested early termination of the waiting period.

Under the terms of the merger agreement, it is a condition to the obligations of PSI and Merger Sub that certain licenses or governmental authorizations needed to operate eight of our behavioral health care facilities after the merger be obtained and that the California Department of Managed Health Care approves a Notice of Material Modification to the Knox-Keene License of our subsidiary, Health and Human Resource Center, Inc. d/b/a Integrated Insights.

In the merger agreement, the parties have agreed to use their reasonable best efforts to take all actions necessary or advisable to consummate the merger, including making all required filings under applicable licensing laws or the HSR Act, seeking termination of the waiting period under the HSR Act and taking action to avoid any action or proceeding by any governmental entities or other third party. However, under the terms of the merger agreement, PSI is not required to take certain actions if doing so would result in, or would be reasonably likely to result in, either a material adverse effect on us or the parties having to cease or dispose of any assets or business that a reasonably prudent investor would consider material to PSI or to the material benefits PSI bargained for under the merger agreement.

The merger will also require notifications to the Securities and Exchange Commission, which we refer to in this proxy statement as the “SEC,” and The NASDAQ Stock Market.

Except as noted above and for the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory approvals required for the completion of the merger.

Amendment to Our Rights Agreement (page 48)

Immediately prior to the execution of the merger agreement, we and American Stock Transfer & Trust Company, the rights agent under our rights agreement, entered into an amendment of the rights agreement that provides that neither the execution of the merger agreement nor the completion of the merger will trigger the provisions of the rights agreement. The term of our rights agreement is currently scheduled to expire on March 4, 2007.

Procedure for Receiving Merger Consideration (page 50)

As soon as practicable after the effective time of the merger, StockTrans, Inc., the exchange agent, will mail a letter of transmittal and instructions to you and our other stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares and any other required materials in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a duly completed and executed letter of transmittal. See the section captioned “The Merger Agreement—Payment for Shares” on page 50.

No Solicitation of Transactions (pages 57 and 58)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding certain transactions involving the acquisition of a substantial portion of our common stock or assets. Notwithstanding these restrictions, prior to the time that our stockholders adopt the merger agreement, our board of directors may respond to an unsolicited proposal for an alternative transaction. In addition, our board may change its recommendation of the merger agreement, approve or recommend a superior proposal and, under certain circumstances, terminate the merger agreement and enter into an agreement with respect to a superior proposal, in each case if our board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties to our stockholders. If we terminate the merger agreement to accept a superior proposal, and under certain other circumstances, we must pay PSI a $10,000,000 termination fee as specified in the merger agreement.

Conditions to the Merger (page 60)

Before the parties can complete the merger, a number of conditions must be satisfied or waived. These conditions include the following:

•       our stockholders must have adopted the merger agreement;

•       the waiting period applicable to the merger under the HSR Act must have expired or been terminated;

•       no governmental entity shall have enacted or issued any law or order that would have the effect of restraining, enjoining or otherwise prohibiting the completion of the merger; and

•       the parties must have received certain governmental consents required in connection with the continued operation of our health care businesses after the effective time of the merger, except where the failure to obtain such consents would not reasonably be expected to have a material adverse effect on us.

In addition, PSI and Merger Sub are not required to complete the merger unless the following conditions are satisfied or waived:

•       our representations and warranties in the merger agreement must be true and correct, subject to certain exceptions, as of the date of the merger agreement and as of the effective time of the merger;

•       we must have performed or complied in all material respects with all obligations under the merger agreement required to be performed or complied with by us at or before the effective time of the merger;

•       since September 1, 2006, no material adverse effect shall have occurred with respect to us;

•       holders of no more than 5% of the shares of our common stock outstanding immediately prior to the effective time of the merger shall have exercised appraisal rights with respect to the merger; and

•       certain licenses or governmental authorizations needed to operate eight of our behavioral health care facilities after the merger must have been obtained, and the California Department of Managed Health Care must have approved a Notice of Material Modification to the Knox-Keene License of our subsidiary, Health and Human Resource Center, Inc. d/b/a Integrated Insights.

We are not required to complete the merger unless the following conditions are satisfied or waived:

•       the representations and warranties of PSI and Merger Sub in the merger agreement must be true and correct, subject to certain exceptions, as of the date of the merger agreement and as of the effective time of the merger; and

•       PSI and Merger Sub must have performed or complied in all material respects with all obligations under the merger agreement required to be performed or complied with by them at or before the effective time of the merger.

Termination and Termination Fee (page 62)

The merger agreement may be terminated and the merger may be abandoned under certain circumstances at any time before the effective time of the merger by action taken or authorized by the board of directors of the terminating party. In certain cases, which are noted below, we will be required to pay PSI a termination fee of $10,000,000 for termination of the merger agreement, but only if PSI and Merger Sub are not in material breach of the merger agreement at the time of termination. The merger agreement may be terminated:

•       by mutual written consent of the parties;

•       by either PSI or us, if:

•        our stockholders do not adopt the merger agreement at the special meeting or any adjournment thereof at which the merger agreement is voted upon;

•        the merger is not completed by August 31, 2007, except that this termination right will not be available to a party whose material breach under the merger agreement is the cause of, or resulted in, the failure to complete the merger on or before that date; or

•        if there is any law that makes consummation of the merger illegal, or any order of any governmental entity enjoining the merger is entered and becomes final and nonappealable and the party seeking to terminate the merger agreement has complied with certain obligations under the merger agreement, except that this termination right will not be available to a party whose breach of the merger agreement results in such order or the failure of it to be resolved or lifted;

•       by us, if:

•        PSI or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, such that certain conditions to consummation of the merger would not be satisfied, and the breach cannot be cured by the earlier of August 31, 2007, or 20 business days after notice to PSI of the breach;

•        before our stockholders adopt the merger agreement, our board of directors withdraws or modifies in a manner adverse to PSI, or ceases to make, its recommendation that our stockholders vote in favor of adopting the merger agreement, or approves or recommends a superior proposal (in the event of a termination of the merger agreement in any of the foregoing cases, the termination fee will be payable); or

•        before our stockholders adopt the merger agreement, we enter into a definitive agreement for a superior proposal (in the event of a termination of the merger agreement in this case, the termination fee will be payable); or

•       by PSI, if:

•        we have breached any of our representations, warranties, covenants or agreements in the merger agreement, such that certain conditions to consummation of the merger would not be satisfied, and the breach cannot be cured by the earlier of August 31, 2007, or 20 business days after notice to us of the breach;

•        before our stockholders adopt the merger agreement, our board of directors (a) withdraws or modifies in a manner adverse to PSI, or ceases to make, its recommendation to our stockholders to vote in favor of adopting the merger agreement, (b) approves or recommends to our stockholders a takeover proposal generally involving 25% or more of our capital stock or of the fair value of our assets, or (c) approves or recommends that our stockholders tender their shares in a tender or exchange offer generally covering 25% or more of our common stock (in the event of a termination of the merger agreement in any of the foregoing cases, the termination fee will be payable);

•        we materially breach our covenants to hold the special meeting or take certain related actions necessary to obtain our stockholders’ adoption of the merger agreement, and the breach cannot be cured within 10 days after notice of the breach, except that this termination right will not be available to PSI if it or Merger Sub is in material breach of the merger agreement (in the event of a termination of the merger agreement in any of the foregoing cases, the termination fee will be payable); or

•        we materially breach (a) our covenants not to solicit or engage in discussions regarding other acquisition proposals, except as permitted by the merger agreement or (b) our covenants to provide PSI with information regarding any takeover proposal received from a third party and to negotiate an amendment to the merger agreement with PSI, except that this termination right will not be available to PSI if it or Merger Sub is in material breach of the merger agreement (in the event of a termination of the merger agreement in any of the foregoing cases, the termination fee will be payable).

Appraisal Rights (page 65)

Under the General Corporation Law of the State of Delaware, which we refer to in this proxy statement as the “DGCL,” each holder of our common stock who does not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of its shares as determined by the Delaware Court of Chancery if the merger is completed, but only if the stockholder submits a written demand for an appraisal prior to the vote on the adoption of the merger agreement, does not vote or otherwise submit a proxy in favor of the merger agreement and complies with the procedures under the DGCL described in this proxy statement. After the merger, these shares will not represent any interest in the surviving corporation other than the right to receive the appraised fair value.

If you validly demand appraisal of your shares in accordance with Delaware law and do not withdraw your demand or otherwise forfeit your appraisal rights, you will not receive the merger consideration. Instead, after completion of the merger, a court will determine the fair value of your shares of our common stock exclusive of any value arising from the completion or the expectation of the merger. This appraisal amount could be more than, the same as or less than the amount of the merger consideration.

Appraisal rights will not apply if the merger is not completed for any reason.

Market Price of Horizon Common Stock (page 68)

Our common stock is listed on The NASDAQ Global Select Market under the symbol “HORC.”  On August 3, 2006, which was the last trading day prior to the day we received the first indication of interest in a transaction from PSI, the closing price of our common stock was $13.29 per share. On October 5, 2006, which was the last trading day prior to the day we announced our decision to explore strategic alternatives to enhance stockholder value, the closing price of our common stock was $16.74 per share. On December 20, 2006, which was the last trading day prior to the day we announced the execution of the merger agreement, the closing price of our common stock was $16.13 per share. On                  , 2007, which was the last trading day before the date of this proxy statement, the closing price of our common stock was $            per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have about the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of Horizon. Please refer to the more detailed information contained elsewhere in this proxy statement, including the annexes hereto.

Q:             Where and when is the special meeting?

A:             The special meeting will take place at our National Support Center, 2941 South Lake Vista Drive, Lewisville, Texas 75067, on                    , 2007, at 10:00 a.m. Central Time.

Q:             What matters will I be asked to vote on at the special meeting?

A:             At the special meeting, you will be asked to consider and adopt the merger agreement. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into us, with us surviving after the merger as a wholly-owned subsidiary of PSI. You will also be asked to transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:             If the merger is completed, what will I be entitled to receive in the merger for my shares of Horizon common stock?

A:             At the effective time of the merger, you will become entitled to receive $20.00 in cash, without interest and less any required tax withholding, for each share of our common stock that you own. You will not own any shares in the surviving corporation. See the section of this proxy statement captioned “The Merger Agreement—Merger Consideration” on page 49.

Q:             How does Horizon’s board of directors recommend that I vote?

A:             Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. For a discussion of the material factors considered by our board of directors in deciding to recommend adoption of the merger agreement, including the recommendation of the special committee of independent directors formed by our board to evaluate the merger, see the section captioned “The Merger—Reasons for the Merger” on page 29.

Q:             What was the opinion of Horizon’s financial advisor?

A:             The special committee and our board of directors received an opinion from UBS Securities LLC on December 20, 2006, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, limitations and qualifications set forth in the opinion, the $20.00 per share cash merger consideration to be received by the holders of our common stock (other than PSI and its affiliates or subsidiaries) pursuant to the merger agreement was fair, from a financial point of view, to such holders. See the section captioned “The Merger—Opinion of Our Financial Advisor,” on page 32, for information about the opinion of our financial advisor.

Q:             Who is entitled to vote at the special meeting?

A:             All of our stockholders of record at the close of business on                    , 2007, the record date for the special meeting, will be entitled to vote at the special meeting. This includes (a) shares you held on that date directly in your name as the stockholder of record, and (b) shares you held on that date through a broker or other nominee where the shares were held for you as the beneficial owner. A list of our stockholders of record entitled to vote at the special meeting will be available at our principal executive offices located at 2941 South Lake Vista Drive, Lewisville, Texas 75067 for 10 days prior to the special meeting and during the special meeting.

Q:             What vote of Horizon stockholders is required to adopt the merger agreement?

A:             For us to complete the merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date for the special meeting must vote “FOR” the adoption of the merger agreement. Each share of our common stock is entitled to one vote on each matter to be voted on at the special meeting.

Q:             How do I vote?

A:             Since many stockholders may be unable to attend the special meeting in person, we are sending proxy cards to all of our stockholders of record to enable them to direct the voting of their shares. If you beneficially own shares held through a broker or other nominee, you will need to follow your broker’s or nominee’s procedures for voting your shares. Brokers and other nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instruction cards. Please refer to the directions provided by your broker or nominee for information.

Q:             What does it mean if I get more than one proxy card?

A:             If you have shares of our common stock that are registered differently, or otherwise held in more than one account with one or more brokers and/or our transfer agent, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted. See the section captioned “The Special Meeting—Voting” on page 21.

Q:             How will my proxy vote my shares?

A:             The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your proxy card but do not indicate your voting instructions on the proposal to adopt the merger agreement, the proxy holders will vote your shares “FOR” the adoption of the merger agreement. Proxy holders will vote in their discretion on any other matters that may come before the special meeting, including any proposal that may be made to adjourn the special meeting to solicit additional proxies or other matters incident to the conduct of the special meeting, except that if you mark your proxy card to vote “AGAINST” adoption of the merger agreement, the proxy holders will not vote your shares in favor of an adjournment of the special meeting for the purpose of soliciting additional proxies. See the section captioned “The Special Meeting—Required Vote” on page 20 and the section captioned “The Special Meeting—Adjournments and Postponements” on page 22.

Q:             If my shares are held in “street name” by my broker or other nominee, will the broker or nominee automatically vote my shares for me?

A:             No. Your broker or other nominee cannot vote your shares without instructions from you. You should instruct your broker or nominee as to how to vote your shares, by following the directions contained in the voting instruction card that your broker or nominee provides to you. See the section captioned “The Special Meeting—Voting” on page 21.

Q:             How many shares can vote?

A:             On the record date for the special meeting, there were an aggregate of                shares of our common stock outstanding, with each share entitled to one vote on each matter to be voted on at the special meeting. There are, therefore, a total of                eligible votes.

Q:             What is a quorum for the special meeting?

A:             A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting are present at the meeting, either in person or represented by proxy, in this case, at least              shares. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:             How are votes counted?

A:             For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. However, because stockholders holding at least a majority of our common stock outstanding on the record date must vote FOR the adoption of the merger agreement in order for it to be adopted, an abstention or broker non-vote will have the same effect as if you vote AGAINST the adoption of the merger agreement.

Q:             Can I revoke my proxy after I have mailed my signed proxy card?

A:             Yes. If you are a stockholder of record as of the record date for the special meeting, you may revoke your proxy before it is voted by sending written notice of your revocation dated a later date than the proxy you wish to revoke to our Corporate Secretary, Horizon Health Corporation, 2941 South Lake Vista Drive, Lewisville, Texas 75067. You may also revoke your proxy before it is voted by voting in person at the special meeting, or by delivering a proxy dated a later date than the proxy you wish to revoke to our Corporate Secretary at our address stated above. If you have instructed your broker or other nominee to vote your shares held in “street name,” the options described above for revoking your proxy do not apply and, instead, you must follow the directions provided by your broker or other nominee to change those instructions. See the section captioned “The Special Meeting—Revocability of Proxy” on page 21.

Q:             May I vote in person at the special meeting?

A:             If you submit a proxy or voting instructions, you do not need to vote in person at the special meeting. However, if you are a stockholder of record as of the record date for the special meeting, you may attend the special meeting and vote your shares of common stock in person. Voting in person will revoke any proxy you have previously given. If you hold shares through a broker or other nominee, you must obtain a proxy from your broker or nominee to vote in person. See the sections captioned “The Special Meeting—Voting” on page 21 and “The Special Meeting—Revocability of Proxy” on page 21.

Q:             Who can attend the special meeting?

A:             All of our stockholders of record on the record date for the special meeting can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if a broker or other nominee holds your shares and you would like to attend the special meeting, you will need to bring with you an account statement or other acceptable evidence of ownership of our common stock as of the close of business on the record date. Additionally, if you wish to vote shares held through your broker or other nominee, you must contact the holder in whose name your shares are registered and obtain a proxy from that broker or nominee and bring it to the special meeting.

Q:             Will the merger be a taxable transaction to me?

A:             The receipt of cash in exchange for shares of our common stock pursuant to the merger agreement will be a taxable transaction for United States federal income tax purposes. Generally, if you are a U.S. holder (as defined below) of our common stock, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash you receive in exchange for your shares of our common stock pursuant to the merger agreement and your adjusted tax basis in such shares. If you are a non-U.S. holder (as defined below) of our common stock, the merger generally will not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States.

YOU SHOULD READ “THE MERGER—MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” FOR A MORE COMPLETE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Q:             Am I entitled to appraisal or dissenter’s rights?

A:             Yes. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement, do not vote in favor of the proposal to adopt the merger agreement, and otherwise comply with the Delaware law procedures summarized in this proxy statement. See the section captioned “Dissenters’ Rights of Appraisal” on page 65.

Q:             Is the merger contingent upon PSI or Merger Sub obtaining financing?

A:             No. The completion of the merger is not contingent upon PSI or Merger Sub obtaining financing. See the section captioned “The Merger—Financing” on page 38.

Q:             Is the approval of the stockholders of PSI required to effectuate the merger?

A:             No. The merger may be completed without obtaining the approval of stockholders of PSI.

Q:             When do you expect the merger to be completed?

A:             We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed during the first or second calendar quarter of 2007. In order to complete the merger, our stockholders must adopt the merger agreement, and each of the other closing conditions under the merger agreement must be satisfied or, where permitted, waived. We cannot be certain when or if the conditions will be satisfied or waived. See the section captioned “The Merger Agreement—Conditions to the Merger” on page 60.

Q:             What effects will the merger have on Horizon?

A:             As a result of the merger, we will cease to be an independent publicly traded company and will instead become a wholly-owned subsidiary of PSI. Following completion of the merger, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the “Exchange Act,” will be terminated. In addition, upon completion of the merger, our common stock will no longer be listed on The NASDAQ Global Select Market or any other exchange or quotation system. See the section captioned “The Merger—Certain Effects of the Merger on Horizon” on page 38.

Q:             What happens if the merger is abandoned?

A:             If the merger is abandoned, we will remain a publicly traded company listed on The NASDAQ Global Select Market. See the section captioned “The Merger—Effects on Horizon if the Merger is Not Completed” on page 38. Under specified circumstances, we may be required to pay PSI a termination fee. See the section captioned “The Merger Agreement—Termination and Termination Fee” on page 62.

Q:             How will our outstanding stock options and restricted stock awards be treated in the merger?

A:             Concurrently with the effective time of the merger, (a) each outstanding option to purchase shares of our common stock will be converted into the right to receive from the surviving corporation a lump sum cash payment equal to (i) the excess, if any, of $20.00 over the per share exercise price for the option, multiplied by (ii) the number of shares subject to the option, without interest and less applicable withholding and other taxes required by law to be withheld, and (b) each outstanding, unvested restricted stock award for shares of our common stock will be converted into the right to receive from the surviving corporation a lump sum cash payment equal to $20.00 multiplied by the number of shares of our common stock underlying the restricted stock award, without interest and less applicable withholding and other taxes required by law to be withheld.

Q:             Who will bear the cost of this proxy solicitation?

A:             We will pay the cost of this solicitation; however, pursuant to the merger agreement, PSI has agreed to pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of this proxy statement (including any filing fees payable to the SEC). This solicitation will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:             What should I do now?

A:             We urge you to read carefully this entire proxy statement, including its annexes, and consider how the merger would affect you. After you read this proxy statement, whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided. You should send in your proxy card as soon as possible to ensure that your shares will be voted at the special meeting. See the section captioned “The Special Meeting—Voting” on page 21.

Q:             Should I send in my stock certificates now?

A:             No. After the merger is completed, you will receive written instructions for exchanging your Horizon stock certificates for the merger consideration. You must return your Horizon stock certificates as described in those instructions. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:             When will I receive the cash consideration for my shares of Horizon common stock?

A:             After the effective time of the merger, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions (including any stock certificates representing your shares), you will promptly receive from the exchange agent payment of the cash consideration for your shares.

Q:             Where can I find more information about Horizon?

A:             We file periodic reports and other information with the SEC. This information is available at the SEC’s public reference facilities and the Internet site maintained by the SEC at www.sec.gov. See the section captioned “Where You Can Find More Information” on page 72.

Q:             Who can help answer my other questions?

A:             If you have questions about the special meeting or the merger after reading this proxy statement, you should contact Ms. Valerie Evans, Investor Relations, at 2941 South Lake Vista Drive, Lewisville, Texas 75067, telephone:  (972) 420-8200.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements are based on estimates or assumptions, and include information concerning possible or assumed future results of our operations, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary” and “The Merger” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “will be,” “will continue,” “will likely result” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties which may cause actual results to differ materially from the future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. In addition to other factors and matters contained or referred to in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       Considerations Relating to the Merger Agreement and the Merger:

•       the failure to satisfy the conditions to complete the merger, including the receipt of the required regulatory approvals (including antitrust clearance);

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       the failure of the merger to close for any other reason;

•       the outcome of legal proceedings that may be instituted against us and others in connection with the merger agreement;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       a decrease in our ability to grow revenues and minimize costs because of the diversion of management and employee attention and the unavoidable disruption to our relationships with our customers;

•       significant restrictions in the merger agreement on the conduct of our business prior to completion of the merger, including requiring us to conduct our business only in the ordinary course, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•       the “no solicitation” restrictions and the termination fee provisions of the merger agreement, which may discourage other potential buyers from trying to acquire us;

•       employees choosing to terminate their employment with us during this period of uncertainty, thereby disrupting the quality of our service;

•      Factors Relating to the Behavioral Health Care or Physical Rehabilitation Services Industries:

•       unanticipated changes in industry trends;

•       decreased demand by acute care hospitals for our management services;

•       adverse changes in reimbursement by Medicare or other third-party payers for costs of providing behavioral health or physical rehabilitation services;

•       adverse changes to other regulatory requirements relating to the provision of behavioral health or physical rehabilitation services;

•       Other Business Considerations:

•       our ability to retain existing management contracts or to obtain additional management contracts or  maintain customer relationships;

•       our ability to respond effectively to competitive pressures, industry developments and future opportunities;

•       fluctuations and difficulty in forecasting operating results;

•       our ability to sustain, manage or forecast our growth;

•       our ability to obtain capital to fund future acquisitions;

•       our ability to consummate future acquisitions;

•       our ability to successfully integrate acquired businesses on a cost effective basis;

•       heightened competition, including specifically the intensification of price competition;

•       the entry of new competitors and the development of new products or services by new and existing competitors;

•       changes in business strategy or development plans;

•       our inability to carry out marketing and sales plans;

•       business disruptions;

•       adverse consequences of investigations by governmental regulatory agencies;

•       adverse judgments rendered in qui tam lawsuits pending against us or other lawsuits pending or later asserted against us;

•       liability and other claims asserted against us;

•       loss of key executives;

•       our ability to attract and retain qualified personnel;

•       adverse publicity;

•       demographic changes;

•      Political and General Economic Conditions:

•       current political and general economic conditions or changes in such conditions;

•       the effect of war, terrorism or catastrophic events;

•       political, social, economic or other events resulting in the short or long-term disruption in our business; and

•      Other Factors:

•       other risks, uncertainties and factors set forth in our reports and documents filed with the SEC (which reports and documents should be read in conjunction with this proxy statement; see the section captioned “Where You Can Find More Information” on page 72).

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual outcomes or results to differ materially from those contained in any forward-looking statement. Forward-looking statements represent the estimates and assumptions of our management only as of the date of the document in which they are stated. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.

THE PARTIES TO THE MERGER

Horizon Health Corporation

We are a health care services provider with a focus on our core competency of behavioral health clinical services. We:

•       operate freestanding behavioral health care facilities offering a wide range of behavioral health care services for children, adolescents and adults;

•       provide contract management services for behavioral health and physical rehabilitation clinical programs offered by acute care hospitals; and

•       contract with employers to provide employee assistance programs to their employees.

We are a Delaware corporation. Our principal executive offices are located at 2941 South Lake Vista Drive, Lewisville, Texas 75067, and our telephone number is (972) 420-8200. Our common stock is listed on The NASDAQ Global Select Market under the symbol “HORC.”

Psychiatric Solutions, Inc.

PSI is a leading provider of inpatient behavioral health care services in the United States. Through its inpatient division, PSI operates 75 owned or leased behavioral health care facilities with more than 8,000 beds in 29 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

PSI is a Delaware corporation. Its principal executive offices are located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, and its telephone number is (615) 312-5700. PSI’s common stock is listed on The NASDAQ Global Select Market under the symbol “PSYS.”

Panther Acquisition Sub, Inc.

Merger Sub is a direct, wholly-owned subsidiary of PSI. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its incorporation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into us. We will survive the merger as a wholly-owned subsidiary of PSI, and Merger Sub will cease to exist.

Merger Sub is a Delaware corporation. Its principal executive offices are located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, and its telephone number is (615) 312-5700.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on                    , 2007, at 10:00 a.m. Central Time, at our National Support Center, 2941 South Lake Vista Drive, Lewisville, Texas 75067. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about                    , 2007.

Proposals to be Considered

At the special meeting you will be asked:

•       To consider and vote on a proposal to adopt the merger agreement. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement.

•       To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date and Quorum

The holders of record of our common stock as of the close of business on                   , 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were                 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock on the record date, present in person or represented by proxy at the special meeting, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held by us in our treasury or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes are counted as present for the purposes of determining whether a quorum is present. Once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date for the special meeting. Each share of our common stock that was outstanding on the record date entitles the holder to one vote on each matter presented at the special meeting. Because the vote on the merger agreement is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares or an abstention is effectively a vote against the adoption of the merger agreement.

As of the record date for the special meeting, our directors and executive officers beneficially owned in the aggregate                 shares of our common stock (excluding shares subject to options, and shares subject to restricted stock awards not vested as of that date), entitling them to exercise approximately        % of the voting power of our common stock entitled to vote at the special meeting. These directors and executive officers have indicated that they intend to vote “FOR” the adoption of the merger agreement. None of our directors or executive officers has entered into any voting agreement relating to the merger.

Voting

Record holders of our common stock as of the record date for the special meeting may vote their shares of our common stock by:

•       completing, signing and dating the enclosed proxy card and returning it by mail; or

•       appearing and voting in person at the special meeting.

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed and returned proxy card, your shares of common stock will be voted “FOR” the adoption of the merger agreement.

If your shares are held in “street name” by your broker or other nominee, you should instruct your broker or nominee how to vote your shares, by following the directions contained in the voting instruction card provided by the broker or nominee. If you have not received such a voting instruction card or require further information regarding such voting instructions, contact your broker or other nominee for directions on how to vote your shares.

We do not expect that any matters other than the adoption of the merger agreement will be brought before the special meeting. If, however, any other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, including any proposal that may be made to adjourn the special meeting to solicit additional proxies or any other matter incident to the conduct of the meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment on that matter. However, if you mark your proxy card to vote “AGAINST” adoption of the merger agreement, the proxy holders will not vote your shares in favor of an adjournment of the special meeting for the purpose of soliciting additional proxies.

Revocability of Proxy

If you are one of our stockholders of record as of the record date for the special meeting and you execute and return a proxy card, you may revoke the proxy at any time before it is voted in any one of the following ways:

•       by submitting to our Corporate Secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•       by submitting to our Corporate Secretary, at or before the special meeting, a properly executed proxy dated a later date than your original proxy and relating to the same shares; or

•       by voting in person at the special meeting.

Simply attending the special meeting without voting will not constitute revocation of a proxy. If you have instructed your broker or other nominee to vote your shares held in “street name,” the options described above for revoking your proxy do not apply and, instead, you must follow the directions provided by your broker or other nominee to change those instructions.

Appraisal Rights

Our stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, in lieu of receiving the merger consideration of $20.00 per share. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. For further information regarding your statutory appraisal rights, see the section captioned “Dissenters’ Rights of Appraisal” on page 65.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. A majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Any signed proxies we receive will be voted in favor of an adjournment in these circumstances, although a proxy marked to be voted “AGAINST” the adoption of the merger agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This solicitation will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will pay the cost of this solicitation; however, pursuant to the merger agreement, PSI has agreed to bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of this proxy statement (including any SEC filing fees). We will, on request, reimburse stockholders who are brokers or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion is qualified in its entirety by reference to the merger agreement and the related documents attached as annexes to this proxy statement. We urge you to read the entirety of those documents as well as the discussion in this proxy statement.

Background of the Merger

On July 6, 2006, we issued a press release announcing that we were lowering our earnings guidance for our 2006 and 2007 fiscal years. In the press release, we stated that the primary reasons for the decrease were difficulties in achieving anticipated levels of profitability for our owned behavioral health care facilities, the effect of pricing pressures on our behavioral health management contract business because of hospital reimbursement issues, the need to devote more resources to the infrastructure support for our facility operations than we had anticipated, increases in audit and review fees, and higher interest rates applicable to borrowings under our credit facility. On the day we issued our revised earnings guidance, our share price dropped 31.8%, from $20.29 to $13.83 per share.

On July 17, 2006,  Deutsche Bank issued an analyst report upgrading our common stock to “buy.”  The report based the upgrade on a belief that our stock was undervalued and that our management was taking the appropriate steps to address the factors that led to our need to revise our earnings guidance. The report stated that, because of these factors and the drop in our share price, we had become a likely candidate for acquisition.

On July 18, 2006, Mr. Newman received a call from a representative of a financial investor expressing interest in a possible transaction involving us. Mr. Newman told the caller that our board of directors was not considering a sale at that time, but would always consider what was in the best interests of our stockholders. At the request of the caller, Mr. Newman agreed to meet with representatives of the financial investor to discuss its interest in us. That meeting was scheduled for July 26, 2006.

On July 20, 2006, our board of directors held a regularly scheduled meeting. At the meeting, members of the board engaged in a discussion regarding our financial performance and prospects. Those discussions were held both during the regular meeting with Mr. Newman in attendance and in executive session without Mr. Newman or any other third parties in attendance. The board members also reviewed recent analyst reports concerning us and listened to reports from certain of our executive officers regarding our financial performance, acquisition projects and operations. Mr. Newman informed the board about the call from the financial investor on July 18. Recognizing that the decreased stock price made us a potential acquisition target, the board members discussed their fiduciary duties in the event we received an unsolicited offer from a potential acquiror.

At the same meeting, the board reappointed Mr. Newman as our President. Previously, in April 2005, the board had appointed another officer as our President and Chief Operating Officer. Mr. Newman remained our Chairman and Chief Executive Officer. The board also authorized a national search for a new Chief Executive Officer in view of the previously announced desire of Mr. Newman to retire after our 2007 fiscal year. On July 21, 2006, we issued a press release announcing that Mr. Newman had resumed the role of President and that we were beginning the search for a new Chief Executive Officer.

On July 26, 2006, Mr. Newman met with representatives of the financial investor that had contacted him on July 18 and reviewed with them our publicly-available information. No transaction proposals or offers were presented or discussed at this meeting.

On August 2, 2006, Mr. Newman received a call from Mr. Joey Jacobs, the Chairman, President and Chief Executive Officer of PSI. Mr. Jacobs expressed his view that a combination of the two companies would be beneficial. Mr. Newman stated that our board of directors was not considering a sale at that time and advised Mr. Jacobs that any proposal would only be considered by our board if submitted in writing. On August 4, 2006, PSI submitted an initial indication of interest in acquiring us in a merger on the basis of an exchange of one share of PSI stock for two shares of our common stock. On the date of PSI’s letter, that equated to a price of $15.85 per share of our common stock, representing a 19.3% premium over the prior day’s closing price of our common stock of $13.29 per share.

During the first week of August, 2006, Mr. Newman received an unsolicited call from a representative of a second financial investor requesting a meeting. On August 7, 2006, Mr. Newman met with a representative of the second financial investor, who advised Mr. Newman of the investor’s interest in a transaction involving us. Mr. Newman reviewed our publicly-available information with the representative. Mr. Newman informed the representative that our board of directors was not considering a sale, but would consider what was in the best interests of our stockholders. No transaction proposals or offers were presented or discussed at this meeting. The representative asked for a second meeting for further discussions, to which Mr. Newman agreed. The second meeting was scheduled for August 29, 2006.

On August 7, 2006, our board of directors held a special telephonic meeting and voted to create a special committee of independent directors to review our strategic alternatives. This board meeting took place after Mr. Newman’s meeting with the second financial investor, and Mr. Newman advised the board of that meeting. All directors were in attendance at the meeting and had received a copy of the August 4, 2006 letter from PSI prior to the meeting. The board determined that, at that time, no conflict of interest existed with any independent member of the board. However, due to the time commitment and need to hold more frequent meetings, the board decided that a special committee of the board representing a working subcommittee of the board would be appropriate and should be formed to facilitate the consideration of strategic alternatives. The vote authorizing the special committee was unanimous, with Mr. Newman abstaining only because he is a member of our management and because of the uncertainty of future developments.

Our board of directors appointed Messrs. William H. Longfield, Robert A. Lefton and C. Thomas Smith as members of the special committee and selected Mr. Longfield to act as chairman of the committee. The board gave the special committee the authority, pursuant to resolutions adopted by the board, to:

•       consider, evaluate and investigate strategic alternatives concerning Horizon, including mergers, acquisitions, restructurings, divestitures and other transactions;

•       negotiate the terms and conditions of any strategic alternatives the special committee deems advisable, including possible transactions with third parties; and

•       recommend to our full board of directors whether the terms and conditions of any proposed transaction resulting from such negotiations are in the best interests of our stockholders and should be approved by our board of directors as a whole.

The board also authorized the special committee to retain separate counsel and an investment banker to assist the committee in carrying out its responsibilities.

On August 8, 2006, Mr. Newman received a call from a representative of the first financial investor with whom he had met on July 26, 2006. The representative stated that the first financial investor would be submitting a letter of interest regarding an acquisition. On the same day, Mr. Newman received a call from Mr. Jacobs inquiring about a response to PSI’s August 4 letter of interest. Mr. Newman advised Mr. Jacobs that the board had formed a special committee to consider the terms of the PSI letter and our strategic alternatives. Mr. Newman also informed Mr. Jacobs that any response to the PSI letter would be made by the special committee.

The special committee held an organizational meeting by telephone on August 8, 2006. Also present by telephone was Mr. David Meyercord, our Executive Vice President, Administration and General Counsel, who reviewed the special committee’s fiduciary duties with the committee members. The special committee decided to retain independent financial and legal advisors to assist with the evaluation of our strategic alternatives. The committee authorized Mr. Longfield to contact financial advisory firms to potentially act as financial advisor for the committee and authorized Mr. Lefton and Mr. Smith to interview law firms to act as legal counsel for the committee.

On August 18, 2006, the special committee met again by telephone conference to discuss the results of the interviews with potential financial and legal advisors. The committee decided to retain UBS as its financial advisor and Vinson & Elkins LLP as its legal counsel, subject to a meeting with representatives of both companies and approval of the terms of their engagement letters. Neither UBS nor Vinson & Elkins LLP had a prior material relationship with us. Further, neither UBS nor Vinson & Elkins LLP has a current or prior relationship with PSI.

On August 28, 2006, the special committee held a meeting in Dallas, Texas with representatives from UBS and Vinson & Elkins LLP. Mr. Smith participated in the meeting by telephone. Mr. Newman attended the meeting and reviewed with the committee and the advisors the various expressions of interest we had received. After such review, Mr. Newman was excused from the meeting. UBS described various alternatives for considering our strategic alternatives and discussed its view of our value based on our public information available at that time. Vinson & Elkins LLP explained to the committee members their fiduciary duties in analyzing our strategic alternatives. The special committee asked UBS to perform a financial analysis of us and an analysis of our strategic alternatives. The special committee also asked UBS to respond to PSI’s letter of interest and advise PSI that the special committee had been formed, had retained advisors and would respond after completing its analysis.

On August 29, 2006, Mr. Newman met again with the representatives from the second financial investor to continue to review our publicly-available information. No transaction proposals or offers were presented or discussed at this meeting.

On September 1, 2006, we received a letter from the second financial investor indicating an interest in acquiring us. The letter proposed a purchase price of $17.50 per share for our common stock, which represented a 27.8% premium over the prior day’s closing price of our common stock of $13.69 per share. UBS informed the second financial investor that the special committee expected to respond to the proposal once the committee had completed the necessary analysis of our strategic alternatives. UBS also contacted PSI and relayed the same message regarding a response to PSI’s initial letter of interest.

On September 6, 2006, representatives from UBS met with members of our senior management to conduct due diligence in connection with its analysis of our strategic alternatives and value. In order to assist UBS with its analysis, our senior management provided UBS with certain non-public financial information prepared by our management in the ordinary course of business, including certain financial projections, budgets, balance sheets and operating and capital expenditure reports. In addition, our management provided UBS with a summary prepared by our senior management evaluating the potential public cost savings to financial buyers and potential synergies to strategic buyers in the event we were to enter into a sale transaction.

On September 19, 2006, the special committee met in Dallas, Texas with representatives from UBS and Vinson & Elkins LLP. At the meeting, UBS shared the results of its due diligence and its preliminary financial analysis of us and its initial analysis of our strategic alternatives. The representatives from UBS reviewed with the committee the indications of interest submitted by the second financial investor and PSI. In order to assist in its evaluation of our strategic alternatives, the special committee then authorized UBS to approach certain entities about their interest in participating in a non-binding bid process. The special committee, and our management, desired that any such process be undertaken discretely, with as few disruptions to our business as possible. After consulting with UBS about the universe of entities that would potentially be interested in acquiring us, and that could realistically be expected to complete a transaction in the event we chose to pursue such option, the special committee determined that UBS should approach four entities—the two financial investors that had previously contacted us about acquiring the entire company, PSI and another entity identified by UBS and the special committee as a potential strategic acquiror.

On September 20, 2006, UBS contacted the four entities. Over the following two-week-period, three of the four entities, PSI, the second financial investor and the second strategic bidder, each executed confidentiality agreements with us. The first financial investor elected not to execute a confidentiality agreement and did not submit a written indication of interest, as it had previously indicated it would, stating that it believed that it would not be able to compete successfully with an offer from a strategic acquiror. Following execution of the confidentiality agreements, UBS sent PSI, the second financial investor and the second strategic bidder letters outlining the procedures for submitting a proposal by October 13, 2006. The process letters made clear that we had not made a decision to enter into a sale transaction and that we could reject any proposals received at any time. Each of the entities commenced preliminary due diligence regarding our business and operations shortly thereafter. UBS coordinated the due diligence requests and the information provided in response.

During this preliminary due diligence phase, we learned that information regarding our engagement of UBS was going to be published in the financial press. As a result, on October 6, 2006, we issued a press release announcing that we had retained UBS as our financial advisor for the purpose of exploring strategic alternatives. After we issued the press release, from October 6 to October 19, 2006, UBS received inquiries from 13 entities expressing interest in receiving information regarding us. Although UBS engaged in preliminary discussions with several of these entities, none submitted any formal indication of interest in an acquisition or signed a confidentiality agreement.

On October 9, 2006, members of our management engaged in two conference calls with potential acquirors. The first was with representatives from the second financial investor to discuss due diligence information. The second call was with PSI management to discuss the functions of our National Support Center and the support it provides to our operating divisions.

On October 12, 2006, we received a second letter of interest from PSI offering to acquire, subject to performance of due diligence and satisfaction of certain other conditions, all of our common stock at a price of $21.00 per share payable in cash, stock or a combination of both.

On October 13, 2006, we received a letter of interest from the second strategic bidder offering a cash purchase price of $18.69 per share of our common stock.

The second financial investor declined to submit an offer, stating that it did not consider that it would be able to submit an offer that would be competitive with an offer from a strategic acquiror.

On October 19, 2006, the special committee held a meeting in New York City, New York. Representatives from UBS and Vinson & Elkins LLP were also present at the meeting. The special committee discussed the offers received from PSI and the second strategic bidder as well as the other informal indications of interest received by UBS. The representatives from UBS expressed the opinion that these two strategic bidders would be the most likely parties that would pay the greatest value in a transaction due to potential synergies. They proposed three alternatives for proceeding with the process:

•       enter into exclusive negotiations with one bidder;

•       hold another round of bidding and invite additional prospective purchasers; or

•       continue the process with PSI and the second strategic bidder.

The special committee considered these alternatives and also discussed the possibility of abandoning the process and continuing operations as an independent entity or divesting one or more of our divisions. The special committee also discussed Mr. Newman’s pending retirement as our Chief Executive Officer and whether a suitable replacement could be found if we were to remain independent. Given that we received no formal indications of interest from the other parties that had expressed interest in us following the announcement that we were considering strategic alternatives, and our desire to determine the maximum value that might be obtained by our stockholders in a potential transaction, the committee decided that its continued evaluation would best be served by continuing the process and seeking formal offers, rather than indications of interest, from PSI and the second strategic bidder. The committee asked UBS to work with our management to establish an online data room to facilitate the due diligence process.

The following day, our entire board of directors held a regularly-scheduled meeting in New York City, New York. All directors were in attendance at the meeting. Representatives from UBS and Vinson & Elkins LLP also attended the meeting and presented a summary of the status of the process and the alternatives for proceeding that they had presented to the special committee. The board reviewed a report on the actions taken by the special committee and information regarding offers received from PSI and the other strategic bidder. The board also reviewed with Mr. Newman our current operating results as well as our future prospects, risks and opportunities. The board then met in an executive session without Mr. Newman or any other third parties in attendance. In the executive session, the independent members of the board further discussed and concurred with the special committee’s determination and proposed course of conduct.

Beginning on October 23, 2006, members of our management began gathering extensive due diligence materials regarding our business and operations and posting them to an online data room. On October 31, 2006, the data room was made available to representatives of PSI and the second strategic bidder. On that date, UBS sent a second round of letters to PSI and the second strategic bidder setting forth the procedures for submitting new offers. The letters stated that a form of merger agreement would be made available and requested that the bidders return a mark-up of the form merger agreement by November 22, 2006. The letters also stated that we were under no obligation to accept any offers submitted.

On November 7, 2006, we posted in the online data room the form of merger agreement prepared by our legal counsel and counsel to the special committee. We posted drafts of our disclosure schedules to the form merger agreement in the data room on November 16, 2006.

On November 13, 2006, members of our senior management and representatives from PSI had a conference call to arrange a management presentation. The parties met on November 17, 2006, in Dallas, Texas, and members of our senior management presented information regarding our business and operations to PSI. We engaged in additional due diligence calls with PSI and its financial advisors on November 20 and 21, 2006.

We had a conference call with representatives from the second strategic bidder on November 15, 2006, to address outstanding due diligence requests and that bidder’s questions regarding our contract management business. A second conference call was scheduled for November 21, 2006, but was cancelled by the second strategic bidder. On November 21, 2006, the second strategic bidder notified UBS that it was withdrawing from the process and would not be submitting any additional bids, citing uncertainties relating to the contract management business in which it is not currently engaged.

On November 22, 2006, we received a mark-up of the form of merger agreement from PSI. The mark-up provided for merger consideration consisting of unspecified portions of cash and PSI stock but did not indicate a purchase price. Over the next week, we held internal meetings with our and the special committee’s advisors to discuss PSI’s comments to the merger agreement. From November 27 through December 1, 2006, members of our senior management, and representatives from UBS, Vinson & Elkins LLP and our legal counsel, participated in conference calls with representatives from PSI to review certain questions and issues raised by PSI’s comments and to address due diligence requests. On December 6, 2006, we submitted a revised draft of the merger agreement to PSI. On the same day, representatives from PSI conducted a site visit of our Friends Hospital facility. On December 6 and 7, 2006, additional calls occurred between the parties’ legal advisors to discuss outstanding due diligence matters and the merger agreement.

On December 11, 2006, PSI submitted an all cash offer to acquire all of our common stock at a price of $19.00 per share, along with a revised draft of the merger agreement. This offer did not include a condition regarding continued due diligence which had been included in PSI’s October 12 letter of interest.

On December 13, 2006, the special committee met by telephone with representatives from UBS and Vinson & Elkins LLP to discuss PSI’s offer. The special committee noted that PSI’s offer had decreased $2 per share from its October 12, 2006 offer of $21.00 share. The committee discussed possible reasons for the decrease in PSI’s offer and noted that the preliminary proposal was based on limited due diligence by PSI and was conditioned on additional due diligence. The committee decided not to accept PSI’s offer and instructed UBS to inform PSI that its offer must be improved in order to be considered.

Also on December 13, 2006, our full board of directors held a special meeting by telephone conference to review a report and the recommendations of the special committee. All directors attended the meeting except for Mr. Bowlin, who could not attend due to a family member’s illness. The board of directors concurred with the course of conduct undertaken by the special committee.

On December 15, 2006, PSI submitted a revised cash offer of $19.50 per share. PSI also submitted a revised mark-up of the merger agreement addressing issues of concern to us. On the same day, Mr. Longfield spoke directly with Mr. Jacobs by telephone to discuss the revised offer. On the call, Mr. Jacobs orally agreed to increase PSI’s offer to $20.00 per share.

From December 15 through December 20, 2006, we continued to negotiate the terms of the proposed merger agreement with PSI.

During this period, PSI informed us through UBS that it would like to discuss possible employment opportunities with Dr. White, our President, Contract Management Services, and Mr. Thayer, our Executive Vice President, Acquisitions & Development, following a transaction. We informed PSI that any such discussions should occur only after a definitive transaction agreement had been executed, if that did, in fact, occur.

PSI’s revised offer was contingent on, among other things, our six executive officers entering into confidentiality and non-solicitation agreements with PSI limiting the ability of those officers to compete with PSI and the surviving corporation’s business following the merger. We received an initial draft of the form of the confidentiality and non-solicitation agreement from PSI on December 16, 2006. We retained independent legal counsel for Messrs. Newman, Pitts, White, Baumann and Thayer to advise them regarding the terms and implications of the agreements. On December 19 and 20, 2006, Mr. Newman, on behalf of the executives, and Mr. Jacobs discussed and negotiated the final terms of these agreements.

During a conversation between Mr. Newman and Mr. Jacobs on December 19, 2006, Mr. Jacobs reiterated to Mr. Newman that PSI was considering making offers to Dr. White and Mr. Thayer regarding employment by PSI or the surviving corporation following the merger. Mr. Newman informed Dr. White and Mr. Thayer of PSI’s potential intentions at that time, however, those executives had no discussions with PSI regarding employment prior to the execution of the merger agreement.

On December 18, 2006, the special committee met by telephone with representatives from UBS and Vinson & Elkins LLP to discuss PSI’s offer of $20.00 per share and the status of negotiations regarding the merger agreement and the confidentiality and non-solicitation agreements. The committee decided to meet again on December 20, 2006 to vote on whether to recommend the merger to the full board of directors.

On December 20, 2006, the special committee met in Dallas, Texas to consider the final terms of the proposed merger and the merger agreement with PSI. At this meeting, UBS presented its financial analysis of the merger consideration and delivered its oral opinion to the special committee (which opinion was subsequently confirmed in writing) to the effect that, as of December 20, 2006, and based upon and subject to the various assumptions made, procedures followed, matters considered, limitations and qualifications set forth in its opinion, the $20.00 per share cash merger consideration to be received by the holders of our common stock (other than PSI and its affiliates or subsidiaries) pursuant to the merger agreement with PSI was fair, from a financial point of view, to such holders. Vinson & Elkins LLP and our legal counsel described the fiduciary duties of our directors and reviewed with the committee the terms and conditions of the merger agreement. The other members of the board of directors attended the UBS and Vinson & Elkins LLP presentations. After considering the presentations from UBS and Vinson & Elkins LLP, and the provisions of the merger agreement, the special committee, meeting separately with only its legal and financial advisors present, voted unanimously to recommend the merger and the merger agreement to our full board of directors.

Immediately following the special committee meeting, the full board of directors held a special meeting to discuss the merger and the merger agreement. All of our directors attended the meeting. Representatives of UBS, Vinson & Elkins LLP and our legal counsel also attended the meeting. After further discussion, including discussions with our legal counsel and the financial and legal advisors of the special committee, our board of directors approved the merger and the merger agreement with PSI and the transactions contemplated thereby. In connection with its approval of the merger with PSI, the board also approved an amendment to our rights agreement exempting the merger agreement and the merger with PSI from the provisions triggering the rights. The board also authorized the payment of $60,000 to each member of the special committee as compensation for his service on the special committee and the reimbursement of each member of the special committee for out-of-pocket expenses incurred in connection with his service on the special committee.

Following the board meeting, our rights agent, American Stock Transfer & Trust Company, and we executed a second amendment to our rights agreement, and our six executive officers executed their respective confidentiality and non-solicitation agreements. Thereafter, following completion of the final version of the merger agreement and our disclosure schedules, the parties executed the merger agreement during the evening of December 20, 2006.

On December 21, 2006, before the opening of the U.S. markets, the parties issued press releases announcing the execution of the merger agreement.

Our Board of Directors’ Recommendation

After careful consideration, our board of directors unanimously:

•       approved the merger agreement;

•       declared the merger agreement and the merger to be advisable and fair to and in the best interests of us and our stockholders; and

•       recommended that our stockholders vote “FOR” the adoption of the merger agreement.

Reasons for the Merger

In reaching its determination, our board of directors consulted with our management, as well as our advisors and the legal and financial advisors of the special committee, and considered the following material factors:

Factors Relating to Horizon

•       Historical information concerning our business and financial performance and condition.

•       Historical market prices and volatility and trading information with respect to our common stock.

•       Challenges related to the development of satisfactory management infrastructure to successfully operate our freestanding behavioral health facilities and the costs associated with development of that infrastructure.

•       Our need to recruit a new Chief Executive Officer pending Mr. Newman’s anticipated retirement.

•       Limited availability of additional cost-saving measures over and above those we have previously implemented within our contract management services division.

•       Short term and long term market and business risks associated with remaining an independent company, including:

•        potential further erosion in the behavioral health services contract management business;

•        lack of growth potential in the physical rehabilitation services management contract business and our inability to sell that line of business; and

•        our ability to raise capital necessary for acquisitions and future growth.

•       Our board’s belief that a sale for cash offered better potential value than the alternatives available to us, including the alternatives of selling the component parts of our business to multiple buyers or remaining a stand-alone independent entity.

•       Our board’s belief, based on our previous efforts (and the efforts of UBS on our behalf) to solicit competing proposals, that we would not receive a superior offer from another potential buyer.

Factors Relating to the Specific Terms of our Merger Agreement with PSI

•       The merger consideration of $20.00 in cash per share to be received by our stockholders represents a 25.5% premium over the closing price of our common stock on The NASDAQ Global Select Market on December 19, 2006 (the trading day immediately preceding the execution of the merger agreement), a 26.1% premium over the average trading price of our common stock for the 30 trading days prior to execution of the merger agreement and a 50.5% premium over the closing price of our common stock on August 3, 2006, the last trading day prior to the date PSI submitted its initial indication of interest.

•       The merger consideration consists solely of cash, which provides certainty of value to our stockholders.

•       The merger agreement does not contain a financing condition.

•       PSI’s representation to us in the merger agreement that it would have sufficient funds at closing to consummate the merger.

•       The merger is not conditioned on any further due diligence by PSI.

•       Our board of directors considered the terms and conditions of the merger agreement, including that:

•        the merger agreement, subject to the limitations and requirements contained in the agreement, allows our board of directors to furnish information to, and conduct negotiations with, a third party in certain circumstances and, upon the payment of a $10,000,000 termination fee to PSI, to terminate the merger agreement to accept a superior offer;

•        we can terminate the merger agreement if the merger is not completed by August 31, 2007, unless the failure to complete the merger on or before that date is caused by, or resulted from, our material breach of the merger agreement; and

•        the merger agreement must be adopted by a vote of a majority of our outstanding shares of our common stock entitled to vote thereon.

•       Our board of directors considered the financial presentation and analyses of UBS, including UBS’ opinion, dated December 20, 2006, to the special committee of our board of directors to the effect that as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, limitations and qualifications set forth therein, the merger consideration of $20.00 cash per share to be received by the holders of our common stock (other than PSI and its affiliates or subsidiaries) in the merger was fair, from a financial point of view, to such holders, as more fully described below under the caption “The Merger—Opinion of Our Financial Advisor” on page 32.

•       The ability of our stockholders to exercise appraisal rights under Delaware law.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•       The merger agreement precludes us from actively soliciting alternative acquisition proposals.

•       The merger agreement contains restrictions on the conduct of our business prior to completion of the merger, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

•       The possibility that our stock price could increase above the per share merger consideration if we continued operations as an independent entity.

•       We are obligated to pay to PSI a termination fee of $10,000,000 if the merger agreement is terminated under certain circumstances. See the section captioned “The Merger Agreement—Termination and Termination Fee” on page 62. It is possible that this obligation could discourage a competing acquisition proposal or reduce the price in an alternative transaction.

•       The merger consideration consists solely of cash and will be taxable to our stockholders for U.S. federal income tax purposes. In addition, because our stockholders are receiving cash for their stock, they will not participate after the closing in any future growth or the benefits of synergies resulting from the merger.

•       Certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See the section captioned “The Merger—Interests of Our Directors and Executive Officers in the Merger” on page 40.

•       The parties may not secure antitrust clearance or other regulatory approvals required to complete the transaction. See the section below captioned “The Merger—Regulatory Approvals” on page 47.

•       We will incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise.

The foregoing describes the material factors considered by our board of directors and is not exhaustive of all factors considered by our board of directors. Moreover, in view of the variety of factors considered in connection with our evaluation of the merger, our board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger. In addition, each member of our board of directors may have given differing weights to different factors. Our board of directors considered these factors to be favorable to, and to support, its determination. It should be noted that this explanation of our board of directors’ reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section captioned “Cautionary Statement Regarding Forwarding-Looking Statements” on page 16.

Opinion of Our Financial Advisor

We retained UBS to act as financial advisor to the special committee of our board of directors in connection with the merger by a letter agreement dated August 28, 2006.

At the special meeting of our board of directors held on December 20, 2006, UBS delivered its oral opinion to the special committee to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered, limitations and qualifications set forth in its opinion, the $20.00 per share cash merger consideration to be received by the holders of our common stock (other than PSI and its affiliates or subsidiaries) pursuant to the merger agreement with PSI was fair, from a financial point of view, to such holders. The oral opinion was confirmed by delivery of a written opinion dated December 20, 2006.

The following is a summary of UBS’ fairness opinion and the methodology that UBS used to render its opinion. The full text of the opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by UBS, and it is attached hereto as Annex B and is incorporated herein by reference. We encourage you to read carefully the UBS opinion in its entirety.

UBS’ opinion is directed only to the fairness, from a financial point of view, of the cash merger consideration to be received by the holders of our common stock (other than PSI and its affiliates or subsidiaries) and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to us or our underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote or act with respect to any matters relating to the merger. Our stockholders are encouraged to read the UBS opinion carefully in its entirety. The summary of UBS’ opinion below is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, UBS:

•       reviewed certain publicly available business and historical financial information relating to the parties;

•       reviewed the internal financial information and other data relating to our business and financial prospects that our management prepared in the ordinary course of business and provided to UBS and that were not publicly available, including financial forecasts and estimates prepared by our management;

•       conducted discussions with members of our senior management concerning our business and financial prospects;

•       reviewed current and historical market prices of our common stock;

•       reviewed publicly available financial and stock market data with respect to certain companies that UBS believed to be generally relevant;

•       compared the financial terms of the merger with publicly available financial terms of other transactions UBS believed to be generally relevant;

•       reviewed the merger agreement; and

•       conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with our consent, UBS did not assume any responsibility for independent verification of any of the information that UBS was provided or reviewed for the purpose of its opinion and, with our consent, UBS relied on that information as being complete and accurate in all material respects. In addition, with our consent, UBS did not make any independent evaluation or appraisal of any of our assets or liabilities, contingent or otherwise, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at our direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future performance. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

At our direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or any related agreement or the form of the merger. UBS assumed, with our consent, that each of the parties to the merger agreement would comply with all material terms of the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any term thereof. UBS also assumed, with our consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on us or the merger. At our direction, UBS contacted, or was contacted by, a number of third parties to discuss indications of interest in a possible transaction with us and held discussions with certain of these parties. Except as described above, we imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, it is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS made qualitative judgments as to the significance and relevance of each analysis and factor considered by it and based its opinion on the results of all the analyses undertaken by it and assessed as a whole. UBS did not form an opinion as to whether any analysis or factor, whether positive or negative, supported or failed to support UBS’ opinion. Accordingly, UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

In performing its analyses, UBS made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond our control and the control of PSI. No company, business or transaction used in those analyses as a comparison is identical to us or our business or to the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

The estimates contained in the analyses performed by UBS and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. Estimates of the financial value of companies do not purport to be appraisals or to reflect the prices at which companies might actually be sold.

The merger consideration was determined through negotiations between us and PSI, and the decision to enter into the merger was solely that of our board of directors. UBS’ opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration. See the section captioned “The Merger—Reasons for the Merger” on page 29.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the special committee in connection with UBS’ opinion relating to the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Stock Trading History and Implied Premiums

UBS considered historical data with regard to the trading price of our common stock for the one-year period from December 19, 2005 to December 19, 2006, and the relative price performance during this same period of an index of health services companies created by UBS for the purpose of analyzing the merger. The composite index created by UBS included five publicly traded companies in the behavioral health sector of the healthcare industry having lines of business similar to ours. Those five companies, referred to in this proxy statement as the “Selected Companies,” are:

•       Psychiatric Solutions, Inc.

•       Magellan Health Services, Inc.

•       The Providence Service Corporation

•       Res-Care, Inc.

•       Universal Health Services, Inc.

UBS noted that during this one-year period, our common stock price decreased 32.7% and the stock price of the composite index of the selected companies increased 14.6%, although the scope of the variance was primarily attributable to the decrease in the trading price of our common stock following our release of revised earnings guidance for our 2006 and 2007 fiscal years on July 6, 2006.

UBS analyzed the $20.00 per share merger consideration offered to our stockholders to derive premiums over our stock price on December 19, 2006, and on the calendar days one week, one month and three months prior to such date, and on October 5, 2006 (the last trading day prior to our announcement that we had engaged UBS to help us explore strategic alternatives). UBS also calculated the premium over the trailing average of our stock price over the period from the date referenced to December 19, 2006. The results of this analysis are set forth below:

Date	Implied Premium	Premium over Trailing Average
December 19, 2006	25.5%	N/A
December 12, 2006 (1-week prior)	22.2%	23.4%
November 19, 2006 (1-month prior)	27.0%	25.3%
October 5, 2006 (trading day prior to announcement of engagement of UBS to explore strategic alternatives)	19.5%	25.9%
September 20, 2006 (3-months prior)	35.5%	27.2%

Selected Public Companies Analysis

UBS compared selected financial information for us with corresponding financial information of the Selected Companies.

UBS reviewed, among other things, (a) fully diluted equity values (calculated based on closing stock prices on December 19, 2006), (b) enterprise values of the Selected Companies (calculated as fully diluted equity value, plus the book value of debt, less cash and cash equivalents), and (c) enterprise values as multiples of (i) the latest 12 months revenue and (ii) the latest 12 months earnings before interest, taxes, depreciation and amortization, or EBITDA. UBS also reviewed closing stock prices of the Selected Companies on December 19, 2006 as a multiple of estimated earnings per share, or “EPS,” for calendar years 2006 and 2007, referred to as price-to-earnings, or “P/E,” multiples. UBS also estimated calendar year 2007 P/E multiples divided by the calendar year 2005 through calendar year 2008 compound annual EPS growth rate, or “EPS CAGR,” of the Selected Companies, referred to as the “PEG Ratio.”  UBS then compared these multiples derived from the Selected Companies with corresponding multiples implied for us based both on the closing price of our common stock as of December 15, 2006 (the date on which we received the proposal of $20.00 per share from PSI) and the merger consideration. Financial data of the Selected Companies were based on publicly available research analysts’ estimates as compiled by the Institutional Brokers’ Estimate System, referred to as “IBES estimates,” public filings and other publicly available information. Our estimated financial data was based both on internal forecasts prepared by our management, referred to below as “management forecasts,” and IBES estimates. This analysis indicated the following implied mean, median, high and low multiples for the Selected Companies, as compared to corresponding multiples implied for us based both on the closing price of our common stock as of December 15, 2006 and the $20.00 per share merger consideration:

	Implied Multiples for Selected Companies				Implied Multiples for Horizon Based on Closing Stock Price as of December 15, 2006		Implied Multiples for Horizon Based on Merger Consideration
	Mean	Median	High	Low	Management Forecasts	IBES Estimates	Management Forecasts	IBES Estimates
Enterprise Value as Multiple of Revenue:
2006E	1.3x	1.0x	2.7x	0.6x	1.2x	1.2x	1.4x	1.5x
2007E	1.1x	0.8x	2.1x	0.6x	1.0x	1.1x	1.2x	1.3x
Enterprise Value as Multiple of EBITDA:
2006E	10.6x	8.5x	17.2x	7.6x	9.9x	10.2x	11.7x	12.2x
2007E	8.9x	8.2x	13.0x	7.0x	7.2x	8.2x	8.6x	9.8x
Closing Stock Price as Multiple of EPS (P/E):
2006E	22.4x	20.2x	32.2x	15.2x	17.9x	18.3x	22.4x	22.9x
2007E	19.0x	18.2x	24.5x	13.7x	13.7x	14.7x	17.2x	18.5x
P/E as Multiple of Calendar Year 2005-2008 EPS CAGR (PEG Ratio):
2007E	1.18x	1.14x	1.52x	0.77x	0.85x	N/A	1.06x	N/A

Selected Precedent Transactions Analysis

UBS reviewed implied enterprise values in the following nine selected transactions involving companies in the behavioral health sector of the healthcare industry and 11 other alternate site transactions announced between April 27, 2004 and July 6, 2006:

Behavioral Health Transactions:

Acquiror	Target	Announcement Date
• Castlebeck	• Castle Holdings Limited	• 07/06/06
• Psychiatric Solutions, Inc.	• Alternative Behavioral Services, Inc.	• 05/30/06
• Horizon Health Corporation	• Lighthouse Care Centers, LLC and Focus HealthCare, LLC	• 12/09/05
• Universal Health Services, Inc.	• KEYS Group Holdings, LLC and Brown Schools of Austin	• 10/10/05
• CRC Health Group, Inc.	• Sierra Tucson, Inc.	• 03/30/05
• Psychiatric Solutions, Inc.	• Ardent Health Services, Inc.	• 03/10/05
• TA Associates, Inc.	• Youth and Family Centered Services, Inc.	• 06/02/04
• Universal Health Services, Inc.	• Stonington Institute, Coastal Harbor Treatment Center, Rivendell Behavioral Health Services of Arkansas and Rivendell Behavioral Health Services of Kentucky	• 05/31/04
• Psychiatric Solutions, Inc.	• Heartland Healthcare	• 04/27/04

Other Alternate Site Transactions:

Acquiror	Target	Announcement Date
• Vestar Capital Partners V, LP	• National Mentor Holdings, Inc.	• 03/22/06
• The Blackstone Group	• Team Health Holdings, LLC and Team Health, Inc.	• 10/13/05
• Bain Capital Partners, LLC	• CRC Health Group, Inc.	• 10/12/05
• The Carlyle Group, L.L.C.	• LifeCare Holdings, Inc.	• 07/21/05
• Fresenius Medical Care AG	• Renal Care Group, Inc.	• 05/04/05
• Freeman, Spogli & Co. Incorporated	• Bright Now! Dental, Inc.	• 04/08/05
• DaVita Inc.	• Gambro Healthcare, Inc.	• 12/07/04
• Welsh, Carson, Anderson and Stowe IX, L.P.	• Select Medical Corporation	• 10/18/04
• J.W. Childs Associates, L.P.	• Sheridan Healthcare, Inc.	• 10/06/04
• Mercapital Servicios Financieros	• United Surgical Partners Europe	• 07/29/04
• Ardent Health Services LLC	• Hillcrest Healthcare System	• 05/11/04

Multiples for these selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

UBS considered the enterprise values of each of these transactions as multiples of revenue and EBITDA for the most recent 12 months as of the time the transaction was announced (to the extent such information was available), referred to as the “latest 12 months,” and estimated revenue and EBITDA for the calendar years ending subsequent to the announcement of such transactions (to the extent such information was available), referred to as the “calendar year plus 1.”  UBS then compared these multiples derived from the selected transactions with corresponding multiples implied for us based on the merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Our estimated financial data was based both on our management forecasts and IBES estimates. This analysis indicated the following implied mean, median, high and low multiples for the selected transactions, as compared to corresponding multiples implied for us based on the $20.00 per share merger consideration:

	Implied Multiples for Selected Transactions				Implied Multiple for Horizon Based on Merger Consideration
	Mean	Median	High	Low	Management Forecasts	IBES Estimates
Enterprise Value as Multiple of Revenue:
Latest 12 months	1.6x	1.5x	3.5x	0.7x	1.5x	1.5x
Calendar year plus 1	1.5x	1.6x	2.2x	1.2x	1.3x	1.3x
Enterprise Value as Multiple of EBITDA:
Latest 12 months	9.7x	9.5x	11.5x	6.9x	13.4x	13.4x
Calendar year plus 1	8.5x	8.6x	9.1x	7.7x	9.3x	10.0x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that we could generate over the period from calendar year 2007 through calendar year 2011 based on internal estimates of our management. UBS calculated a range of terminal values for us by applying an EBITDA exit multiple of 8.0 to 9.0 times calendar year 2011 EBITDA. The cash flows and terminal values were then discounted to present value using after-tax discount rates ranging from 12.25% to 14.25%. This analysis indicated the following implied per share equity reference range for us, as compared to the merger consideration of $20.00 per share:

Implied Per Share Equity Reference Range for Horizon	Merger Consideration
$15.59 - $21.37	$20.00

Miscellaneous

Pursuant to the terms of UBS’ engagement letter with us, we agreed to pay UBS a fee of $100,000 at the time of its engagement and a fee of $1,000,000 in connection with the delivery of its opinion to the special committee and our board of directors. We will be required to pay UBS an additional transaction fee upon consummation of the merger. We estimate that this additional transaction fee will be approximately $4,300,000 in the aggregate, but under the engagement terms, the aggregate $1,100,000 we agreed to pay to UBS as discussed above will be credited or offset against the additional transaction fee. We have also agreed to reimburse UBS for its expenses reasonably incurred in connection with its engagement by us, including up to $75,000 in legal fees and expenses. In addition, we have agreed to indemnify UBS and related parties against liabilities (including liabilities under federal securities laws) and expenses related to or arising out of UBS’ engagement.

The special committee of our board of directors selected UBS as our financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other business transactions and regularly advises businesses in connection with strategic reviews and corporate restructuring solutions.

In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and accounts of their customers, our securities and/or securities of PSI and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger on Horizon

Our common stock is currently listed on The NASDAQ Global Select Market under the symbol “HORC.”  Upon completion of the merger, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of PSI. The registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon completion of the merger, our common stock will no longer be listed on The NASDAQ Global Select Market or any other exchange or quotation system where our common stock may at that time be listed or quoted, and price quotations for our common stock will no longer be available.

At the effective time of the merger, our certificate of incorporation and bylaws as in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation, and the directors and officers of Merger Sub immediately prior to the effective time of the merger will become the directors and officers of the surviving corporation.

At the effective time of the merger, each share of our common stock that you own immediately before the effective time of the merger will be converted into the right to receive $20.00 per share, without interest, and less applicable taxes required to be withheld by law. Upon completion of the merger, persons who held our common stock immediately before the merger will no longer hold an equity interest in us. Accordingly, those stockholders will not have the opportunity to participate in our earnings and growth and will not have any right to vote on corporate matters. Similarly, persons who held our common stock immediately before the merger will not face the risk of losses generated by our operations or decline.

Effects on Horizon if the Merger is Not Completed

If the requisite stockholder approval in connection with the merger is not obtained, or if any other condition to the merger is not satisfied and the merger agreement is otherwise terminated, the merger will not be completed, and our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed on The NASDAQ Global Select Market. In addition, under the circumstances described in the section captioned “The Merger Agreement—Termination and Termination Fee” on page 62, we will be required to pay PSI a $10,000,000 termination fee.

If the merger is not completed, we expect that our management will operate our business generally in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, the nature of the behavioral health care industry and economic and market conditions. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock.

From time to time, our board of directors will evaluate and review our business strategy, the various trends and conditions impacting our business generally, and a variety of strategic alternatives as part of our long term strategy to maximize stockholder value. There can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

Financing

The parties estimate that the total amount of funds necessary to complete the merger and related transactions (including payment of the aggregate merger consideration, the repayment of our currently outstanding borrowed indebtedness, and all related fees and expenses) will be approximately $           .

PSI has advised us that it expects to fund the merger through (a) additional borrowings of approximately $175,000,000 under its existing $300,000,000 revolving credit facility, and (b) borrowings of $250,000,000 under an additional term loan facility to be established under PSI’s existing credit agreement.

PSI must obtain the consent of the lenders holding a majority of the commitments and loans outstanding under its existing revolving credit facility to consummate the merger as currently contemplated.

PSI has received a commitment from CGMI and Merrill Lynch, with respect to the additional $250,000,000 term loan facility, pursuant to which (a) CGMI, on behalf of Citicorp North America, Inc., committed that it and/or its affiliates will provide $125,000,000 of the additional term loan facility, and (b) Merrill Lynch, on behalf of Merrill Lynch Capital Corporation, committed that it and/or its affiliates will provide $125,000,000 of the additional term loan facility. Merrill Lynch Capital Corporation also executed the commitment letter. The additional term loan facility contemplated by the commitment letter is conditioned on the merger being completed as well as other customary conditions, including the preparation, execution and delivery of definitive documentation with respect to the additional term loan facility.

The commitment under the letter from CGMI and Merrill Lynch expires on August 31, 2007.

If PSI is unable to obtain financing to consummate the merger, including as a result of the failure to obtain the consent of the lenders holding a majority of the commitments and loans outstanding under its existing revolving credit facility, PSI and Merger Sub nevertheless remain obligated to complete the merger on the terms contemplated by the merger agreement and subject only to the satisfaction or waiver of the conditions to PSI’s and Merger Sub’s obligations described in the section captioned “The Merger Agreement—Conditions to the Merger” on page 60 or the termination of the merger agreement as described in the section captioned “The Merger Agreement—Termination and Termination Fee” on page 62.

Our Fees and Expenses Relating to the Merger

We estimate that, in connection with the merger, we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, fees and expenses of attorneys and accountants, SEC filing fees and other related charges, totaling approximately $           . This amount consists of the following estimated fees and expenses:

Description	Amount
Financial advisory fees and expenses	$
Legal and accounting fees and expenses	$
SEC filing fees	$
Printing, proxy solicitation and mailing costs	$
Miscellaneous	$

Under the terms of the merger agreement, PSI has agreed to pay one-half of the costs and expenses associated with the filing, printing and mailing of this proxy statement (including the filing fees payable to the SEC). We estimate that these costs will be approximately $            in the aggregate and such total is included in the table above.

In addition, if the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee of $10,000,000 to PSI.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors regarding the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create actual or potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Treatment of Stock Options

The merger agreement provides that, concurrently with the effective time of the merger, each outstanding stock option granted under our stock option plans will be cancelled and converted into the right to receive from the surviving corporation a lump sum cash payment, without interest and less applicable withholding or other taxes required by law to be withheld, equal to the product of:

•       the number of shares of our common stock subject to such option at the effective time of the merger, multiplied by

•       the excess, if any, of $20.00 over the exercise price per share of common stock subject to such option.

The following table below summarizes the stock options held by our directors and executive officers as of January 19, 2007, and the consideration (not taking into account any applicable tax or other withholding) that each of them will receive with respect to their respective stock options pursuant to the merger agreement, based on the merger consideration of $20.00 per share:

	No. of Shares	Weighted Average Exercise Price	Resulting Consideration(1)
Directors	Underlying Options	of Options	Exercisable	Unvested	Total
George E. Bello	62,426	$6.55	$779,384	$60,156	$839,540
Michael R. Bowlin	39,000	13.05	153,450	117,600	271,050
James E. Buncher	53,060	6.26	685,238	43,848	729,086
Robert A. Lefton	19,832	11.19	63,072	111,688	174,760
William H. Longfield	74,512	5.82	1,004,081	52,808	1,056,889
Ken Newman(2)	530,000	9.85	3,648,000	1,730,000	5,378,000
C. Thomas Smith(3)	0	—	—	—	—

	No. of Shares	Weighted Average Exercise Price	Resulting Consideration(1)
Executive Officers	Underlying Options	of Options	Exercisable	Unvested	Total
Frank J. Bauman	25,600	$8.12	$157,440	$146,760	$304,200
David K. Meyercord	40,000	11.35	138,400	207,600	346,000
John E. Pitts	23,000	10.27	—	223,770	223,770
Donald W. Thayer	20,000	10.50	114,000	76,000	190,000
David K. White	101,380	6.35	1,211,829	171,960	1,383,789

(1)          The amounts set forth in the “Resulting Consideration” column are calculated based on the actual exercise prices of the related options, as opposed to the weighted average exercise price per share for the options.

(2)          Mr. Newman also serves as our President and Chief Executive Officer.

(3)          Excludes 15,000 shares of our common stock subject to outstanding out-of-the-money options with a per share exercise price of $26.76 held by Mr. Smith.

Treatment of Restricted Stock Awards

The merger agreement provides that, concurrently with the effective time of the merger, each unvested restricted stock award granted by us will be cancelled and converted into the right to receive from the surviving corporation a lump sum cash payment, without interest and less applicable withholding or other taxes required by law to be withheld, equal to the product of:

•       the number of shares of our common stock underlying the restricted stock award, multiplied by

•       $20.00.

The following table summarizes the unvested restricted stock awards held by our directors and executive officers as of January 19, 2007, and the consideration (not taking into account any applicable tax or other withholding) that each of them will receive with respect to their respective restricted stock awards pursuant to the merger agreement, based on the merger consideration of $20.00 per share:

Directors	No. of Shares of Unvested Restricted Stock	Resulting Consideration
George E. Bello	3,000	$60,000
Michael R. Bowlin.	3,000	60,000
James E. Buncher	3,000	60,000
Robert A. Lefton	3,000	60,000
William H. Longfield	3,000	60,000
Ken Newman(1)	59,132	1,182,640
C. Thomas Smith	3,000	60,000

Executive Officers	No. of Shares of Unvested Restricted Stock	Resulting Consideration
Frank J. Baumann	20,454	$409,080
David K. Meyercord	28,318	566,360
John E. Pitts	28,118	562,360
Donald W. Thayer	28,388	567,760
David K. White	32,562	651,240

(1)          Mr. Newman also serves as our President and Chief Executive Officer.

Section 16(b) Exemption

Our board of directors has voted to exempt the disposition of shares of our common stock by our directors and officers in the merger from the short-swing profits provisions of Section 16(b) of the Exchange Act. This includes shares of our common stock that they hold of record at the effective time of the merger, and shares underlying their stock options and restricted stock awards that are accelerated and canceled at the effective time.

Compensation Under Existing Executive Agreements

We have entered into executive agreements with each of our six executive officers. Each executive agreement provides the executive with severance benefits upon termination of the executive’s employment by us or by the executive under certain circumstances, including following a change of control of us. These agreements were executed in September 2006 in accordance with resolutions adopted by the compensation committee of our board of directors at a regularly scheduled meeting on July 20, 2006. The executive agreements with Mr. Newman and Mr. Meyercord replaced previously signed executive agreements each had with us, both of which were terminated. Messrs. White, Baumann, Pitts and Thayer did not have executive agreements in place prior to that time. The executive agreements were put in place for the purpose of assuring the continuity and stability of our management given changes within our company following the issuance of our revised earnings guidance for fiscal years 2006 and 2007, and in case we determined to enter into any transaction involving a change of control of us.

Messrs. Newman, White and Meyercord are each entitled to severance benefits under their respective executive agreements if they (a) are terminated other than for cause at any time, or (b) resign for good reason within 12 months after a change of control of us. Messrs. Pitts, Thayer and Baumann are entitled to severance benefits under their respective executive agreements only if a change of control of us has occurred and they are terminated other than for cause or resign for good reason, in each case within 12 months after the change of control.

A termination of employment is for “cause” under each of the executive agreements if the basis of termination is:

•       conviction of a crime punishable by imprisonment under state or federal law;

•       commission of any act of dishonesty against us;

•       willful and material failure by the executive to perform his duties and the failure continues for at least 10 days after we give the executive written notice of the failure;

•       failure by the executive to devote substantially all of his working time and ability exclusively to us; or

•       failure by the executive to exercise diligence to protect our trade secrets and confidential information.

An executive has “good reason” to terminate his employment under his executive agreement if:

•       there is a material reduction in the nature or the scope of the executive’s authority, compensation or employee benefits;

•       there is a material breach of the agreement by us; or

•       the executive is required to work at an office location outside the Dallas, Ft. Worth, Denton, Texas metropolitan area.

A change of control is defined as the acquisition of 50% or more of the outstanding voting power of our capital stock or the transfer of all or substantially all of our assets.

If an executive is terminated by us in connection with the merger, or otherwise resigns under the circumstances described above that trigger his severance benefits:

•       the executive will be entitled to a lump sum payment equal to the executive’s then annual base salary plus an amount equal to 50% of the maximum potential bonus (both annual bonus and deferred incentive bonus) he is eligible to earn with respect to the year of termination;

•       all of the executive’s equity and other awards subject to vesting provisions will be accelerated and become fully vested; but if any such award cannot become fully vested for any reason, then the executive will receive cash in an amount equal to the award that cannot be vested; and

•       for a period of one year from the date of termination, the executive and the executive’s dependents, if any, will be entitled to receive health and welfare benefits on substantially the same terms and conditions as those provided to them by us at the time of termination.

The amount of the severance benefits payable under the executive agreements is limited and will be reduced to the extent necessary to avoid having any of the benefits constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code.

No severance benefits will be payable under any of the executive agreements in the event the executive’s employment (a) is terminated by us with cause, (b) is voluntary terminated by the executive without good reason, or (c) is terminated due to the death, disability or retirement of the executive. In any of those instances, the executive will be entitled only to severance benefits otherwise payable in accordance with our established policies.

PSI has agreed that, after the effective time of the merger, it will cause the surviving corporation and its subsidiaries to honor, in accordance with their terms, all change in control, severance, retention and employment agreements or arrangements set forth in the executive agreements referred to above.

We filed copies of the executive agreements with the SEC as exhibits to our current report on Form 8-K dated September 11, 2006. The description of the executive agreements above is only a summary. You should refer to the filed copies of the executive agreements for complete information regarding the terms of those agreements.

Indemnification of Directors and Officers

Under the merger agreement, for a period of six years after the effective time of the merger, the surviving corporation and its subsidiaries are required to maintain charter and bylaw provisions with respect to elimination of liability of directors, and indemnification and advancement of expenses to officers, directors, employees and agents, that are no less favorable to the intended beneficiaries than those contained in our certificate of incorporation and bylaws (or the equivalent documents of the relevant Horizon subsidiary) as in effect on December 20, 2006 (the date the merger agreement was signed). PSI and the surviving corporation have agreed, jointly and severally, to cause the surviving corporation and its subsidiaries to honor and perform any such provision in accordance with its terms.

For six years after the effective time of the merger, PSI is obligated to maintain, or to cause the surviving corporation to maintain, in effect our current directors’ and officers’ insurance that provides coverage for acts or omissions occurring at or before the effective time of the merger for all persons covered by our existing directors’ and officers’ insurance, on terms with respect to coverage, deductibles and amounts no less favorable than those in effect on December 20, 2006. Neither PSI nor the surviving corporation is required, however, to pay an annual premium for this insurance coverage that exceeds 200% of the annual premium paid by us as of December 20, 2006. If the annual premium for this insurance coverage exceeds 200% of the annual premium in effect as of December 20, 2006, PSI or the surviving corporation is obligated to obtain a policy with the greatest coverage available for a cost not exceeding the 200% threshold. At PSI’s election, it may acquire and pre-pay at the effective time of the merger a six year tail policy for persons covered by our currently existing directors’ and officers’ insurance that is consistent with the preceding provisions of this paragraph.

Compensation to the Special Committee

Our board of directors has authorized the payment of $60,000 to each member of the special committee formed to assist in the evaluation of our strategic alternatives, as compensation for his service on the special committee. The board has also authorized the reimbursement to each member of the special committee of out-of-pocket expenses incurred in connection with his service on the special committee. The compensation and reimbursement to be paid to the members of the special committee are not contingent upon the completion of any transaction or any favorable recommendation of the special committee.

Relationships with PSI

None of our executive officers or directors will hold any capital stock of the surviving corporation following the completion of the merger. As of the date of this proxy statement, following the completion of the merger, none of our directors will be employed by PSI or the surviving corporation or serve on the board of directors of PSI or the surviving corporation; however, certain of our executive officers may be employed by PSI or the surviving corporation following the merger.

During a conversation between Mr. Newman and Mr. Jacobs on December 19, 2006, Mr. Jacobs indicated to Mr. Newman that PSI was considering making offers to Dr. White and Mr. Thayer regarding employment with PSI or the surviving corporation following the merger. Those executives had no discussions with PSI regarding employment prior to the execution of the merger agreement. On January 3, 2007, Dr. White and Mr. Thayer met with representatives of PSI at PSI’s headquarters in Franklin, Tennessee. During those meetings, PSI indicated that it would be giving both of those executives offers to work for PSI or the surviving corporation following the merger. As of the date of this proxy statement, PSI has not delivered a formal offer to Dr. White or Mr. Thayer regarding employment following the merger.

Confidentiality and Non-Solicitation Agreements

Prior to execution of the merger agreement, each of our executive officers executed a confidentiality and non-solicitation agreement with PSI. PSI required that these agreements be executed as one of the conditions to its execution of the merger agreement. Our executives did not receive any separate compensation in return for executing the agreements.

By executing the confidentiality and non-solicitation agreements, our executives have agreed that for a period of 18 months following the merger, they will not:

•       use or disclose any non-public trade secrets or confidential information regarding PSI or us;

•       interfere with, solicit or disrupt, or attempt to solicit or disrupt, any contractual relationship existing at any time after December 20, 2006 through the effective date of the merger, between us and any customer of our employee assistance programs business or our contract management services division;

•       knowingly interfere with, solicit or disrupt, or attempt to solicit or disrupt, any relationship between a significant referral source and one of our contract management clients, with which we had or have a contract in effect at any time from December 20, 2006 through the effective time of the merger; or

•       solicit the employment of any of our employees, employees of any of our contract management customers or any independent contractors serving as the medical director of any behavioral health or physical rehabilitation program that we manage.

Our executives are permitted to work in the health care industry following the merger, as long as they do not violate the restrictions described above. If any of our executives desires to accept employment with any third party that engages in behavioral health or physical rehabilitation contract management services, the executive must give the third party a copy of his confidentiality and non-solicitation agreement before accepting employment, and he must notify PSI within five business days of his employment and the name of the third party employing him.

If the merger is not consummated, the confidentiality and non-solicitation agreements will not take effect and will not be binding on our executives.

No Other Consideration

Except as described herein, our executive officers are not entitled to receive, and will not receive, any additional consideration from us or PSI as a result of the merger.

Material United States Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to our stockholders. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to below as the “Code,” applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, each as in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of common stock that is:

•       a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•       a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, corporations subject to anti-inversion rules, stockholders who will hold, directly or indirectly, an equity interest in the surviving corporation, or stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction and stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, this discussion does not address the U.S. federal income tax considerations applicable to holders of stock options, restricted stock awards or other derivative securities to purchase our common stock or any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

If a holder of our common stock is an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, the tax treatment of an investor in such entity will generally depend upon the status of the investor and the activities of the entity. Partnerships or other pass-through entities holding our common stock, and investors in those entities, should consult their tax advisors regarding the tax consequences of the merger.

U.S. Holders

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•       the amount of cash received in exchange for the holder’s shares of our common stock determined before the deduction of any applicable withholding taxes; and

•       the U.S. holder’s adjusted tax basis in its shares.

If the stockholder’s holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Net long-term capital gain of non-corporate holders, including individuals, is generally eligible for a reduced rate of taxation. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, the holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•       the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•       the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•       we are or have been a “United States real property holding corporation” as defined under Section 897 of the Code, and the non-U.S. holder has not owned more than 5% of our common stock at any time during the five years preceding the merger. We believe that we are not, have not been and do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger, under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate as may be prescribed by an applicable income tax treaty) on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.

Each non-U.S. holder should consult with its own tax advisors regarding whether it will be subject to U.S. federal income tax as a result of the merger and whether any applicable income tax treaty may provide for rules different from those set forth above.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with the merger consideration received by a holder of our common stock.

Backup withholding will apply (currently at a rate of 28%) to payments made in connection with the merger unless a stockholder (a) in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the IRS Form W-9 or substitute successor form, (b) in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided that the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, OUR STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Approvals

The merger cannot be completed until the parties file a notification and report form under the HSR Act, and the applicable waiting period has expired or been terminated. On January 12, 2007, the parties each filed such notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and requested early termination of the waiting period.

At any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division of the Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of us or PSI. At any time before or after the completion of the merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of us or PSI. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the terms of the merger agreement, it is a condition to the obligations of PSI and Merger Sub that the primary licenses or governmental authorizations needed to operate certain of our behavioral health care facilities after the merger be obtained. Those facilities are:

•       Focus Healthcare of Florida;

•       Lighthouse Care Center of Augusta;

•       Focus Healthcare of Ohio;

•       Laurelwood Hospital;

•       Friends Hospital;

•       Lighthouse Care Center of Conway;

•       Poplar Springs Hospital; and

•       River Park Hospital.

In addition, it is a condition to the obligations of PSI and Merger Sub under the merger agreement that the California Department of Managed Health Care approves a Notice of Material Modification to the Knox-Keene License held by our subsidiary, Health and Human Resource Center, Inc. d/b/a Integrated Insights.

In the merger agreement, the parties have agreed to use their reasonable best efforts to take all actions necessary or advisable to consummate the merger, including making all required filings under applicable licensing laws or the HSR Act, seeking termination of the waiting period under the HSR Act and taking action to avoid any action or proceeding by any governmental entities or other third party. However, under the terms of the merger agreement, in connection with the merger or the transactions under the merger agreement, PSI is not required to agree to any terms, conditions or modifications with respect to obtaining any governmental consents or avoiding any action or proceeding by any governmental entity or other third party, to the extent the terms, conditions or modifications would result in, or would be reasonably likely to result in, either a material adverse effect on us or the parties having to cease or dispose of any assets or business that a reasonably prudent investor would consider material to PSI or to the material benefits PSI bargained for under the merger agreement.

The merger will also require notifications to the SEC and The NASDAQ Stock Market.

Except as noted above and for the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory approvals required for the completion of the merger.

The merger will become effective at the time the certificate of merger is filed with the Secretary of State of Delaware (or such later time as is specified in the certificate of merger).

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from The NASDAQ Global Select Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

Amendment to Our Rights Agreement

On February 6, 1997, we entered into a rights agreement with American Stock Transfer & Trust Company, as rights agent, in order to ensure that any strategic transaction undertaken by us would be one in which all our stockholders can receive fair and equal treatment and to guard against coercive or other abusive tactics that might result in unequal treatment of our stockholders. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of our board of directors. An effect of the rights agreement may be to deter acquisitions of us that might otherwise occur or be attempted.

On December 20, 2006, immediately prior to the execution of the merger agreement, we and the rights agent entered into an amendment to the rights agreement that provides that neither the execution of the merger agreement nor the completion of the merger will trigger the provisions of the rights agreement.

If we decide to terminate the merger agreement to enter into an agreement for a superior proposal while our rights agreement is in effect, we would have to enter into another amendment to the rights agreement to avoid triggering the provisions of the rights agreement.

The term of our rights agreement is currently scheduled to expire on March 4, 2007. Our board of directors has adopted a policy that it will not adopt any stockholder rights plan without first seeking the approval of our stockholders, unless the board determines, in the exercise of its fiduciary duties, that adopting a rights plan without stockholder approval is in the best interest of our stockholders. Under the terms of the policy, any rights plan adopted for that reason without our stockholders’ approval must be ratified by our stockholders or expire within one year from the date it is adopted. The policy may be amended or repealed by our board at any time without the necessity for approval by our stockholders.

THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Structure of the Merger and Effective Time

The merger agreement provides for the merger, in which Merger Sub, a wholly-owned subsidiary of PSI, will merge with and into us, and we will continue as the surviving corporation. As a result of the merger, we will become a wholly-owned subsidiary of PSI. The closing of the transactions contemplated by the merger agreement and required to complete the merger will take place on the last business day of the first calendar month during which the conditions to the merger set forth in the merger agreement have been satisfied or waived, including the adoption of the merger agreement by our stockholders. The date on which the closing occurs is referred to as the “closing date” in this proxy statement. On the closing date, the parties will file a certificate of merger with the office of the Secretary of State of the State of Delaware. The merger will be effective at the time the certificate of merger is duly filed with the Delaware Secretary of State (or at a later time, if any, specified in the certificate of merger). The time of effectiveness of the certificate of merger is referred to in this proxy statement as “the effective time of the merger” or “the effective time.”

Certificate of Incorporation and Bylaws

At the effective time of the merger, our certificate of incorporation and bylaws as in effect immediately prior to the effective time will continue to be the certificate of incorporation and bylaws of the surviving corporation.

Directors and Officers

At the effective time of the merger, the directors and officers of Merger Sub immediately prior to the effective time will become the directors and officers of the surviving corporation.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of our common stock (other than treasury shares, shares held by PSI or any of its subsidiaries, shares held by any of our subsidiaries and shares held by stockholders who properly elect to exercise appraisal rights under Delaware law as discussed below), including any associated rights attributable to such share pursuant to our rights agreement, as amended, will be converted into the right to receive $20.00 in cash, without interest, subject to adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares that may occur between the date of the merger agreement and the effective time of the merger, such amount being referred to as the “merger consideration” in this proxy statement. Upon completion of the merger, our stockholders will cease to have any voting or other rights with respect to shares of our common stock except the right to receive $20.00 per share in cash, without interest, or, if applicable, rights under Delaware law in respect of shares as to which appraisal rights have been validly exercised. Our treasury shares, shares held by PSI or any of its subsidiaries and shares held by any of our subsidiaries will be cancelled and extinguished at the effective time without any payment.

At the effective time of the merger, each share of common stock of Merger Sub outstanding immediately before the effective time of the merger will be converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the surviving corporation to be held by PSI.

Stockholders Seeking Appraisal

The merger agreement provides that each outstanding share of our common stock held by stockholders who properly elect to exercise appraisal rights under Delaware law will not be converted into the right to receive the merger consideration (unless the stockholder fails to perfect or withdraws or otherwise loses the right to appraisal), and such stockholders will instead be entitled to demand payment of the “fair value” of the shares of our common stock they hold. If any stockholder exercising appraisal rights fails to perfect or withdraws or otherwise loses the right to appraisal, then the right of that stockholder to be paid the fair value of its shares in accordance with the appraisal proceedings will cease and those shares will be treated as if they had been converted as of the completion of the merger into the right to receive the merger consideration. See the section captioned “Dissenters’ Rights of Appraisal” on page 65 for a description of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights.

We are obligated under the merger agreement to give PSI prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and other related claims. We may not voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment of the fair value of any of our shares pursuant to the appraisal procedure without PSI’s prior written consent prior to the effective time of the merger.

Treatment of Stock Options and Restricted Stock Awards

At the effective time of the merger, all outstanding options to acquire our common stock granted pursuant to our equity compensation plans, whether or not then exercisable, conditioned or vested, will fully vest and be deemed to be exercised in full and cancelled. The holder of each such stock option will be entitled to receive a lump sum cash payment equal to the excess, if any, of $20.00 over the per share exercise price for the option, multiplied by the number of shares subject to the option, without interest and less applicable withholding or other taxes required by law to be withheld.

At the effective time of the merger, all outstanding and unvested restricted stock awards for our common stock granted pursuant to our equity compensation plans, whether or not then conditioned, will be deemed to be fully vested and cancelled. The holder of each such restricted stock award will be entitled to receive a lump sum cash payment equal to $20.00 multiplied by the number of shares of our common stock underlying the restricted stock award, without interest and less applicable withholding or other taxes required by law to be withheld.

Payment for Shares

Prior to the effective time of the merger, PSI will select StockTrans, Inc., or another bank or trust company acceptable to us, to act as exchange agent for the payment of the merger consideration, pursuant to the terms of the merger agreement, upon surrender of certificates representing the shares of our common stock. On the closing date, PSI will deposit, or cause to be deposited, with the exchange agent the aggregate merger consideration necessary to pay for all of the outstanding shares of our common stock when converted into the right to receive cash pursuant to the merger.

Promptly after the effective time of the merger, PSI will instruct the exchange agent to mail to each record holder of our common stock, a transmittal letter containing instructions to effect the surrender of the stockholder’s share certificates in exchange for payment of the merger consideration. The stockholder will be entitled to receive the merger consideration for the number of shares represented by such certificates, only upon surrender to the exchange agent of the stockholder’s share certificates, together with the transmittal letter and other required documentation, duly completed in accordance with the instructions. After the effective time of the merger and until properly surrendered, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest, or the right to demand to be paid the “fair value” of the shares represented thereby in the case of a stockholder validly exercising appraisal rights. If any share certificate is lost, stolen or destroyed, the exchange agent will pay the merger consideration for the number of shares represented by the certificate upon delivery by the person seeking payment of an affidavit in lieu of the certificate and, if required by PSI, an indemnity bond in a reasonable and customary amount satisfactory to PSI. No interest will be paid or accrued on the merger consideration payable upon the surrender of the share certificates.

Any funds, including any interest received on the funds, deposited with the exchange agent for use in payment of the merger consideration and which have not been disbursed within one year after the effective time of the merger will be delivered upon demand to the surviving corporation by the exchange agent. Thereafter, any persons who are entitled to unpaid merger consideration must look only to the surviving corporation for payment. None of PSI, us or the surviving corporation will be liable to any person in respect of any merger consideration that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

PSI, the surviving corporation, or the exchange agent will be entitled to deduct and withhold from the merger consideration all amounts that they are required to deduct and withhold under any federal, state, local or foreign tax law with respect to such payment.

Transfer of Shares

At the effective time of the merger, our stock transfer books will be closed, and thereafter, there will be no further registration of transfers of shares of our common stock that were outstanding immediately prior to the effective time of the merger.

From and after the effective time of the merger, any certificates formerly representing shares of our common stock that are presented to PSI or the exchange agent for any reason shall represent only the right to receive the merger consideration payable for those shares.

Representations and Warranties

Representations of Horizon.   In the merger agreement, we made representations and warranties to PSI, subject to exceptions disclosed to PSI and to qualifications for materiality. The representations we made to PSI relate to, among other things:

•       our and our subsidiaries’ proper organization, good standing, power and authority and qualifications necessary to operate our businesses;

•       our certificate of incorporation and bylaws;

•       our capitalization, including the number of shares of our common stock,  stock options and restricted stock awards outstanding;

•       ownership of our subsidiaries;

•       our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•       the inapplicability to the merger of a Delaware business combination statute (Section 203 of the DGCL);

•       assuming the approval of our stockholders is obtained, the absence of any violation of, or conflict with, our organizational documents, applicable law or any of our contracts as a result of entering into the merger agreement and completing the merger;

•       the required consents and approvals of governmental entities relating to the merger;

•       our compliance with applicable laws, including health care regulatory compliance, and our possession of licenses and permits necessary to conduct our business and own our property;

•       our SEC filings since September 1, 2005, and the financial statements contained in those filings;

•       the absence of undisclosed material liabilities that would be required to be reflected on a balance sheet in accordance with generally accepted accounting principles, or “GAAP,” except for liabilities or obligations (a) reflected in the consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended August 31, 2006, (b) incurred after August 31, 2006, in the ordinary course of business and consistent with past practice, or (c) incurred under the merger agreement or in connection with the transactions related to the merger agreement;

•       our internal controls over financial reporting;

•       employment and labor matters affecting us, including matters relating to our employee benefit plans;

•       our material contracts and debt instruments;

•       material legal proceedings involving us or our subsidiaries;

•       environmental matters;

•       our intellectual property;

•       tax matters;

•       our insurance policies;

•       real property and facilities that we own, lease or occupy;

•       the opinion of UBS, our financial advisor;

•       our board of directors’ approval of the merger agreement and the transactions provided for in the merger agreement;

•       the absence of undisclosed broker or investment banking fees related to the merger;

•       since September 1, 2006, the absence of a material adverse effect on us, as described below;

•       transactions with our affiliates; and

•       the accuracy and completeness of information supplied by us in this proxy statement, including any amendments or supplements, and all SEC filings made by us in connection with the merger.

For purposes of the merger agreement a “material adverse effect on us” means any event, change, circumstance, state of facts or effect that is materially adverse to (a) the business, properties, assets, results of operations or financial condition of us and our subsidiaries taken as a whole or (b) our ability to consummate the transactions contemplated by the merger agreement, other than (i) any event, occurrence, circumstance or trend, including a diminution in value, related to us or any of our businesses, properties, assets, results of operations or financial condition which has been disclosed to PSI in connection with the merger agreement or has been disclosed in our SEC filings filed prior to the date of the merger agreement, (ii) our failure to meet any internal projections or forecasts or published revenue or earnings estimates or predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement (but the underlying reasons for the failure to meet expectations or projections may, under certain circumstances, be considered in determining whether there has been a material adverse effect on us), (iii) any change in law, including any change in federal or state health care program reimbursement laws, regulations, policies or procedures, applicable or potentially applicable to the services rendered by us or our operations, in each case to the extent that such changes do not have a disproportionate impact on our businesses as compared to other companies in industries similar to ours, (iv) changes generally affecting the industries in which we operate, in each case to the extent that such changes do not have a disproportionate impact on our businesses as compared to other companies in industries similar to ours, (v) changes in economic, market or political conditions in the United States, in any region thereof, or in any non-U.S. or global economy, (vi) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring on or after the date of the merger agreement, and (vii) changes in GAAP (or any interpretation thereof). In addition, if all conditions precedent to completion of the merger that are to be satisfied prior to the closing date are satisfied two or more business days before the closing date, then no change or event occurring after the date on which such conditions are satisfied will be considered to have a material adverse effect on us. In addition, no change or event will be considered a material adverse effect if it arises out of or relates to any breach by PSI or Merger Sub of the merger agreement, or the existence or performance of specified provisions of the merger agreement relating to the terms of employment and benefits to be provided to our employees by PSI or the surviving corporation after the merger or our termination of any employees at or prior to the effective time of the merger at the request of PSI.

Representations of PSI and Merger Sub.   In the merger agreement, PSI and Merger Sub made certain representations and warranties to us, subject to exceptions disclosed to us and to qualifications for materiality. The representations PSI and Merger Sub made to us relate to, among other things:

•       PSI’s and Merger Sub’s proper organization, good standing, power and authority and qualifications to operate their businesses;

•       PSI’s certificate of incorporation and bylaws;

•       PSI’s and Merger Sub’s corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•       PSI’s ownership of Merger Sub, and Merger Sub’s lack of any obligations, liabilities or past business activities;

•       PSI’s ability to finance the transactions contemplated by the merger agreement;

•       no vote of stockholders of PSI or Merger Sub being required to adopt the merger agreement (other than in the case of Merger Sub, any required vote by PSI as the sole owner of all equity interests in Merger Sub which vote has been given by PSI);

•       the absence of any violation of, or conflict with, PSI’s or Merger Sub’s organizational documents, applicable law or any of their contracts as a result of entering into the merger agreement and completing the merger;

•       the required consents and approvals of governmental entities relating to the merger;

•       PSI’s SEC filings since January 1, 2005, and the financial statements contained in those filings;

•       the absence of undisclosed material liabilities that would be required to be reflected on a balance sheet in accordance with GAAP, except for liabilities or obligations (a) reflected in the consolidated financial statements included in PSI’s Annual Report on Form 10-K for its year ended December 31, 2005, (b) incurred after December 31, 2005, in the ordinary course of business and consistent with past practice, or (c) incurred under the merger agreement or in connection with the transactions related to the merger agreement;

•       the absence of any fact, event or circumstance that would be expected to prevent PSI or the surviving corporation from assuming our health care permits or obtaining or maintaining the health care permits necessary for the lawful conduct of business or the ownership of assets and properties by the surviving corporation;

•       the absence of litigation, investigations or outstanding court orders against PSI or Merger Sub;

•       the absence of undisclosed broker or investment banking fees related to the merger;

•       the absence of ownership of our common stock by PSI or Merger Sub;

•       the solvency of the surviving corporation as of the effective time of the merger; and

•       the accuracy and completeness of information supplied by PSI in this proxy statement, including any amendments or supplements, and all SEC filings made by PSI in connection with the merger.

Disclaimer Regarding Representations and Warranties.   The preceding description of the representations and warranties of the parties has been included in this proxy statement to provide you with information regarding the terms of the merger agreement. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, some of the representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to stockholders and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Expiration of Representations and Warranties.   The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants Relating to Conduct of Business Pending the Merger

Covenants of Horizon.   The merger agreement provides that, with certain exceptions, prior to the effective time of the merger, we will (a) conduct our businesses substantially in the ordinary course consistent with past practice, and (b) use all reasonable efforts to preserve the relationship with our employees and consultants and to preserve intact our current relationships with our customers, suppliers and other persons (including physicians) with which we have significant business relations.

The merger agreement also provides that, with certain exceptions, prior to the effective time we will not take any of the following actions without the prior consent of PSI (which consent may not be unreasonably withheld or delayed):

•       amend our certificate of incorporation or bylaws;

•       issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any of our capital stock or the capital stock of our subsidiaries or securities convertible into or exercisable for such stock, other than upon exercise of outstanding stock options, restricted stock awards and other rights that were outstanding on the date of the merger agreement or issued or granted as permitted under the merger agreement;

•       declare, set aside, make or pay dividends or other distributions or enter into any agreement with respect to the voting of our capital stock;

•       reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, our capital stock, other than upon exercise of outstanding stock options or pursuant to restricted stock awards and other rights that were outstanding on the date of the merger agreement or issued or granted as permitted under the merger agreement;

•       acquire any interest in any assets or businesses, other than in the ordinary course of business or acquisitions for consideration which does not exceed $2,500,000, for any single acquisition, or $10,000,000, in the aggregate;

•       sell, lease, license or otherwise dispose of any of our material assets, other than sales of inventory in the ordinary course of business consistent with past practice, or other dispositions in the ordinary course not exceeding $500,000 in the aggregate, or as otherwise contemplated by the merger agreement;

•       incur any indebtedness for borrowed money or issue any debt securities or guarantee or assume another party’s obligations for borrowed money, other than (a) in the ordinary course of business under existing credit facilities, (b) for indebtedness for acquisitions permitted by the merger agreement, or (c) intercompany indebtedness;

•       grant any liens on any of our material assets to secure indebtedness for borrowed money, except as permitted by the merger agreement;

•       enter into any new line of business;

•       make investments in any person (other than in wholly-owned subsidiaries), other than ordinary course investments in accordance with our existing investment policy;

•       adopt or amend any material benefit plan, increase in any material manner the compensation or fringe benefits of any director, officer or employee or pay any material benefit not provided for by any existing benefit plan, other than (a) as reasonably necessary to comply with applicable law, (b) in connection with entering into or extending any employment or compensatory arrangement in the ordinary course of business with persons other than our executive officers and directors or those that are made available generally to all or substantially all employees, or (c) general salary increases in the ordinary course of business;

•       pay, discharge or settle any material claims, liabilities or obligations other than (a) in the ordinary course of business consistent with past practice, (b) the performance of contractual obligations in accordance with their terms, or (c) the payment, discharge, settlement or satisfaction in accordance with their terms of any individual claim, liability or obligation disclosed or reserved in the most recent financial statements in our filings with the SEC made prior to the date of the merger agreement, disclosed in connection with the merger agreement, or involving payments to or by us of less than $500,000 in the aggregate (plus any additional amounts paid by insurance maintained by us);

•       other than as required by the SEC or GAAP, revalue any assets or make any changes with respect to accounting policies, procedures and practices or change our fiscal year;

•       make or change any election for taxes, change any annual accounting period for taxes, adopt or change any method of accounting for taxes, amend any tax return, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to us;

•       enter into, terminate, renew, amend or modify in any material respect or fail to enforce in any material respect any material contract; or

•       except as otherwise contemplated by the merger agreement or as otherwise required by law or any governmental entity, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us (other than the merger with PSI).

Survival of Covenants.   The covenants in the merger agreement or any instruments delivered pursuant to the merger agreement will not survive the effective time of the merger, except for covenants of PSI and the surviving corporation that contemplate performance after the effective time of the merger.

Notifications

The parties to the merger agreement have agreed to promptly notify the others of (a) the occurrence, or failure to occur, of any event that would be likely to cause any condition to the obligations of any party to effect the merger and the transactions provided for in the merger agreement not to be satisfied, or (b) the failure of any party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it pursuant to the merger agreement that would reasonably be expected to result in any condition to the obligations of any party to effect the merger and the transactions provided for in the merger agreement not to be satisfied.

Stockholders’ Meeting

The parties have agreed to cooperate with each other and promptly prepare this proxy statement, which we have filed with the SEC. We have agreed to advise PSI and Merger Sub when any amendments or supplements to the proxy statement are filed, when the SEC makes any comments or requests for supplements or amendments to the proxy statement, any of our responses to such comments or requests, and when the proxy statement has been cleared by the SEC. We have agreed to use commercially reasonable best efforts to respond to any comments made by the SEC and to have the proxy statement cleared by the SEC as promptly as reasonably practicable.

The merger agreement requires us to call and use our commercially reasonable efforts to hold, as promptly as practicable, the special meeting of our stockholders to obtain the required vote for adoption of the merger agreement. Subject to the provisions described below under the sections captioned “The Merger Agreement—No Solicitation of Transactions” and “The Merger Agreement—Change in the Recommendation of Our Board of Directors,” (a) our board will use its reasonable best efforts to obtain the stockholder vote in favor of the adoption of the merger agreement, and (b) we have agreed to submit the merger agreement for adoption by our stockholders at the special meeting even if our board has withdrawn, qualified or modified its recommendation of the merger agreement, except that we may postpone or adjourn the special meeting in certain circumstances.

Access to Information

We have agreed to provide, and to cause our officers, directors, employees, consultants and other advisors, representatives and agents to provide, to PSI and its subsidiaries and each of their respective officers, directors, employees, consultants and other advisors, representatives and agents reasonable access during normal business hours to our officers, employees, agents, properties, offices and other facilities, and our books and records. Any information we provide will be subject to the terms of the confidentiality agreement with PSI. However, we have no obligation to provide any information (a) to a person not a party or subject to the confidentiality agreement we have entered into with PSI, (b) in violation of an agreement to which we are a party or any applicable law, or (c) where the disclosure of the information would adversely affect our ability to assert the attorney-client privilege or a similar privilege or be otherwise adverse to our interests.

No Solicitation of Transactions

The merger agreement provides that, from and after the date of the merger agreement, we must cease any ongoing discussions or negotiations with other parties relating to a takeover proposal. In general, the merger agreement further provides we will not:

•       directly or indirectly solicit, initiate or knowingly encourage any takeover proposal;

•       enter into any agreement or agreement in principle with respect to any takeover proposal; or

•       participate in any way in negotiations or discussions relating to a takeover proposal or furnish to any third party any confidential information with respect to a takeover proposal.

We must promptly (and in any event within 48 hours) inform PSI of our receipt of any takeover proposal or any request for information relating to a takeover proposal and the material terms and conditions of any such takeover proposal or request (but not the identity of the person making the takeover proposal).

For purposes of the merger agreement, a “takeover proposal” means any third party inquiry, proposal or offer relating to:

•       the acquisition of 25% or more of our outstanding voting securities;

•       a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction that would result in any third party acquiring assets (including capital stock of subsidiaries) that represent 25% or more of the fair market value of our consolidated assets; or

•       any combination of the foregoing.

However, prior to the approval of the merger agreement by our stockholders, in response to a bona fide written takeover proposal that was received but not solicited by us after the date of the merger agreement, if our board of directors determines in good faith that such proposal constitutes, or could reasonably be expected to lead to, a superior proposal, we may:

•       furnish information and/or draft agreements regarding us to the person who has made the takeover proposal (provided that such person enters into a confidentiality agreement that is no less favorable to us than our confidentiality agreement with PSI, exclusive of any standstill provisions therein); and

•       participate in discussions or negotiations regarding the takeover proposal.

For purposes of the merger agreement, “superior proposal” generally means a bona fide written takeover proposal (with the threshold used in the definition of “takeover proposal” increased to 50%, rather than 25%) that is not solicited by us after the date of the merger agreement and that our board of directors determines in good faith, after consulting with its financial advisor and outside legal counsel, to be (a) more favorable from a financial point of view to our stockholders than the transactions provided for in the merger agreement, and (b) reasonably capable of being consummated upon the terms proposed. The decision by our board of directors as to whether a takeover proposal is a superior proposal may take into account, among other things, the party making such proposal and all legal, financial, regulatory, fiduciary and other aspects of the merger agreement and the takeover proposal, including any conditions related to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and taking into account any written offer by PSI and Merger Sub that if executed by us would become a “top-up amendment.”

A “top-up amendment” is generally defined in the merger agreement as a binding (with respect to PSI and Merger Sub) amendment to the merger agreement that (a) contains no changes to the merger agreement other than an increase in the amount of the merger consideration per share, and (b) our board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, to be more favorable from a financial point of view to our stockholders than the transactions contemplated by the superior proposal to which it relates.

Change in the Recommendation of Our Board of Directors

The merger agreement specifically allows our board of directors (a) to withdraw or modify in any manner adverse to PSI, or not continue to make, the board’s recommendation that our stockholders vote in favor of adopting the merger agreement, (b) to approve or recommend a superior proposal, and/or (c) to terminate the merger agreement and enter into an agreement regarding a superior proposal, if in each case our board has determined in good faith that the failure to do so would be inconsistent with its fiduciary duties to our stockholders under applicable law. Under certain circumstances described under the section captioned “The Merger Agreement—Termination and Termination Fee,” we would be required to pay a $10,000,000 termination fee to PSI.

We have agreed not to accept or enter into any agreement, letter of intent or similar document concerning a takeover proposal for at least three business days after PSI receives notice of the takeover proposal, and to negotiate in good faith with PSI during such three business day period if PSI so requests. We have also agreed that if PSI and Merger Sub execute and deliver a top-up amendment during the three business day period, we will cease all discussions or negotiations relating to the takeover proposal until a subsequent superior proposal is made.

The merger agreement does not prohibit us or our board of directors from taking and disclosing to our stockholders a position recommending acceptance or rejection of any tender offer that may be made with respect to our common stock, or disclosing that we express no opinion and are remaining neutral toward any such tender offer or are unable to take a position with respect to the tender offer. Further, we are not prohibited from making any disclosure to our stockholders if, in the good faith judgment of our board of directors, such disclosure is necessary under applicable law.

Reasonable Best Efforts

Each of the parties has agreed, subject to the terms and conditions in the merger agreement, to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable law to consummate and effect the transactions contemplated by the merger agreement including (a) preparation and filing all required forms, registrations and notices and the taking of all such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any third party or governmental entity, including filings pursuant to the HSR Act, and (b) causing the satisfaction of the conditions to the merger set forth in the merger agreement.

Each of PSI and Merger Sub has agreed to use its reasonable best efforts to obtain all licenses, certifications, permits, approvals, provider numbers and authorizations from all applicable governmental entities as may be required to authorize PSI, the surviving corporation or any of its subsidiaries to operate our health care businesses after the effective time of the merger as they are currently operated.

Each of the parties to the merger agreement has agreed to promptly inform the others of any communications from any governmental entity regarding the transactions contemplated by the merger agreement and to use commercially reasonable efforts to communicate with the others in advance of any meeting or conference with a governmental entity or a third party.

Notwithstanding anything in the provisions summarized under this section captioned “The Merger Agreement—Reasonable Best Efforts,” in connection with the merger or the consummation of the transactions contemplated by the merger agreement, PSI is not required to agree to any terms, conditions or modifications with respect to (a) obtaining any governmental consents or (b) avoiding any action or proceeding by any third party or governmental entity, to the extent those terms, conditions or modifications would result in, or would be reasonably likely to result in, either (i) a material adverse effect on us or (ii) PSI, us or any of our respective subsidiaries having to cease, sell or dispose of any assets or business (including the requirement that any assets or business be held separate) that a reasonably prudent investor would determine to be material to PSI or to the material benefits of the transaction for which PSI has bargained under the merger agreement.

Public Announcements

Except as may be required by applicable law or the rules or regulations of any stock exchange or market upon which the securities of a party may be listed, each of the parties to the merger agreement has agreed not to issue any press release or make any public announcement pertaining to the merger agreement and the transactions contemplated by the merger agreement without obtaining our prior written approval, if the disclosing party is PSI, Merger Sub or any other subsidiary of PSI, or PSI, if we are the disclosing party. Any disclosure made by a party shall be made in consultation with the other parties.

Employee Matters

PSI has agreed that, after the effective time of the merger, it will, or it will cause the surviving corporation and its subsidiaries to, (a) provide each of our continuing employees with a substantially similar employment position at substantially similar salary and wages and on substantially the same terms and conditions as was provided to that employee prior to the effective time of the merger, and (b) allow each of our continuing employees  to participate in either employee benefit plans of PSI and its subsidiaries (including the surviving corporation) that apply to all or substantially all other employees of those entities, or our employee benefit plans in which the continuing employee participated immediately before the effective time of the merger, in each case except to the extent the plan provides equity  based compensation. Each of our employees will be given credit for all service with us under all employee benefit plans and arrangements maintained by the surviving corporation and its subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefits. Nothing in the merger agreement is to be deemed a guarantee of employment for any continuing employee or to restrict the right of the surviving corporation or its subsidiaries to terminate any continuing employee following the effective time of the merger.

PSI has agreed that, after the effective time of the merger, it will cause the surviving corporation and its subsidiaries to honor, in accordance with their terms, all change in control, severance, retention and employment agreements or arrangements set forth in the executive agreements described above in the section captioned “The Merger—Interests of our Directors and Officers in the Merger,” as well as the additional bonuses of up to $1,000,000 in the aggregate referred to below.

At least 30 days prior to the anticipated effective time of the merger, PSI must provide us with a list of our and our subsidiaries’ employees that PSI wants us to terminate at or prior to the effective time. We have agreed to terminate the employment of those employees, and PSI has agreed to pay all reduction in force severance benefits due to those employees under our current severance policies as a result of such termination. PSI has further agreed to provide severance benefits under our existing severance policy to any other of our or our subsidiaries’ employees that PSI terminates within 90 days following the closing date.

The merger agreement authorizes us to pay additional benefits in the form of cash payments of up to $1,000,000 in the aggregate to our employees. We negotiated the right to pay these additional benefits with PSI in order to promote stability in our operations pending completion of the merger. These additional benefits will be payable to certain employees selected by our management as additional severance benefits if their employment is terminated as of the effective time of the merger. The cash payment made to any employee may not exceed six months base salary of that employee at the time of termination. Our executive officers, Messrs. Newman, White, Baumann, Pitts, Thayer and Meyercord, are not eligible to receive any of these additional benefits.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, for a period of six years after the effective time of the merger, the surviving corporation and its subsidiaries are required to maintain charter and bylaw provisions with respect to elimination of liability of directors, and indemnification and advancement of expenses to officers, directors, employees and agents, that are no less favorable to the intended beneficiaries than those contained in our certificate of incorporation and bylaws (or the equivalent documents of the relevant Horizon subsidiary) as in effect on December 20, 2006, the date the merger agreement was signed. PSI and the surviving corporation have agreed, jointly and severally, to cause the surviving corporation and its subsidiaries to honor and perform any such provision in accordance with its terms.

For six years after the effective time of the merger, PSI is obligated to maintain, or to cause the surviving corporation to maintain, in effect our current directors’ and officers’ insurance that provides coverage for acts or omissions occurring at or prior to the effective time of the merger for all persons covered by our existing directors’ and officers’ insurance, on terms with respect to coverage, deductibles and amounts no less favorable than those in effect on December 20, 2006. Neither PSI nor the surviving corporation is required, however, to pay an annual premium for this insurance coverage that exceeds 200% of the annual premium in effect as of December 20, 2006. If the annual premium for this insurance coverage exceeds 200% of the annual premium in effect as of December 20, 2006, PSI or the surviving corporation is obligated to obtain a policy with the greatest coverage available for a cost not exceeding the 200% threshold. At PSI’s election, it may acquire and pre-pay at the effective time of the merger a six year tail policy for persons covered by our currently existing directors’ and officers’ insurance that is consistent with the preceding provisions of this paragraph.

If PSI, the surviving corporation or any of their successors or assigns (a) consolidates with or merges into any other entity and is not the continuing or surviving entity or (b) transfers all or substantially all of its properties and assets to any entity, PSI and the surviving corporation will cause the surviving or transferee entity to assume the indemnification and insurance obligations described above.

Conditions to the Merger

Conditions to Each Party’s Obligation.   The obligations of the parties to complete the merger are subject to the satisfaction or, in certain cases, waiver of the following conditions:

•       the merger agreement must have been adopted at a special meeting of our stockholders by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon;

•       any applicable waiting periods under the HSR Act must have expired or been terminated;

•       PSI or we must have received all consents of governmental entities required in connection with the operation of our health care businesses after the effective time of the merger, except where the failure to obtain such consents would not reasonably be expected to have a material adverse effect on us; and

•       no governmental order or law may be in effect that would make the merger illegal, would render the parties unable to consummate the merger or would prohibit, restrict or delay the consummation of the merger.

Conditions to PSI’s and Merger Sub’s Obligations.   The obligations of PSI and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       as of the date of the merger agreement and as of the effective time of the merger, our representations and warranties in the merger agreement must be true and correct in all material respects (without giving effect to any materiality qualifications), except for any failure of such representations and warranties to be true and correct which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on us, and we must provide an officer’s certificate to PSI and Merger Sub confirming the foregoing;

•       we must have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by us under the merger agreement at or prior to the effective time of the merger, and we must provide an officer’s certificate to PSI and Merger Sub confirming the foregoing;

•       there must not have occurred after September 1, 2006, any event or circumstance that has had or would be reasonably expected to have or result in a material adverse effect on us;

•       the total number of shares of our common stock as to which appraisal rights have been exercised in connection with the merger must not exceed 5% of the shares of our common stock outstanding immediately prior to the effective time of the merger; and

•       the parties must have received certain specified health care licenses or governmental authorizations necessary for the operation of certain of our health care facilities and businesses after the effective time of the merger.

Conditions to Our Obligation.   Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•       as of the date of the merger agreement and as of the effective time of the merger, the representations and warranties of PSI and Merger Sub in the merger agreement must be true and correct in all material respects (without giving effect to any materiality qualifications), except for any failure of such representations and warranties to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on PSI and its subsidiaries taken as a whole, and each of PSI and Merger Sub must provide an officer’s certificate to us confirming the foregoing; and

•       each of PSI and Merger Sub must have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by either of them under the merger agreement at or prior to the effective time of the merger, and each of PSI and Merger Sub must provide us with an officer’s certificate confirming the foregoing.

Waiver of Conditions.   Any or all of the conditions to the closing of the merger that are not satisfied may be waived by the parties in their discretion, other than certain conditions that are required by law (such as (a) that the merger agreement must be adopted by the holders of a majority of the outstanding shares of our common stock entitled to vote, and (b) that all applicable waiting periods under the HSR Act shall have expired or been terminated).

Effect of Early Satisfaction of Conditions.   If all conditions to the merger that can be satisfied prior to the closing date are satisfied two or more business days prior to the last business day of the month, which will be the closing date, then our representations and warranties must be true, and our covenants performed or complied with, as provided above, as of the date of the merger agreement and as of the date those conditions precedent are satisfied, rather than as of the closing date. In addition, any changes or events occurring after that date cannot be considered in determining whether there has been a material adverse effect on us.

Termination and Termination Fee

Under certain circumstances, the merger agreement may be terminated and the merger may be abandoned before the effective time of the merger, by action taken or authorized by the board of directors of the terminating party. The merger agreement may be terminated:

•       by mutual written consent of the parties;

•       by either PSI or us, if:

•        our stockholders do not adopt the merger agreement at the special meeting or any adjournment thereof at which the merger agreement has been voted on;

•        the merger is not completed by August 31, 2007, except that this termination right will not be available to a party whose material breach under the merger agreement is the cause of, or resulted in, the failure to complete the merger on or before that date; or

•        if there is any law that makes consummation of the merger illegal, or any order of any governmental entity enjoining the merger is entered and becomes final and nonappealable and the party seeking to terminate the merger agreement has complied with certain obligations under the merger agreement, except that this termination right will not be available to a party whose breach of the merger agreement results in such order or the failure of it to be resolved or lifted;

•       by us, if PSI or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, such that certain conditions to consummation of the merger would not be satisfied, and the breach cannot be cured by the earlier of August 31, 2007, or 20 business days after notice to PSI of the breach; or

•       by PSI, if we have breached any representation, warranty, covenant or agreement contained in the merger agreement, such that certain conditions to consummation of the merger would not be satisfied, and the breach cannot be cured by the earlier of August 31, 2007, or 20 business days after notice to us of the breach.

The merger agreement may also be terminated in the following instances, which will require us to pay a $10,000,000 termination fee to PSI (but only if neither PSI nor Merger Sub is in material breach of the merger agreement at the time of termination):

•       We may terminate, if:

•        before our stockholders adopt the merger agreement, our board of directors either (a) withdraws or modifies in a manner adverse to PSI, or ceases to make, its recommendation that our stockholders vote in favor of adopting the merger agreement or (b) approves or recommends a superior proposal; or

•        before our stockholders adopt the merger agreement, we enter into a definitive agreement for a superior proposal.

•       PSI may terminate, if:

•        before our stockholders adopt the merger agreement, our board of directors (a) withdraws or modifies in a manner adverse to PSI, or ceases to make, its recommendation to our stockholders to vote in favor of adopting the merger agreement, (b) approves or recommends to our stockholders a takeover proposal, or (c) approves or recommends that our stockholders tender their shares in a tender or exchange offer that is a takeover proposal;

•        we materially breach our covenants to hold the special meeting or take certain related actions necessary to obtain our stockholders’ adoption of the merger agreement, and the breach cannot be cured within 10 days after notice of the breach, except that this termination right will not be available to PSI if it or Merger Sub is in material breach of the merger agreement; or

•        we materially breach (a) our covenants not to solicit or engage in discussions regarding other acquisition proposals, except as permitted by the merger agreement, or (b) our covenants to provide PSI with information regarding any takeover proposal received from a third party and to negotiate an amendment to the merger agreement with PSI, except that this termination right will not be available to PSI if it or Merger Sub is in material breach of the merger agreement.

If the merger agreement is terminated for a reason requiring payment of the termination fee, we must pay $10,000,000 to PSI in immediately available funds on the date of termination. The termination fee is payable as liquidated damages and is inclusive of all expenses of PSI and Merger Sub.

Subject to limited exceptions, including the survival of any obligations to pay the termination fee and certain expenses, if the merger agreement is terminated, there will be no liability on the part of any party to the merger agreement or its respective officers or directors, and all rights and obligations of the parties under the merger agreement will cease. However, except as provided in the merger agreement, no party will be relieved of any liabilities or damages arising out of its willful and material breach of the merger agreement. The merger agreement provides that in no event will any party be liable for punitive damages.

Fees and Expenses

Subject to certain exceptions, each party has agreed to pay all of its own fees and expenses incurred in connection with the merger agreement and the merger. The parties have each agreed to pay one-half of all costs for the printing and mailing of this proxy statement and all related SEC filing fees.

Brokers or Finders

No broker, finder, financial advisor, investment banker or other person is entitled to fees in connection with the merger based upon arrangements by or on behalf of any party to the merger agreement, except for fees and expenses payable to (a) UBS for its services as our financial advisor which will be paid by us and (b) CGMI and Merrill Lynch for its services as a financial advisor to PSI which will be paid by PSI or Merger Sub.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (a) extend the time for the performance of any obligation or other acts of the other parties required by the merger agreement, (b) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (c) waive compliance with any agreement or condition contained in the merger agreement. However, after our stockholders have adopted the merger agreement, no extension or waiver may be made that decreases the merger consideration or that adversely affects the rights of our stockholders without their approval. Any extension or waiver must be in writing. The failure or delay of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

Amendment

The merger agreement may be amended only by written agreement of PSI, Merger Sub and us (but only by action taken by or on behalf of our respective boards of directors) at any time prior to the effective time of the merger. After the merger agreement is adopted by our stockholders, no amendment may be made in any manner that by law or by the rules of any relevant stock exchange or market requires further approval by our stockholders without first obtaining such further stockholder approval. Our board of directors must first approve any such amendment.

Assignment

No party to the merger agreement may assign any of its rights, interests or obligations under the merger agreement without the prior written consent of the other parties. Any attempted assignment in violation of such requirement will be null and void.

Third Party Beneficiaries

No provision of the merger agreement is intended to confer rights or obligations on any person other than the parties to the merger agreement and their respective successors and permitted assigns, except that certain specified sections of the merger agreement relating to payment of the merger consideration, the treatment of our outstanding stock options and restricted stock awards in the merger, employee matters, and indemnification and directors’ and officers’ insurance will inure to the benefit of and be enforceable by the persons referred to in those provisions, including our stockholders, where applicable.

Specific Performance

The parties have agreed that if PSI or Merger Sub were to refuse to perform under the provisions of the merger agreement, money damages would not be adequate to compensate us for the resulting damages. Accordingly, we are entitled to enforce the terms of the merger agreement through a decree of specific performance, and PSI and Merger Sub have waived the defense that there is an adequate remedy at law.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair market value of your common stock as determined by the Delaware Court of Chancery (which is referred to below as the “Chancery Court”) together with a fair rate of interest, if any, as determined by the Chancery Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 of the DGCL requires that stockholders be notified that appraisal rights will be available, not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

•       You must deliver to us a written demand for appraisal of your shares before the vote on the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•       You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•       You must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•       You must file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

All demands for appraisal should be addressed to Horizon Health Corporation, 2941 South Lake Vista Drive, Lewisville, Texas 75067, Attention:  Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intentions of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, then execution of a demand for appraisal should be made by or for the fiduciary. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for making a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each of our stockholders who has properly filed a written demand for appraisal and who did not vote to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement must be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition must be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding (if the Chancery Court so determines), to the stockholders entitled to receive the same, upon surrender by such stockholders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262 of the DGCL, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF HORIZON COMMON STOCK AND DIVIDEND DATA

Our common stock is quoted on The NASDAQ Global Select Market under the symbol HORC.

The following table sets forth the “intra-day” high and low sale prices per share for our common stock as reported by The NASDAQ Global Select Market for the periods indicated:

	High	Low
Fiscal Year Ending August 31, 2007:
December 1, 2006–January 18, 2007	$19.68	$15.35
September 1, 2006–November 30, 2006	17.15	12.99
Fiscal Year Ended August 31, 2006:
June 1, 2006–August 31, 2006	$21.96	$11.93
March 1, 2006–May 31, 2006	23.96	19.13
December 1, 2005–February 28, 2006	25.88	20.17
September 1, 2005–November 30, 2005	28.17	18.48
Fiscal Year Ended August 31, 2005(1):
June 1, 2005–August 31, 2005	$27.21	$20.85
March 1, 2005–May 31, 2005	22.64	17.50
December 1, 2004–February 28, 2005	17.50	11.43
September 1, 2004–November 30, 2004	12.00	10.15

(1)          The per share amounts have been restated to reflect the impact of our June 15, 2005 two-for-one stock split.

The closing price of our common stock on The NASDAQ Global Select Market on August 3, 2006, which was the last trading day prior to the date we received the initial letter of interest from PSI was $13.29 per share. The closing price of our common stock on October 5, 2006, which was the last trading day before we announced that we had retained UBS as our financial advisor to explore strategic alternatives, was $16.74. The closing price of our common stock on December 20, 2006, which was the last trading day before we announced the execution of the merger agreement, was $16.13. On                   , 2007, which was the last trading day before the date of this proxy statement, the closing price for our common stock was $          . You are encouraged to obtain the current market quotations for our common stock in connection with voting your shares.

We do not pay regular dividends on shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table and the notes thereto set forth certain information regarding the beneficial ownership of our common stock as of January 19, 2007, by:

•       each person we know to be a beneficial owner of more than 5% of our outstanding common stock;

•       each of our directors;

•       our chief executive officer and our five other most highly compensated executive officers; and

•       all of our directors and executive officers, as a group.

As of January 19, 2007, there were 15,098,922 shares of our common stock outstanding. The number of shares beneficially owned by a person includes (a) shares of our common stock subject to stock options held by such person as of January 19, 2007 that were either currently exercisable as of that date or that by their terms become exercisable within 60 days after that date and (b) shares of our common stock subject to restricted stock awards held by such person as of January 19, 2007 that by their terms vest within 60 days after that date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as stated above, the table below does not include shares of our common stock issuable pursuant to outstanding stock options or restricted stock awards.

To our knowledge, each person named in the table below has sole voting power and investment power for the shares listed opposite such person’s name, except to the extent authority is shared by such person’s spouse under community property laws.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percent
Royce & Associates, LLC(2)	1,334,400	8.8%
The Burton Partnership, Limited Partnership(3)	1,153,530	7.6%
Eagle Asset Management, Inc.(4)	1,108,176	7.3%
Sirios Capital Management, L.P.(5)	1,100,136	7.3%
TCW Asset Management Co.(6)	930,664	6.2%
Fidelity Management & Research Company(7)	875,000	5.8%
Ken Newman(8)	858,415	5.6%
George E. Bello(9)	561,746	3.7%
William H. Longfield(10)	103,772	*
David K. White(11)	100,958	*
James E. Buncher(12)	99,320	*
Michael R. Bowlin(13)	23,700	*
Donald W. Thayer(14)	23,341	*
David K. Meyercord(15)	20,500	*
Robert A. Lefton(16)	19,592	*
Frank J. Baumann(17)	15,514	*
C. Thomas Smith(18)	6,300	*
John E. Pitts	917	*
All Directors and Executive Officers as a group (12 persons)(19)	1,834,075	11.6%

*                    Less than 1% of outstanding common stock

(1)          Unless otherwise indicated, the address of each of our directors and officers listed is c/o Horizon Health Corporation, 2941 South Lake Vista Drive, Lewisville, Texas 75067.

(2)          The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(3)          The address of The Burton Partnership, Limited Partnership is P.O. Box 4643, Jackson, Wyoming 83001.

(4)          The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

(5)          The address of Sirios Capital Management, L.P. is c/o Goldman Sachs (Cayman) Trust Limited, 2nd Floor, Harbour Centre, PO Box 896, George Town, Grand Cayman, Cayman Islands, B.W.I.

(6)          The address of TCW Asset Management Co. is 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017.

(7)          The address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)          The address of Ken Newman is 700 El Paseo, Denton, Texas 76205. Includes 12,000 shares of common stock held by a limited partnership in relation to which Mr. Newman serves as an officer and director of its corporate general partner. Includes 330,000 shares issuable upon exercise of immediately exercisable stock options. Does not include 32,018 shares of common stock held by a foundation of which Mr. Newman is a director.

(9)          Includes 58,246 shares issuable (a) upon exercise of immediately exercisable stock options, (b) upon exercise of stock options that become exercisable within 60 days, or (c) upon vesting of restricted stock awards that vest within 60 days.

(10)   Includes 70,772 shares issuable (a) upon exercise of immediately exercisable stock options, (b) upon exercise of stock options that become exercisable within 60 days, or (c) upon vesting of restricted stock awards that vest within 60 days.

(11)   Includes 86,580 shares issuable upon exercise of immediately exercisable stock options.

(12)   Includes 49,320 shares issuable (a) upon exercise of immediately exercisable stock options, (b) upon exercise of stock options that become exercisable within 60 days, or (c) upon vesting of restricted stock awards that vest within 60 days.

(13)   Includes 23,700 shares issuable (a) upon exercise of immediately exercisable stock options, (b) upon exercise of stock options that become exercisable within 60 days, or (c) upon vesting of restricted sock awards that vest within 60 days.

(14)   Includes 12,000 shares issuable upon exercise of immediately exercisable stock options.

(15)   Includes 16,000 shares issuable upon exercise of immediately exercisable stock options.

(16)   Includes 16,092 shares issuable (a) upon exercise of immediately exercisable stock options, (b) upon exercise of stock options that become exercisable within 60 days, or (c) upon vesting of restricted stock awards that vest within 60 days.

(17)   Includes 12,800 shares issuable upon exercise of immediately exercisable stock options.

(18)   Includes 6,300 shares issuable (a) upon exercise of immediately exercisable stock options, (b) upon exercise of stock options that become exercisable within 60 days, or (c) upon vesting of restricted stock awards that vest within 60 days.

(19)   Includes 681,810 shares issuable (a) upon exercise of immediately exercisable stock options, (b) upon exercise of stock options that become exercisable within 60 days, or (c) upon vesting of restricted stock awards that vest within 60 days.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

We will hold a 2008 annual meeting of our stockholders only if the merger is not successfully completed. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, our management will have discretionary authority to vote on any matter of which we do not receive notice by October 31, 2007, with respect to proxies submitted to our 2008 annual meeting of stockholders. To be included in our board of directors’ solicitation of proxies relating to our 2008 annual meeting of stockholders, a stockholder proposal must be received by our Corporate Secretary at Horizon Health Corporation, 2941 South Lake Vista Drive, Lewisville, Texas 75067, no later than August 17, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also obtain copies of this information by mail from the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner of our common stock, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Horizon Health Corporation, 2941 South Lake Vista Drive, Lewisville, Texas 75067, Attention:  Ms. Valerie Evans, Investor Relations, telephone:  (972) 420-8200. If you would like to request documents, please do so promptly in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated                         , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PSYCHIATRIC SOLUTIONS, INC.,

PANTHER ACQUISITION SUB, INC.,

and

HORIZON HEALTH CORPORATION

Dated as of

December 20, 2006

A-i

A-

A-ii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A.1	List of Company Executives
Exhibit A.2	List of Parent and Merger Sub Executives
Exhibit B.1	Company Representatives for Access to Information

SCHEDULES

Company Disclosure Schedule

Schedule 3.5.1(a)	Equity Compensation Plans
Schedule 3.5.1(b)	Certain Persons Subject to Certain Tax Matters
Schedule 4.1	Subsidiaries
Schedule 4.3.2	Company Capitalization Matters
Schedule 4.3.3	Company Subsidiary Capitalization Matters
Schedule 4.5.1	Consents
Schedule 4.5.2	Governmental Entity Approvals
Schedule 4.6.1	Compliance With Laws
Schedule 4.6.2	Health Care Program Participation and Compliance
Schedule 4.6.4	Adverse Actions
Schedule 4.7.4	Internal Controls Matters
Schedule 4.8.1	Material Company Benefit Plans
Schedule 4.8.4	Existing Requirements to Continue Company Benefits
Schedule 4.8.7	Existing Company Payment Requirements as Result of Change of Control
Schedule 4.9	Material Contracts
Schedule 4.10	Litigation
Schedule 4.13	Tax Matters
Schedule 4.14	Insurance
Schedule 4.15	Real Estate
Schedule 4.18	Certain Company Changes
Schedule 6.1(f)	Certain Permitted Pre-Closing Company Transactions
Schedule 6.1(k)	Permitted Changes in Benefits; Severance Arrangements
Schedule 6.1(l)	Certain Pending Claims
Schedule 6.8.1	Certain Actions Relating to Company Benefit Plans
Schedule 6.8.5(i)	Executive Agreements

Parent Disclosure Schedule

Schedule 7.2.6	Consents Required by Parent

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2006, is by and among Psychiatric Solutions, Inc., a Delaware corporation (“Parent”), Panther Acquisition Sub, Inc., a Delaware corporation and wholly-owned direct Subsidiary of Parent (“Merger Sub”), and Horizon Health Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and Plan of Merger, including the exhibits attached hereto and the disclosure schedules delivered by the Company or Parent, as the case may be, to the other such Party concurrently with the execution and delivery of this Agreement (the “Agreement”), and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”); and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS AND INTERPRETATION

Section 1.1.   Certain Definitions.   For purposes of this Agreement, the term:

“Affiliate”   shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first-mentioned Person, where “control” shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Equity Interests or as trustee or executor, by contract or otherwise.

“Benefit Plan”   shall mean any employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, paid time off, long-term care, executive or other employee allowance program, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA and any program to which Section 6039D of the Code applies.

“Blue Sky Laws”   shall mean state securities or “blue sky” Laws.

“Business Day”   shall mean any day other than (i) a Saturday or Sunday or (ii) any day that is a legal holiday under the Laws of either of the States of Texas or New York or is a day on which banking institutions located in either of the States of Texas or New York are authorized or required by Law or other governmental action to close.

“Code”   shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan”   shall mean any Benefit Plan for the benefit or welfare of any current or former director, officer or employee of the Company or any Company Subsidiary or under which the Company or any Company Subsidiary has any present or future liability to any current or former director, officer or employee of the Company or any Company Subsidiary.

“Company Health Care Business”   shall mean any of the Company Health Care Facilities or any health care business operated by the Company or any Company Subsidiary.

“Company Health Care Facility”   shall mean any health care facility that is leased or owned, and operated, by the Company or any Company Subsidiary.

“Company Material Adverse Effect”   shall mean any event, change, circumstance, state of facts or effect that has had a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement. In no event shall any of the following (or the effects or consequences thereof) constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred: (a) any event, occurrence, circumstance or trend, including a diminution in value, related to the Company, any Company Subsidiary, or any of its respective businesses, properties, assets, results of operations or financial condition that is described with reasonable specificity in the Company Disclosure Schedule or the Company SEC Filings filed prior to the date hereof, (b) any failure by the Company to meet any internal projections or forecasts or published revenue or earnings estimates or predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood, however, that any facts, events, changes or developments causing or contributing to such failures to meet expectations or projections may (unless addressed otherwise in this definition) constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred), (c) any change in Law or any interpretation thereof, including any change in federal or state health care program reimbursement laws, regulations, policies or procedures, or interpretations thereof, applicable or potentially applicable to the services rendered by or operations of, the Company or any of the Company Subsidiaries, in each case to the extent that such changes in Law or interpretations thereof do not have a disproportionate impact on the Company Health Care Businesses as compared to other companies in industries similar to the Company Health Care Businesses, (d) changes generally affecting the industries in which the Company or the Company Subsidiaries operate, in each case to the extent that such changes do not have a disproportionate impact on the Company Health Care Businesses as compared to other companies in industries similar to the Company Health Care Businesses, (e) changes in economic, market or political conditions in the United States, in any region thereof, or in any non-U.S. or global economy, (f) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring on or after the date hereof, (g) changes in GAAP (or any interpretation thereof), and (h) if the provisions of Section 2.3 become applicable in accordance with the terms of Section 2.2, any event, change, circumstance, state of facts or effect arising or occurring after the Certification Date. Further, in no event shall any adverse effects or consequences suffered by the Company or any Company Subsidiary arising out of or relating to any of the following be considered or taken into account in determining whether a “Company Material Adverse Effect” has occurred:  (x) any breach by Parent or Merger Sub of any provision of this Agreement, or (y) the provisions of Section 6.8.2 or Section 6.8.7 as the same relate to employees of the Company, the Surviving Corporation or any of their respective Subsidiaries, or the performance of or compliance with the provisions of Section 6.8.2 or Section 6.8.7.

“Company Permits”   shall mean all permits, licenses, franchises, certificates of occupancy, approvals, registrations, qualifications, rights, variances, permissive uses, accreditations, certificates, certificates of need, certifications, consents, contracts, interim licenses, permits and other authorizations of every nature whatsoever required by or issued under any Laws benefiting, relating to or affecting the Company, the Company Subsidiaries or any of the Company Health Care Businesses, or the construction, development, expansion, maintenance, management, use or operation thereof, or the operation of any programs or services in conjunction with any of the Company Health Care Businesses and all renewals, replacements and substitutions therefor, required or issued by any Governmental Entity.

“Continuing Employee”   shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid).

“Contract”   shall mean any note, bond, mortgage, indenture, lease, contract or other agreement.

“Environmental Laws”   shall mean any applicable Laws relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Interest”   shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act”   shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended.

“Expenses”   shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto) incurred by a Party or on its behalf in connection with or related to the sale of the Company or the transactions contemplated hereby, including expenses in connection with due diligence, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approval of this Agreement and the Merger.

“GAAP”   shall mean generally accepted accounting principles as applied in the United States.

“Governmental Entity”   shall mean any domestic or foreign governmental, administrative, judicial or regulatory authority or any entity acting as an agent for such authority, including fiscal intermediaries and carriers.

“Group”   shall have the meaning provided in Section 13(d) of the Exchange Act, except where the context otherwise requires.

“HSR Act”   shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as amended.

“Indemnified Party”   shall mean any present or former director, officer, employee or agent of the Company or any Company Subsidiary.

“Intellectual Property”   means, collectively, all (i) patents, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, (iii) copyrights and copyrightable works, and (iv) trade secrets.

“Knowledge”   shall mean (a) with respect to a natural Person, if such Person has actual knowledge, after reasonable investigation, of the fact or matter, (b) in the case of the Company, if any of the Persons listed on Exhibit A.1 has Knowledge of that fact or other matter (as set forth in (a) above), and (c) in the case of Parent or Merger Sub, if any of the Persons listed on Exhibit A.2 has Knowledge of that fact or other matter (as set forth in (a) above).

“Law”   shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation or Order.

“Lien”   shall mean any mortgage, pledge, security interest, lien or encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Materials of Environmental Concern”   means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, polychlorinated biphenyls and any other chemicals, pollutants, substances or wastes, in each case so defined, identified or regulated under any Environmental Law.

“Medicaid”   shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq., as amended) and any statute succeeding thereto.

“Medicare”   shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq., as amended) and any statute succeeding thereto.

“Multiemployer Plan”   shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ”   shall mean the Nasdaq Stock Market, LLC.

“Order”   shall mean any order, judgment, writ, stipulation, award, injunction, decree or arbitration award of any Governmental Entity.

“Parent Health Care Business”   shall mean any of the Parent Health Care Facilities or any health care business operated by Parent or any Parent Subsidiary.

“Parent Health Care Facility”   shall mean any health care facility that is leased or owned, and operated, by Parent or any Parent Subsidiary.

“Parent Material Adverse Effect”   shall mean any event, change, circumstance, state of facts or effect that has had a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. In no event shall any of the following (or the effects or consequences thereof) constitute a “Parent Material Adverse Effect” or be considered in determining whether a “Parent Material Adverse Effect” has occurred: (a) any event, occurrence, circumstance or trend, including a diminution in value, related to Parent, any Parent Subsidiary, or any of its respective businesses, properties, assets, results of operations or financial condition that is described with reasonable specificity in the Parent Disclosure Schedule or the Parent SEC Filings filed prior to the date hereof, (b) any failure by Parent to meet any internal projections or forecasts or published revenue or earnings estimates or predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood, however, that any facts, events, changes or developments causing or contributing to such failures to meet expectations or projections may (unless addressed otherwise in this definition) constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred), (c) any change in Law or any interpretation thereof, including any change in federal or state health care program reimbursement laws, regulations, policies or procedures, or interpretations thereof, applicable or potentially applicable to the services rendered by or operations of, Parent or any of the Parent Subsidiaries, in each case to the extent that such changes in Law or interpretations thereof do not have a disproportionate impact on the Parent Health Care Businesses as compared to other companies in industries similar to the Parent Health Care Businesses, (d) changes generally affecting the industries in which Parent or the Parent Subsidiaries operate, in each case to the extent that such changes do not have a disproportionate impact on the Parent Health Care Businesses as compared to other companies in industries similar to the Parent Health Care Businesses, (e) changes in economic, market or political conditions in the United States, in any region thereof, or in any non-U.S. or global economy, (f) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring on or after the date hereof, and (g) changes in GAAP (or any interpretation thereof).

“Parent Subsidiary”   shall mean any Subsidiary of Parent, including Merger Sub.

“Party”   shall mean Parent, Merger Sub or the Company.

“Person”   shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“SEC”   shall mean the United States Securities and Exchange Commission.

“Securities Act”   shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as amended.

“Subsidiary” or “Subsidiaries”   of a Person shall mean any corporation, limited liability company, partnership or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries of such Person) owns, directly or indirectly, a majority of the outstanding stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal”   shall mean a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 50%) that is not solicited by the Company after the date of this Agreement and that the Company Board determines in good faith (after consultation with the Company Financial Advisor or other independent financial advisors of the Company Board, and outside legal counsel) to be (i) more favorable from a financial point of view (taking into account, among other things, the Person or Group making such Takeover Proposal and all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the Person invoking the condition and taking into account any written offer by Parent and Merger Sub that if executed by the Company would become a Top-Up Amendment) to the holders of Company Common Stock than the transactions provided for in this Agreement and (ii) reasonably capable of being consummated upon the terms proposed; provided, however, for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration is comprised of cash and/or other property or securities.

“Surviving Corporation Benefit Plan”   shall mean any Benefit Plan for the benefit or welfare of any Continuing Employee or that applies to all or substantially all employees of Parent, the Surviving Corporation and their respective Subsidiaries, and in each case whether maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries.

“Takeover Proposal”   shall mean any inquiry, proposal or offer relating to (i) the acquisition by any Third Party of 25% or more of the shares of capital stock or any other voting securities of the Company outstanding immediately prior to such transaction, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction that would result in any Third Party acquiring 25% or more of the fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole (including capital stock of the Company Subsidiaries), immediately prior to such transaction, or (iii) any combination of the foregoing.

“Taxes”   shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including those on or measured by or referred to as income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added and provider taxes.

“Tax Returns”   shall mean any report, return (including any information return), declaration, claim for refund or statement required to be filed with any Governmental Entity relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

“Third Party”   shall mean any Person or Group other than the Company, any Company Subsidiary, Parent or any Parent Subsidiary.

“Top-Up Amendment”   shall mean a binding (with respect to Parent and Merger Sub) amendment to this Agreement (containing no changes to this Agreement other than an increase in the amount of the Merger Consideration per share provided for in this Agreement) which the Company Board determines in good faith (after consultation with the Company Financial Advisor or other independent financial advisors of the Company Board, and outside legal counsel) to be more favorable from a financial point of view to the holders of the Company Common Stock than the transactions contemplated by the Superior Proposal to which it relates.

Section 1.2.   Terms Defined Elsewhere.   The following terms are defined elsewhere in this Agreement, as indicated below:

“Adverse Action”	Section 4.6.2
“Agreement”	Recitals
“Certificate of Merger”	Section 2.4
“Certificates”	Section 3.2.2
“Certification Date”	Section 2.3
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 6.4.2
“Company Board”	Section 3.5.1(a)
“Company Bylaws”	Section 4.2
“Company Certificate”	Section 4.2
“Company Common Stock”	Section 3.1.1
“Company Disclosure Schedule”	Article IV
“Company Financial Advisor”	Section 4.16
“Company Form 10-K”	Section 4.2
“Company Leased Premises”	Section 4.15
“Company Material Contract”	Section 4.9
“Company Options”	Section 3.5.1(a)(i)
“Company Owned Properties”	Section 4.15
“Company Preferred Stock”	Section 4.3.1
“Company Properties”	Section 4.15
“Company Recommendation”	Section 4.16
“Company Representatives”	Section 6.3.1(a)
“Company Restricted Stock Awards”	Section 3.5.1(a)(ii)
“Company Rights”	Section 3.1.1
“Company Rights Agreement”	Section 3.1.1
“Company SEC Filings”	Section 4.7.1
“Company Stockholders’ Meeting”	Section 6.2.3
“Company Subsidiary”	Section 4.1
“Confidentiality Agreement”	Section 6.3.2
“D&O Insurance”	Section 6.9.2
“DGCL”	Recitals

“Dissenting Shares”	Section 3.1.1
“Dissenting Stockholders”	Section 3.1.1
“Effective Time”	Section 2.4
“ERISA”	Section 4.8.2
“Exchange Agent”	Section 3.2.1
“Exchange Fund”	Section 3.2.1
“Government Consents”	Section 6.5.2
“Health Care Laws”	Section 4.6.3
“Health Care Programs”	Section 4.6.2
“IRS”	Section 4.8.1
“Merger”	Recitals
“Merger Consideration”	Section 3.1.1
“Merger Sub”	Preamble
“Option Payments”	Section 3.5.1(a)(i)
“Parent”	Preamble
“Parent Bylaws”	Section 5.2
“Parent Certificate”	Section 5.2
“Parent Form 10-K”	Section 5.2
“Parent Representatives”	Section 6.3.1(a)
“Parent SEC Filings”	Section 5.8.1
“Parent Welfare Benefit Plan”	Section 6.8.4
“Permitted Liens”	Section 4.15
“Property Restrictions”	Section 4.15
“Proxy Statement”	Section 4.20
“Restricted Stock Payments”	Section 3.5.1(a)(ii)
“Severance Policy”	Section 6.8.7
“Stockholder Approval”	Section 4.4.1
“Surviving Corporation”	Section 2.1
“Termination Date”	Section 8.1(b)(ii)
“Termination Fee”	Section 8.4.1

Section 1.3.   Interpretation.   In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)    references to Articles, Sections, Subsections, Schedules, Exhibits, Clauses and Parties are references to articles, sections, subsections, schedules, exhibits and clauses of, and parties to, this Agreement;

(b)   references to any Person include references to such Person’s permitted successors and permitted assigns;

(c)    any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular;

(d)   words importing one gender include the other gender;

(e)    references to the word “including” do not imply any limitation;

(f)    references to months are to calendar months;

(g)    the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h)   references to “$” or “dollars” refer to U.S. dollars;

(i)    to the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company, any Company Subsidiary or any Company Representative has made such information or document available (or delivered or provided such information or document) to any of Parent, Merger Sub, or any Parent Representative; and

(j)     a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II
THE MERGER

Section 2.1.   The Merger.   Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2.   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Strasburger & Price, L.L.P., 901 Main Street, Suite 4400, Dallas, Texas 75202 at 10:00 a.m., Dallas time, on the last Business Day of the first calendar month during which the conditions set forth in Article VII have been satisfied (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions which, by their terms, are not capable of being satisfied until the Closing but subject to satisfaction of such conditions at the Closing) or (ii) at such other place, time and/or date as the Parties may otherwise agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”  Notwithstanding anything in this Section 2.2 to the contrary, in the event the date provided above for the Closing is a date later than the second Business Day following the date on which all conditions set forth in Article VII have been satisfied (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions which, by their terms, are not capable of being satisfied until the Closing but subject to satisfaction of such conditions at the Closing) (the “Certification Date”), then the provisions of Section 2.3 below shall apply.

Section 2.3   Certification Closing.   In the event this Section 2.3 becomes applicable in accordance with the last sentence of Section 2.2, then notwithstanding any provision in this Agreement to the contrary: (i) each of the representations and warranties of the Company contained in this Agreement shall only relate to facts and events occurring on or prior to the Certification Date, and any facts or events occurring after the Certification Date shall be of no force or effect in determining the truthfulness and correctness of such representations and warranties, and (ii) Section 7.2.1 and Section 7.2.2 shall each be deemed amended such that the references to the term “Effective Time” contained therein shall be deemed to refer to the Certification Date.

Section 2.4.   Effective Time.   If all of the conditions to the Merger set forth in Article VII have been satisfied or waived and this Agreement shall not have been terminated as provided in Article VIII, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware on the Closing Date, in accordance with the DGCL and the terms of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is mutually agreed to in writing by Parent and the Company and specified as the effective time of the Merger in the Certificate of Merger (the date and time at which the Merger becomes effective, the “Effective Time”).”

Section 2.5.   Effect of the Merger.   The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.6.   Certificate of Incorporation; Bylaws.   At the Effective Time, the Company Certificate and the Company Bylaws in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended in accordance with their respective terms and applicable Law.

Section 2.7.   Directors and Officers.   The directors of Merger Sub immediately prior to the Effective Time shall at the Effective Time become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall at the Effective Time become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1.   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company or its stockholders, the following shall occur.

Section 3.1.1.   Each share of common stock, par value $.01 per share, of the Company   (“Company Common Stock”)   issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2, and any shares of Company Common Stock that are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”)) (and for purposes hereof each share of Company Common Stock shall be deemed to include the associated rights of the Company (the “Company Rights”) attributable to such share pursuant to the Rights Agreement, dated as of February 6, 1997, between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended (the “Company Rights Agreement”)), shall be converted, subject to Section 3.2.4, into the right to receive Twenty Dollars ($20.00) in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate that immediately prior to the Effective Time represented such shares shall thereafter represent the right to receive the Merger Consideration therefor; provided, however, that shares of the Company held by Dissenting Stockholders (“Dissenting Shares”) will be treated in accordance with Section 3.3, and shares to be canceled pursuant to  Section 3.1.2 shall be treated as provided in Section 3.1.2. Certificates previously representing shares of Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.1.2) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates in accordance with the provisions of Section 3.2.

Section 3.1.2.   Each share of Company Common Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 3.1.3.   Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving

Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.

Section 3.1.4.   If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Merger Consideration, the Option Payments and the Restricted Stock Payments shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 3.2.   Exchange of Certificates.

Section 3.2.1.   At the Closing, Parent shall deposit, or shall cause to be deposited, with StockTrans, Inc. or another bank or trust company designated by Parent and satisfactory to the Company (the   “Exchange Agent”),   for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III through the Exchange Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver out of the Exchange Fund the Merger Consideration contemplated to be paid pursuant to Section 3.1. The cash included in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and, following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses, and (ii) such investments shall be (a) in obligations of, or guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (b) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (c) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The cash in the Exchange Fund shall not be used for any other purpose.

Section 3.2.2.   Promptly following the Effective Time (but in no event later than two (2) Business Days following the Effective Time), Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the   “Certificates”)   (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and the form of which shall be subject to the consent of the Company prior to the Effective Time, such consent not to be unreasonably withheld) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 3.3.

Section 3.2.3.   All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock (and each Company Right associated therewith) in respect of which such payment is made.

Section 3.2.4.   Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

Section 3.2.5.   None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.2.6.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, without any interest thereon.

Section 3.2.7.   Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

Section 3.3.   Dissenters’ Rights.   Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of such Dissenting Stockholder’s shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares of Company Common Stock (which shall be deemed to include the Company Rights associated with such shares) shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 3.3) and shall entitle such Dissenting Stockholder only to payment of the fair value of such shares of Company Common Stock, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instrument served pursuant to Section 262 of the DGCL received by the Company. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of the fair value of a Dissenting Stockholder’s shares of Company Common Stock prior to the Effective Time. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the shares of Company Common Stock held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive the Merger Consideration payable in respect thereof pursuant to Section 3.1.

Section 3.4.   Stock Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the exchange of Certificates described in Section 3.2.2) and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall represent the right to receive the Merger Consideration payable in respect thereof as provided herein.

Section 3.5.   Company Equity Awards.

Section 3.5.1.

(a)    Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) (the “Company Board”) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, concurrent with the Effective Time:

(i)    each outstanding, unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) granted pursuant to the equity compensation plans set forth in Schedule 3.5.1(a) of the Company Disclosure Schedule, whether or not then exercisable, conditioned or vested, and irrespective of the exercise price per share thereof, shall fully vest and be deemed to be exercised in full and cancelled and each holder of a Company Option shall be entitled to receive at the Effective Time, in consideration of the deemed exercise and cancellation of such Company Option, a cash payment (such consideration being the “Option Payments”) in an amount equal to the product of (i) the amount of the per share Merger Consideration, less the applicable exercise price per share of such Company Option, and (ii) the total number of shares of Company Common Stock subject to such Company Option (determined on the basis that such Company Option is fully vested and currently exercisable), without interest and subject to any applicable withholding or other Taxes required by applicable Law to be withheld; and

(ii)   each outstanding and unvested restricted stock award granted by the Company (“Company Restricted Stock Awards”) pursuant to the equity compensation plans set forth in Schedule 3.5.1(a) of the Company Disclosure Schedule, whether or not then conditioned, shall be deemed to be fully vested and cancelled and each holder of a Company Restricted Stock Award shall be entitled to receive at the Effective Time, in consideration of the deemed cancellation of such Company Restricted Stock Award, a cash payment (such consideration being the “Restricted Stock Payments”) equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time and (y) the amount of the per share Merger Consideration; provided, however, that the Restricted Stock Payments shall be paid without interest and shall be subject to any applicable withholding or other Taxes required by applicable Law to be withheld.

Concurrent with the Effective Time, each Company Option and each Company Restricted Stock Award shall be canceled and terminated and shall only entitle the Person who previously held the same to payment of the Option Payment and/or Restricted Stock Payment, as the case may be, payable to such Person as described in this Section 3.5.1. At the Closing, Parent shall take all steps necessary to ensure that the Surviving Corporation or the Company makes all Option Payments and Restricted Stock Payments to the respective Persons entitled thereto in accordance with this Section 3.5.1. Each Option Payment and each Restricted Stock Payment pursuant to this Section 3.5.1(a) shall be made by check, dated the Closing Date, (i) made payable to the respective Person entitled thereto, and (ii) delivered to such Person by hand, or mailed via overnight courier to such Person, on the Closing Date.

(b)   Notwithstanding the foregoing, payments pursuant to Section 3.5.1(a) to Persons listed on Schedule 3.5.1(b) of the Company Disclosure Schedule shall be subject to Section 6 of their respective Executive Agreements relating to certain tax matters.

(c)    Concurrently with the execution and delivery of this Agreement, the Company has made available to Parent a schedule stating the name of the holder of each Company Option and each Company Restricted Stock Award, the number of shares of Company Common Stock subject to each such Company Option and Company Restricted Stock Award, and the exercise price of each such Company Option, in each case as of November 30, 2006. Not less than five (5) Business Days prior to the Closing Date, the Company shall update such schedule as necessary so that it will be accurate as of the Closing Date. Such updated schedule shall also reflect (i) the amount of the Option Payment to be made pursuant to this Section 3.5.1 to each holder of a Company Option, (ii) the amount of the Restricted Stock Payment to be made pursuant to this Section 3.5.1 to each holder of a Company Restricted Stock Award, and (iii) the mailing address of each such holder of a Company Option or Company Restricted Stock Award.

Section 3.5.2.   The provisions of this Section 3.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each holder of any Company Options or Company Restricted Stock Awards, and their respective heirs, beneficiaries and representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to (i) any information contained, or incorporated by reference, in any of the Company SEC Filings filed prior to the date hereof (but excluding any event or occurrence that (x) is contemplated in the sections entitled “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” in such Company SEC Filings and (y) occurred or occurs after August 31, 2006) and (ii) such exceptions as are disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being understood that (a) any matter or item disclosed in any Schedule of the Company Disclosure Schedule shall be deemed also to be disclosed in (1) any other Schedule of the Company Disclosure Schedule that specifically references or cross-references such first Schedule and (2) other Schedules of the Company Disclosure Schedule to the extent it is reasonably apparent (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other Schedules of the Company Disclosure Schedule, and (b) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have or be reasonably expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1.  Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company (“Company Subsidiary”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Schedule 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries. Each of the Company and the Company Subsidiaries has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available or will make available to Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and each Company Subsidiary, and all amendments thereto, as currently in effect.

Section 4.2.  Certificate of Incorporation and Bylaws; Corporate Books. The copies of the Company’s Certificate of Incorporation, as amended (the “Company Certificate”), and Amended and Restated Bylaws, as amended (the “Company Bylaws”), that are filed, or incorporated by reference, as exhibits to the Company’s Form 10-K for the year ended August 31, 2006 (the “Company Form 10-K”), are complete and correct copies thereof as in effect on the date hereof. True and complete copies of all minute books of the Company will be made available by the Company to Parent.

Section 4.3.  Capitalization; Subsidiaries.

Section 4.3.1.      The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $.10 per share (the “Company Preferred Stock”). As of December 1, 2006, there were (i) 15,062,941 shares of Company Common Stock (other than treasury shares) issued and outstanding, (ii) 19,100 shares of Company Common Stock held in the treasury of the Company, (iii) 1,177,440 shares of Company Common

Stock issuable upon exercise of outstanding Company Options, (iv) 348,328 shares of Company Common Stock issuable upon vesting of outstanding Company Restricted Stock Awards, and (v) no shares of Company Preferred Stock issued and outstanding.

Section 4.3.2.      All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights and were not issued in violation in any material respect of any federal or state securities Laws. Except as set forth in Section 4.3.1 or in Schedule 4.3.2 of the Company Disclosure Schedule, (i) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Equity Interests, or securities convertible into or exchangeable for Equity Interests, (ii) there are no outstanding contractual obligations of the Company affecting the voting rights of or requiring the repurchase, redemption or disposition of any Equity Interests in the Company, and (iii) since December 1, 2006, the Company has not issued any Equity Interests, or securities convertible into or exchangeable for Equity Interests, other than as would otherwise be permitted by this Agreement.

Section 4.3.3.      All of the outstanding shares of capital stock or other Equity Interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights and, except as set forth in Schedule 4.3.3 of the Company Disclosure Schedule, are held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens. Except as set forth in Schedule 4.3.3 of the Company Disclosure Schedule, (i) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound obligating any Company Subsidiary to issue or sell any Equity Interests, or securities convertible into or exchangeable for Equity Interests, (ii) there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of any Equity Interests in any Company Subsidiary, and (iii) since December 1, 2006, no Company Subsidiary has issued any Equity Interests, or securities convertible into or exchangeable for Equity Interests, other than as would otherwise be permitted by this Agreement.

Section 4.4.  Authority.

Section 4.4.1.      The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no votes of the stockholders of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement and approve the transactions provided for herein (the “Stockholder Approval”). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 4.4.2.      Assuming the accuracy of the representation and warranty in Section 5.12, the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders of the Company or the Company Board.

Section 4.5.  No Conflict; Required Filings and Consents.

Section 4.5.1.      The execution, delivery and performance by the Company of this Agreement do not (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate or the Company Bylaws or any similar organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals or authorizations described in Section 4.5.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.5.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as shown on Schedule 4.5.1 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5.2.      The execution, delivery and performance of this Agreement by the Company do not require any consent, approval or authorization of, or filing by the Company with or notification by the Company to, any Governmental Entity, except (i) under the Exchange Act, any applicable Blue Sky Law, the rules and regulations of NASDAQ, applicable Health Care Laws, the HSR Act or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iii) under any Health Care Program, (iv) under any matter listed on Schedule 4.5.2 of the Company Disclosure Schedule, and (v) where failure to obtain such consents, approvals, or authorizations, or to make such filings or notifications, would not (a) prevent or materially delay the consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement, or (c) individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.6.  Compliance with Laws.

Section 4.6.1.      Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries hold all Company Permits necessary for the lawful conduct of its business or ownership, use, occupancy and operation of its assets and properties, (ii) except as shown on Schedule 4.6.1 of the Company Disclosure Schedule, the Company and each Company Subsidiary is in compliance with the terms of such Company Permits, except for such matters for which the Company or a Company Subsidiary has received written notice from a Governmental Entity, which notice asserts a lack of compliance with a particular Company Permit, but which permits the Company or a Company Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice, to the extent such cure is being undertaken by the Company or a Company Subsidiary, and (iii) except as shown on Schedule 4.6.1 of the Company Disclosure Schedule, none of the businesses of the Company or any Company Subsidiary is being conducted in violation of any Law applicable to the Company or such Company Subsidiary or by which any property or asset of the Company or such Company Subsidiary is bound, except where such violation is subject to cure within a reasonable period of time by the Company or Company Subsidiary, to the extent such cure is being undertaken by the Company or such Company Subsidiary.

Section 4.6.2.      Schedule 4.6.2 of the Company Disclosure Schedule lists all Company Health Care Facilities that participate in or otherwise seek payments or services from the Medicare, Medicaid, TRICARE or any other state or federal health care programs (collectively, “Health Care Programs”). Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, each Company Health Care Facility listed on Schedule 4.6.2 of the Company Disclosure Schedule is in compliance with the requirements for participation in the Health Care Programs in which such Company Health Care Facility participates as shown on Schedule 4.6.2 of the Company Disclosure Schedule. Except for matters set forth on Schedule 4.6.2 of the Company Disclosure Schedule or matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, there is no claim, action, litigation, proceeding, notice of noncompliance or demand letter (“Adverse Action”) before any Governmental Entity pending, received or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Health Care Facility that relates in any way to a violation of any Law pertaining to the Health Care Programs or that could result in the imposition of penalties on any Company Health Care Business or the exclusion of any Company Health Care Business from participation in any Health Care Programs.

Section 4.6.3.      Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, the operations of each Company Health Care Business are in compliance with (i) all relevant state and federal civil or criminal health care Laws applicable to, or governing payment and reimbursement for the services provided at, such Company Health Care Business, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Money Penalties Law (42 U.S.C. § 1320a-7a; 42 U.S.C. § 1320c-8(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), or the regulations promulgated pursuant to such Laws, and comparable state Laws, and (ii) accreditation standards and all other state and federal Laws, regulations, manual provisions, policies and administrative guidance relating to the regulation of such operations, including licensure, claim submission, billing, coding, staffing requirements, medical waste storage and disposal and applicable health and fire safety codes (all of the foregoing referred to in subclauses (i) and (ii) of this Section 4.6.3, collectively, “Health Care Laws”), except in each case for such matters for which the Company or a Company Subsidiary has received written notice from a Governmental Entity or accrediting body, which notice asserts a lack of compliance with a particular Health Care Law, but which permits the Company or a Company Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice, to the extent such cure is being undertaken by the Company or a Company Subsidiary.

Section 4.6.4.      Except for matters set forth on Schedule 4.6.4 of the Company Disclosure Schedule or matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no Adverse Actions pending or, to the Knowledge of the Company, threatened with respect to a violation by the Company or any Company Health Care Business of any Health Care Law, and (ii) to the Company’s Knowledge, there are no events or circumstances that, if brought to the attention of a Governmental Entity, could reasonably be expected to result in a violation by the Company or any Company Health Care Business of any Health Care Law.

Section 4.6.5.      Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, all claims for payment or cost reports filed or required to be filed by the Company or any Company Subsidiary with respect to the Company Health Care Businesses under any Health Care Program or any private payor programs have been prepared and filed in accordance with all applicable state and federal Laws and other legal requirements.

Section 4.7.  SEC Filings; Financial Statements.

Section 4.7.1.      The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since September 1, 2005 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

Section 4.7.2.      Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, as permitted by the Securities Act or the Exchange Act, as applicable, and the applicable form thereunder) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect).

Section 4.7.3.      The Company and the Company Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a consolidated balance sheet of the Company or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) that are reflected in the consolidated financial statements (including the notes thereto) filed by the Company as part of the Company Form 10-K, (ii) that were incurred after August 31, 2006 in the ordinary course of business and consistent with past practice or (iii) that were incurred under this Agreement or in connection with the transactions contemplated hereby.

Section 4.7.4.      The Company has designed internal controls to ensure that material information relating to the Company’s consolidated financial statements and other financial information is made known to its executive officers by other officers and employees of the Company and the Company Subsidiaries. Except as set forth in Schedule 4.7.4 of the Company Disclosure Schedule, there are no significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

Section 4.8.  Benefit Plans; Employees and Employment Practices.

Section 4.8.1.      Schedule 4.8.1 of the Company Disclosure Schedule contains a list of each material Company Benefit Plan. The Company has made available to Parent copies of (i) each material Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan for each of the last three (3) years, (iii) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, and (iv) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

Section 4.8.2.      Except for such exceptions that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Benefit Plan is in compliance with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or the Code; and (ii) the Company and each Company Subsidiary are in compliance with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Section 4.8.3.      Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, no fact or event has occurred since the date of such determination letter that could reasonably be expected to materially adversely affect the qualified status of any such Company Benefit Plan.

Section 4.8.4.      Neither the Company nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of ERISA maintains or contributes to any Multiemployer Plan or multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or is liable for any “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA. Except as set forth on Schedule 4.8.4 of the Company Disclosure Schedule and for matters that, individually, or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan provides for, and no agreements have been entered into by the Company or any Company Subsidiary promising or guaranteeing, the continuation of medical, dental, vision, life or disability insurance coverage for any current or former employees of the Company or any Company Subsidiary or their beneficiaries for any period of time beyond the periods set forth in Section 4980B(f) of the Code.

Section 4.8.5.      Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. There is no pending labor dispute, strike or work stoppage against the Company or any Company Subsidiary that has interfered with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, has not resulted in or would not reasonably be expected to have a Company Material Adverse Effect. There is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency, except where such charge or complaint, individually or in the aggregate, has not resulted in or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.8.6.      Certain of the Company Subsidiaries lease employees of Atlantic Professional Employers, Inc. pursuant to certain contracts, true, correct and complete copies of which have been made available to Parent. Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Benefit Plan has properly classified individuals providing services to the Company as independent contractors or employees, as the case may be. As used herein, the term “Company Benefit Plan” does not include any Benefit Plan maintained by Atlantic Professional Employers, Inc.

Section 4.8.7.      Except as disclosed on Schedule 4.8.7 of the Company Disclosure Schedule , no Company Benefit Plan or other agreement exists that will result in the payment by the Company or any Company Subsidiary to any present or former employee or director of the Company or any Company Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee or director of the Company or any Company Subsidiary as a result of the transactions contemplated by this Agreement. No such payments listed on

Schedule 4.8.7 of the Company Disclosure Schedule or payable under any such Company Benefit Plans made available to Parent are “excess parachute payments” within the meaning of Section 280G of the Code.

Section 4.8.8.      All Company Options were granted at fair market value on the effective date of grant of the Company Option. All Company Options were either granted on the date of approval by the Compensation Committee of the Company Board or at a later date specified by the Compensation Committee.

Section 4.9.   Company Material Contracts. Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Schedule 4.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that (i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or (ii) (a) requires aggregate expenditures by the Company or any Company Subsidiary in excess of $2,000,000, (b) requires annual expenditures by the Company or any Company Subsidiary in excess of $1,000,000 and is not cancelable within one year, (c) would prohibit or materially delay the consummation of the Merger, (d) is a material Contract relating to the borrowing of money or the guarantee of any such obligation by the Company or any Company Subsidiary, (e) is a joint venture or partnership arrangement or provides for the sharing of any material revenues or material profits of the Company or any Company Subsidiary with a Third Party, (f) is a material employment, change of control, retention, indemnification or severance agreement, (g) contains covenants limiting the ability of the Company or any Company Subsidiary to engage in any line of business or compete with any Person or operate at any location or (h) any other agreement not in the ordinary course of the business of the Company and the Company Subsidiaries that requires expenditures of at least $300,000 by the Company or any Company Subsidiary. Each Contract of the type described in this Section 4.9, whether or not set forth in Schedule 4.9 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, (ii) the Company has not received written notice that any Company Material Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty is in breach or violation of, or default under, any Company Material Contract, (iv) none of the Company or any Company Subsidiary has received any claim of default under any Company Material Contract, and (v) to the Company’s Knowledge, no event has occurred that would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both).

Section 4.10.   Litigation. Except for matters set forth on Schedule 4.10 of the Company Disclosure Schedule or matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a liability to the Company and/or the Company Subsidiaries in excess of $500,000 or otherwise be material or subject the Company and/or the Company Subsidiaries to a material and adverse injunction, (i) there is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, (ii) none of the Company or any of the Company Subsidiaries is subject to any outstanding Order and (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any investigation, action, suit or proceeding that would reasonably be expected by the Company:  (x) not to be covered by insurance maintained by the Company and/or the Company Subsidiaries and (y) to result in a liability to the Company and/or the Company Subsidiaries in excess of $500,000. As of the date hereof, (i) there is no Adverse Action pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary that seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or that seeks damages in connection therewith and (ii) no injunction has been entered or issued with respect to the transactions provided for herein.

Section 4.11.   Environmental Matters.   Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and the Company Subsidiaries is in compliance with Environmental Law, (ii) each of the Company and the Company Subsidiaries possesses all Company Permits issued pursuant to Environmental Law that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, (iii) neither the Company nor any Company Subsidiary has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law and (iv) the Company has not treated, stored, managed, disposed of, transported, handled, released, or used any Materials of Environmental Concern except in the ordinary course of its business and in compliance with all applicable Environmental Laws, and, to the Company’s Knowledge, no Third Party has treated, stored, managed, disposed of, transported, handled, released or used any Materials of Environmental Concern on any premises used in the conduct of any Company Health Care Business except in the ordinary course of such Company Health Care Business and in compliance with all applicable Environmental Laws.

Section 4.12.   Intellectual Property.   Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary own or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) during the past three (3) years (or earlier, if not resolved), the Company has not received any written complaint, demand or notice alleging that the Company or any Company Subsidiary has infringed upon or misappropriated any Intellectual Property right of any Third Party in connection with the operation of their business, and (iii) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary.

Section 4.13.   Taxes.   Except for matters set forth on Schedule 4.13 of the Company Disclosure Schedule or matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect:

Section 4.13.1.   All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed when due (taking into account any extension of time within which to file). All such Tax Returns are true, correct, and complete in all respects.

Section 4.13.2.   All Taxes of the Company and each Company Subsidiary (whether or not shown on any Tax Return) that have become due and payable have been fully and timely paid, other than any amount that is being contested in good faith by appropriate proceedings and for which proper accruals pursuant to GAAP have been established on the Company’s consolidated financial statements with respect thereto.

Section 4.13.3.   No deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity. To the Knowledge of the Company, (i) none of the Tax Returns of the Company or any Company Subsidiary is currently being examined by the IRS or relevant state, local or foreign taxing authorities and (ii) there are no threatened or pending disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes of the Company or any Company Subsidiary.

Section 4.13.4.   The Company and each Company Subsidiary has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Taxes required to have been withheld, collected, paid or reported by the Company or such Company Subsidiary, as applicable. The Company and each Company Subsidiary has complied in all respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to the appropriate Governmental Entity.

Section 4.13.5.   There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.

Section 4.13.6.   Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past three (3) years.

Section 4.13.7.   Neither the Company nor any Company Subsidiary has granted (or is subject to) any waiver or extension (that is currently in effect) of the period of limitations for the assessment or payment of any Tax or other filing of any Tax Return.

Section 4.13.8.   Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor, by Contract or otherwise.

Section 4.13.9.   The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.13.10.   Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; or (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law).

Section 4.13.11.    Neither the Company nor any Company Subsidiary has participated in a reportable transaction as such term is defined in Treasury Regulation Section 1.6011-4(b).

Section 4.14.   Insurance.   The Company or a Company Subsidiary maintains the insurance coverages listed on Schedule 4.14 of the Company Disclosure Schedule. All material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance and bonds insuring each of the Company and the Company Subsidiaries and their assets, properties and operations are in full force and effect. None of the Company or the Company Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of the Company or the Company Subsidiaries received notice of cancellation of or cancelled any such insurance. For all material claims made under such policies, the Company and the Company Subsidiaries have timely complied with any applicable notice provisions.

Section 4.15.   Real Estate. Schedule 4.15 of the Company Disclosure Schedule identifies all material real property owned by the Company or the Company Subsidiaries (the “Company Owned Properties”) and all material real property leased by the Company or the Company Subsidiaries as lessee or sublessee (the “Company Leased Premises”, and together with the Company Owned Properties, the “Company Properties”). The Company Leased Premises are leased or subleased to the Company or a Company Subsidiary pursuant to written leases or subleases, true, correct and complete copies, including all amendments thereto, of which have been made available to Parent. The Company or the respective Company Subsidiary owns fee simple title to each of the Company Owned Properties or has a valid leasehold interest in each of the Company Leased Premises free and clear of any rights of way, easements, encumbrances, written agreements or reservations of an interest in title (collectively, “Property Restrictions”), and other Liens, except for the following (collectively, the “Permitted Liens”): (i) Property Restrictions imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (ii) Liens and Property Restrictions disclosed on any title commitments, title policies or surveys copies of which have been delivered or made available to Parent, (iii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business and which (a) are not yet due and payable, (b) are duly budgeted to be paid and (c) do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, (iv) Liens for Taxes that are not yet due and payable, and (v) Liens set forth on Schedule 4.15 of the Company Disclosure Schedule. Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, the Company Properties and the business conducted thereon by the Company and the Company Subsidiaries comply in all material respects with the terms of the applicable leases and applicable Laws. The leases or subleases of the Company Leased Premises are in full force and effect and neither the Company nor any Company Subsidiary is in material default under any of such leases or subleases and, to the Company’s Knowledge, there is no material default by any of the landlords thereunder.

Section 4.16.   Board Approval.   On or prior to the date of this Agreement, the Company Board has (i) received from UBS Securities LLC (the “Company Financial Advisor”) its opinion that the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to the holders of Company Common Stock, (ii) determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and (iii) adopted resolutions (a) approving this Agreement, (b) declaring this Agreement and the Merger advisable and (c) recommending to the holders of Company Common Stock that they vote in favor of adopting this Agreement (the “Company Recommendation”).

Section 4.17.   Brokers.   No broker, finder, financial advisor, investment banker or other Person (other than the Company Financial Advisor, the unpaid fees and expenses of which will be paid by the Company at the Closing) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.18.   Absence of Certain Changes.   Since September 1, 2006, except as disclosed in the Company SEC Filings or on Schedule 4.18 of the Company Disclosure Schedule, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to, in connection with, or in contemplation of the negotiation and execution of this Agreement and the consummation of the Merger, and (ii) there has not been any event, change, development or set of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19.   Transactions with Affiliates.   Except as set forth in the Company SEC Filings, there are no transactions, agreements, arrangements or understandings between the Company or any of the

Company Subsidiaries, on the one hand, and any director, executive officer or other Affiliate of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.20.   Company Information.   None of the written information supplied or to be supplied by the Company or any of its Affiliates specifically for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders’ Meeting to be held in connection with this Agreement and the transactions contemplated herein (the “Proxy Statement”) will, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the record holders of shares of Company Common Stock or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such matters that are corrected by an amendment or supplement to the Proxy Statement filed with the SEC and made available to the record holders of shares of Company Common Stock prior to the time when the Stockholder Approval is obtained. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws. Notwithstanding the foregoing, the Company makes no representation, warranty or agreement with respect to any information supplied or to be supplied by Parent or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement or any such other documents that the Company is responsible for filing with the SEC.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to any information contained, or incorporated by reference, in any of the Parent SEC Filings filed prior to the date hereof (but excluding any event or occurrence that (i) is contemplated in the sections entitled “Risk Factors” and “Special Note Regarding Forward Looking Statements” in such Parent SEC Filings and (ii) occurred or occurs after December 31, 2005), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1.   Organization and Qualification.   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2.   Certificate of Incorporation and Bylaws.   The copies of Parent’s Amended and Restated Certificate of Incorporation, as amended (the “Parent Certificate”), and Amended and Restated Bylaws (the “Parent Bylaws”) that are filed, or incorporated by reference, as exhibits to Parent’s Form 10-K for the year ended December 31, 2005 (the “Parent Form 10-K”), are complete and correct copies thereof as in effect on the date hereof.

Section 5.3.   Authority.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

Section 5.4.   Ownership of Merger Sub; No Prior Activities.   Parent owns 100% of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.5.   Financing.   Parent will have at the Effective Time sufficient cash or cash-equivalent funds to consummate the transactions contemplated by this Agreement, including (i) acquiring all of the outstanding shares of Company Common Stock in the Merger and paying the Merger Consideration therefor, (ii) performing the obligations of Parent under the last two sentences of Section 3.5.1(a), and (iii) to the extent necessary, satisfying obligations of the Company and the Company Subsidiaries under existing credit facilities of the Company.

Section 5.6.   Vote Required.   No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub is necessary to approve or adopt this Agreement, the Merger or any of the transactions contemplated hereby (other than in the case of Merger Sub, any required vote by Parent as the holder of 100% of Merger Sub’s Equity Interests). All votes, approvals or consents required to be given by Parent as the holder of 100% of Merger Sub’s Equity Interests to approve and adopt this Agreement, the Merger and any of the transactions contemplated hereby have been duly given by Parent.

Section 5.7.   No Conflict; Required Filings and Consents.

Section 5.7.1.      The execution, delivery and performance by Parent and Merger Sub of this Agreement do not (i) conflict with or violate any provision of the Parent Certificate, the Parent Bylaws or the certificate of incorporation or bylaws of Merger Sub, (ii) assuming that all consents, approvals or authorizations described in Section 5.7.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.7.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary pursuant to, any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7.2.      The execution, delivery and performance of this Agreement by Parent and Merger Sub do not require any consent, approval or authorization of, or filing by Parent or Merger Sub with or notification by Parent or Merger Sub to, any Governmental Entity or other Person, except (i) under the Exchange Act, any applicable Blue Sky Law, the rules and regulations of NASDAQ, applicable Health Care Laws, the HSR Act or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iii) under any Health Care Program.

Section 5.8.   SEC Filings; Financial Statements.

Section 5.8.1.      Parent has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2005 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

Section 5.8.2.      Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, as permitted by the Securities Act or the Exchange Act, as applicable, or the applicable form thereunder) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Parent Material Adverse Effect).

Section 5.8.3.      Parent and the Parent Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a consolidated balance sheet of Parent or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) that are reflected in the consolidated financial statements (including the notes thereto) filed by Parent as part of the Parent Form 10-K, (ii) that were incurred after December 31, 2005 in the ordinary course of business and consistent with past practice or (iii) that were incurred under this Agreement or in connection with the transactions contemplated hereby.

Section 5.9.   Licensing.   There is no fact, event or circumstance relating to Parent or any Parent Subsidiary that would reasonably be expected to prevent Parent and/or any Parent Subsidiary from assuming all Company Permits, or obtaining or causing the Surviving Corporation or its Subsidiaries from obtaining new Government Consents, necessary for the lawful conduct of the business of the Surviving Corporation and its Subsidiaries or ownership of the assets and properties of the Surviving Corporation and its Subsidiaries.

Section 5.10.   Litigation.   As of the date hereof, (i) there is no Adverse Action pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or that seeks damages in connection therewith and (ii) no injunction has been entered or issued with respect to the transactions provided for herein.

Section 5.11.   Brokers.   No broker, finder, financial advisor, investment banker or other Person (other than Merrill Lynch, Pierce, Fenner and Smith Incorporated and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.12.   Ownership of Company Common Stock.   Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.13.   Solvency of the Surviving Corporation.   Immediately after giving effect to the transactions contemplated by this Agreement and actions taken in connection with the financing of these transactions, (i) each of the Surviving Corporation and its Subsidiaries will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of each of the Surviving Corporation and its Subsidiaries will exceed the amount that will be required to pay their liabilities (including the amount necessary to provide for contingent liabilities), and their respective debts as they become absolute and mature, (iii) the assets of each of the Surviving Corporation and its Subsidiaries, in each case at a fair valuation, will exceed their respective debts (including the amount necessary to provide for contingent liabilities) and (iv) each of the Surviving Corporation and its Subsidiaries will not have unreasonably small capital to carry on their respective business, either (a) as presently conducted or (b) as intended by Parent to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

Section 5.14.   Parent Information.   None of the written information supplied or to be supplied by Parent or any of its Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the record holders of shares of Company Common Stock or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such matters that are corrected by an amendment or supplement to the Proxy Statement filed with the SEC and made available to the record holders of shares of Company Common Stock prior to the time when the Stockholder Approval is obtained. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation, warranty or agreement with respect to any information supplied or to be supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement or any such other documents that Parent is responsible for filing with the SEC.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1.   Conduct of Business Pending the Closing.   The Company agrees that, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement (including as allowed by any provision of this Section 6.1), as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery or public announcement (in accordance with this Agreement) or the pendency of this Agreement or the transactions contemplated hereby or any actions taken in compliance herewith or the consequences thereof on the respective businesses of the Company and the Company Subsidiaries, be considered a breach of any of the provisions of this Section 6.1), (i) carry on its business in the ordinary course consistent with past practice and (ii) use all reasonable efforts to preserve the relationship with its employees and consultants and to preserve intact its current relationships with such of its customers, suppliers and other Persons (including physicians) with which it has significant business relations. Without limiting the foregoing, and as an extension thereof, except as otherwise contemplated by this Agreement (including any provision of this Section 6.1), as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a)    amend or otherwise change the Company Certificate, the Company Bylaws or equivalent organizational documents;

(b)   except as permitted by Section 6.1(k) below, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or the capital stock of the Company Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than pursuant to the exercise of options, warrants, conversion rights, vesting of Company Restricted Stock Awards and other contractual rights existing on the date hereof) or the capital stock of the Company Subsidiaries;

(c)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(d)   reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except pursuant to the exercise of options, warrants and Company Restricted Stock Awards (i) existing on the date hereof or (ii) issued or granted after the date hereof as permitted by Section 6.1(k);

(e)    acquire (including by merger, consolidation, or acquisition of stock or assets), outside of the ordinary course of business, any interest in any Person or any division thereof or any assets, other than any other acquisitions for consideration that is individually not in excess of $2,500,000, or in the aggregate not in excess of $10,000,000;

(f)    sell, lease, license, or otherwise dispose of any of its material assets, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) other dispositions in the ordinary course of business so long as the aggregate value of all assets so disposed of as described in this subclause (ii) does not exceed $500,000, and (iii) as set forth on Schedule 6.1(f) of the Company Disclosure Schedule;

(g)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for (i) indebtedness for borrowed money incurred in the ordinary course of business under existing credit facilities, (ii) indebtedness for borrowed money incurred in connection with an acquisition permitted under the preceding clause (e), and (iii) indebtedness owing by any Company Subsidiary to the Company or any other wholly-owned Company Subsidiary;

(h)   grant any Lien in any of its material assets to secure any indebtedness for borrowed money, except in connection with such indebtedness permitted under the preceding clause (g);

(i)    enter into any new line of business outside of its existing business segments;

(j)     make investments in Persons other than wholly-owned Subsidiaries of the Company, except for ordinary course investments in accordance with the Company’s existing investment policy;

(k)   except as set forth on Schedule 6.1(k) of the Company Disclosure Schedule, adopt or amend any material Company Benefit Plan, increase in any material manner the compensation or fringe benefits of any director, officer or employee of the Company or pay any material benefit not provided for by any existing Company Benefit Plan, in each case except (i) as reasonably necessary to comply with applicable Law, (ii) in connection with entering into or extending in the ordinary course of business any employment or other compensatory agreements or arrangements (A) with individuals other than executive officers or directors of the Company, or (B) that are made available generally to all or substantially all employees of the Company and the Company Subsidiaries (which may include executive officers or directors of the Company), or (iii) general salary increases in the ordinary course of business;

(l)    pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) in the ordinary course of business consistent with past practice, (ii) the performance of contractual obligations in accordance with their terms, or (iii) the payment, discharge, settlement or satisfaction in accordance with their terms, of any individual claim (including a claim for Taxes), liability or obligation that (x) involves payments to or by the Company or any Company Subsidiary of less than $500,000 in the aggregate (plus any additional amounts paid by insurance maintained by the Company or any Company Subsidiary), (y) was or is disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Filings filed prior to the date hereof, contemplated by documents made available to Parent prior to the date hereof or incurred since the date of such financial statements in the ordinary course of business, or (z) is listed on Schedule 6.1(l) of the Company Disclosure Schedule;

(m)  other than as required by SEC guidelines or GAAP, revalue any assets or make any changes with respect to accounting policies, procedures and practices or change its fiscal year;

(n)   make or change any election for Taxes, change any annual accounting period for Taxes, adopt or change any method of accounting for Taxes, amend any Tax Returns or file claims for material refunds for Taxes or surrender any right to claim a material refund, offset or other reduction in liability for Taxes, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary;

(o)   enter into, terminate, renew, amend or modify in any material respect or fail to enforce in any material respect any Company Material Contract; or

(p)   except as otherwise contemplated by this Agreement, including Sections 6.1(e) and 6.4, or as otherwise required by Law or any Governmental Entity, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger).

Section 6.2.   Proxy Statement; Company Stockholders’ Meeting.

Section 6.2.1.      Each of Parent and the Company shall cooperate with each other and promptly prepare, and the Company, in consultation with Parent, shall file with the SEC, as soon as reasonably practicable, the Proxy Statement. The respective Parties, in consultation with each other, will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The Company shall advise Parent and Merger Sub, promptly after the Company receives notice thereof, when any supplement or amendment to the Proxy Statement has been filed, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and when the Proxy Statement has been cleared by the SEC. The Company shall also promptly provide Parent and Merger Sub copies of all written correspondence received by the Company from the SEC and summaries of all oral comments received by the Company from the SEC in connection with the transactions contemplated by this Agreement. Each Party shall promptly provide the other Parties with drafts of all correspondence intended to be sent by such Party to the SEC in connection with the transactions contemplated by this Agreement and allow each such other Party the opportunity to comment thereon prior to delivery to the SEC. The Company, after consultation with Parent, shall use its commercially reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement, and the Company shall have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

Section 6.2.2.      As promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, the Company shall mail the Proxy Statement to the record holders of shares of Company Common Stock. Subject to Section 6.4.2, the Proxy Statement shall include the Company Recommendation. If, at any time prior to the Effective Time, any information relating to any of the Parties hereto, or their respective Affiliates, officers or directors, is discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

Section 6.2.3.      Subject to Section 6.4.2, (i) the Company shall call and use its commercially reasonable efforts to hold a meeting of its stockholders for the purpose of obtaining the Stockholder Approval (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC, and (ii) the Company will use all commercially reasonable efforts to obtain from its stockholders proxies in favor of the adoption and approval of this Agreement and to take all other action necessary to secure the vote or consent of stockholders of the Company required by the DGCL to effect the Merger. Without limiting the generality of the foregoing, but subject to Section 6.4.2, the Company’s obligation to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting as provided in this Section 6.2.3 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Parent of any Takeover Proposal or (ii) the withdrawal, qualification or modification by the Company Board of the Company Recommendation to holders of Company Common Stock; provided, however, that the Company may adjourn or postpone the Company Stockholders’ Meeting if the Company is advised by outside legal counsel that failure to do so could reasonably be expected to result in a violation of the U.S. federal securities Laws. Parent covenants and agrees that, at the Company Stockholders’ Meeting, all shares of Company Common Stock, if any, owned by Parent or any Affiliate of Parent shall be voted in favor of adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.2.4.      Nothing in this Section 6.2 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 6.4 or are required to take under applicable Law.   Subject to Section 6.1,

nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

Section 6.3.   Access to Information; Confidentiality.

Section 6.3.1.

(a)    From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and the Parent Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon prior notice to a Company Representative designated in Exhibit B.1 hereto, to the officers, employees, agents, properties, offices and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request. Without limiting the foregoing, during the period prior to the Closing Date, the Company shall provide Parent as promptly as practicable (and in any event within thirty (30) days following the end of each month) a copy of the following items (each of which shall be prepared in the same format as the comparable items that were made available to Parent prior to the date of this Agreement with respect to the month of October 2006): (a) an unaudited consolidated balance sheet of each division of the Company for each of the months ended after October 31, 2006 and prior to the Closing Date, and (b) the monthly operating report and a monthly income statement for each division of the Company and for each Company Health Care Facility for each such month, along with a comparison of the actual results for each line item to the budgeted amounts for such line item.

(b)   Without the prior written consent of the Company and, if required by the Company, without being accompanied by a Company Representative, prior to the Effective Time none of Parent, any Parent Subsidiary, or any Parent Representative shall contact or engage in any discussions with any customer or referral source of the Company or any Company Subsidiary regarding this Agreement or any of the transactions or actions contemplated by this Agreement.

Section 6.3.2.      With respect to the information disclosed pursuant to Section 6.3.1, the Parties shall comply with, and Parent shall cause each Parent Representative and the Company shall cause each Company Representative to comply with, all of their respective obligations under the confidentiality agreement, dated as of September 26, 2006, between the Company and Parent (as such agreement may be amended from time to time, the “Confidentiality Agreement”), it being understood and agreed by the Parties that, notwithstanding Section 6.3.1, (i) the Company, the Company Subsidiaries and the Company Representatives shall have no obligation to furnish, or provide any access to, any information to any Person not a party or subject to the Confidentiality Agreement, (ii) Section 6.3.1 shall not require the Company to take or allow actions that would unreasonably interfere with the Company’s or any Company Subsidiary’s operation of its business, and (iii) the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company or any Company Subsidiary is a party or violate any Law, or where such access to information may involve the waiver of a disclosure privilege or be otherwise adverse to the interests of the Company or any Company Subsidiary.

Section 6.4.   No Solicitation of Transactions.

Section 6.4.1.      Subject to the other provisions of this Section 6.4, the Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be suspended any discussions or negotiations with any parties (other than Parent, Merger Sub and the Parent Representatives) that may be ongoing with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary not to, (i) directly or indirectly (through any Person) solicit, initiate, or knowingly encourage any Takeover Proposal, (ii) enter into any agreement or agreement in principle with respect to a Takeover Proposal, or (iii) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Third Party any confidential information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval and notwithstanding any provision of this Agreement to the contrary (including this Section 6.4), in response to a bona fide written Takeover Proposal that was received but not solicited by the Company, a Company Subsidiary, or a Company Representative on its behalf, after the date hereof that the Company Board determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may furnish information and/or draft agreements with respect to the Company and the Company Subsidiaries to, and enter into negotiations or discussions with, the Person making such Takeover Proposal (and its officers, directors, partners, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement not less favorable in any material respect to the Company than the Confidentiality Agreement (exclusive of any standstill provisions contained therein). Parent and Merger Sub agree and acknowledge that, with respect to any agreement between the Company and any Third Party that contains a provision prohibiting such Third Party from making a Takeover Proposal without first obtaining from the Company Board a waiver of such provision or consent to such Takeover Proposal, any such waiver or consent on the part of the Company Board may be given by the Company Board and, if given, shall not be considered a solicitation of a Takeover Proposal in violation of this Section 6.4.

Section 6.4.2.      Notwithstanding any provision of this Section 6.4 to the contrary, the Company Board may (i) withdraw or modify in a manner adverse to Parent (or not continue to make) the Company Recommendation, (ii) approve or recommend a Superior Proposal (any action described in clause (i) or this clause (ii), a “Company Adverse Recommendation Change”), and/or (iii) subject to Section 6.4.3, enter into an agreement regarding a Superior Proposal, if (x) in the case of clause (i), (ii) or (iii) above, the Company Board has determined in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the holders of shares of Company Common Stock under applicable Law and (y) in the case of clause (iii) above, the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(c)(iii) hereof.

Section 6.4.3.      The Company shall promptly (and in any event within forty-eight (48) hours) advise Parent orally and in writing of the Company’s receipt of any Takeover Proposal or any request for information in connection with a possible Takeover Proposal and the material terms and conditions of such Takeover Proposal or request, but not the identity of the Person making such Takeover Proposal. In addition, the Company shall not accept or enter into any agreement, letter of intent or similar document (other than a confidentiality agreement as contemplated by Section 6.4.1) concerning a Takeover Proposal for a period of not less than three (3) Business Days after Parent’s receipt of notice concerning a Takeover Proposal, and during such three (3) Business Day period, at Parent’s request, the Company shall negotiate with Parent in good faith. If, prior to the conclusion of such three (3) Business Day period, Parent and Merger Sub shall execute and deliver a Top-Up Amendment to the Company, then the Company shall cease all discussions or negotiations with respect to the Takeover Proposal unless and until a subsequent Superior Proposal is made.

Section 6.4.4.      Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act).

Section 6.5.   Reasonable Best Efforts.

Section 6.5.1.      Subject to the terms and conditions of this Agreement, including Section 6.4, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement, including (i) preparing and filing, as soon as practicable, all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of all such actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, any Third Party or Governmental Entity, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as practicable, of any form or report required by any other Governmental Entity, relating to antitrust, competition, trade or other regulatory matters) and (ii) causing the satisfaction of all conditions set forth in Article VII (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)). Notwithstanding anything to the contrary contained in this Section 6.5, in connection with the Merger or the consummation of the transactions contemplated by this Agreement, Parent shall not be required to agree to any terms, conditions, or modifications with respect to (i) obtaining any Governmental Consents (as hereinafter defined) or (ii) avoiding any action or proceeding by any Third Party or Governmental Entity, to the extent such terms, conditions or modifications would result in, or would be reasonably likely to result in, (a) a Company Material Adverse Effect or (b) Parent, the Company or any of their respective Subsidiaries having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or businesses be held separate) that a reasonably prudent investor would determine to be material to Parent or to the material benefits of the transaction for which Parent has bargained for hereunder.

Section 6.5.2.      Parent and Merger Sub shall use their respective reasonable best efforts to obtain, as promptly as practicable following the date hereof, all licenses, certifications, permits, approvals, provider numbers and authorizations (“Government Consents”), if any, from all applicable Governmental Entities in connection with the Merger and as may be required to authorize Parent, the Surviving Corporation or the Subsidiaries of the Surviving Corporation, as the case may be, to operate or to continue to operate, as may be applicable, the Company Health Care Businesses as they are currently operated. Within thirty (30) days following the execution of this Agreement, Parent shall submit to the applicable Governmental Entities all applications or other materials, if any, required to obtain such Government Consents, including payment of all appropriate fees related thereto. Parent shall promptly respond to any request by any relevant Governmental Entity for supplemental information. Parent shall, and shall cause each Parent Subsidiary, if applicable, to, take all reasonable measures to shorten the time periods required under applicable Law for notice, licensure or other similar regulatory requirement in connection with receipt of Government Consents as described in this Section 6.5.2. Parent shall pay all fees and expenses required in connection with the matters described in this Section 6.5.2. Parent shall keep the Company fully apprised at all times concerning the matters described in this Section 6.5.2.

Section 6.5.3.      The Company and Parent shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger. If a Party fails to respond within three (3) Business Days to any filings or written materials furnished to such Party for its review, such Party shall be deemed to have approved such filing or written material.

Section 6.5.4.      Each Party shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement and keep the others informed of the status of the proceedings related to obtaining any approvals of any Governmental Entity or Third Party (including with respect to the termination or expiration of any waiting period). Each Party shall use commercially reasonable efforts to consult with the others in advance of any meeting or conference with a Governmental Entity or, in connection with any proceeding by a Third Party, with any other Person, relating to this Agreement and the transactions contemplated hereby and, to the extent permitted by such applicable Governmental Entity or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences. If any Party receives a request for additional information or documentary material from any such Governmental Entity or other Person with respect to the transactions provided for in this Agreement, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

Section 6.6.   Certain Notices.   From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of (i) the occurrence, or nonoccurrence, of any event that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied or (ii) the failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied.

Section 6.7.   Public Announcements.   None of the Parties shall (and, in the case of Parent, Parent shall cause each Parent Subsidiary and each Parent Representative, if applicable, and in the case of the Company, the Company shall cause each Company Subsidiary and each Company Representative, if applicable, not to) issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of (i) the Company, in the event the disclosing Party is Parent, Merger Sub, any Parent Subsidiary or any Parent Representative, or (ii) Parent, in the event the disclosing Party is the Company, any Company Subsidiary or any Company Representative, such consent not to be unreasonably withheld or delayed; provided, however, that if a Party determines, based upon advice of counsel, that disclosure is otherwise required by applicable Law (including any Laws relating to the filing obligations of the respective Parties under Section 6.5.2) or the rules or regulations of any stock exchange or market or trading system upon which the securities of such Party is listed, such Party may make such disclosure to the extent so required; provided, further, that such disclosure is made in consultation with the other Parties to this Agreement.

Section 6.8.   Employee Matters.

Section 6.8.1.      In connection with the change of control contemplated by this Agreement, Schedule 6.8.1 of the Company Disclosure Schedule sets forth the actions (in addition to those actions set forth in Schedule 6.1(k) of the Company Disclosure Schedule) with respect to Company Benefit Plans that the Company will implement, effective concurrent with the Effective Time, including acceleration of vesting, partial or full funding, amendment, termination or other similar actions.

Section 6.8.2.      Parent hereby agrees that following the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) provide each Continuing Employee with a substantially similar position at a substantially similar salary and wages and on substantially the same terms and conditions as was provided to the Continuing Employee immediately prior to the Effective Time, and (ii) allow each Continuing Employee employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation to participate in either (A) all Surviving Corporation Benefit Plans (except to the extent any such plan provides equity based compensation) that apply at that time to all or substantially all other employees of Parent and its Subsidiaries or (B) Company Benefit Plans (except to the extent any such plan provides equity based compensation) in which such Company Employee participates immediately prior to the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee.

Section 6.8.3.      Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, and eligibility to receive benefits) under any Surviving Corporation Benefit Plan under which any Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit.

Section 6.8.4.      With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Parent Welfare Benefit Plan”) and in which any Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, provide credit to each Continuing Employee (and his/her spouse, dependents and beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and his/her spouse, dependents and beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

Section 6.8.5.      From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, (i) all change in control, severance, retention and employment agreements or arrangements (including an employee’s right to terminate employment for “Good Reason”), in each case with the current and former employees of the Company and the Company Subsidiaries as set forth in Schedule 6.8.5(i) of the Company Disclosure Schedule, and (ii) the severance arrangements set forth on Schedule 6.1(k) of the Company Disclosure Schedule.

Section 6.8.6.      Prior to the Effective Time, the Company shall make available all background checks conducted by the Company or any Company Subsidiary, and the Company shall cause all Company Subsidiaries to conduct background checks on employees hired by them after the date hereof, in accordance with the currently existing employment practices of the Company and the respective Company Subsidiaries.

Section 6.8.7.      Not later than thirty (30) days prior to the anticipated Effective Time, Parent shall deliver to the Company a complete list of all employees of the Company and the Company Subsidiaries whose employment Parent desires to be terminated by the Company or the applicable Company Subsidiary, as the case may be, at or prior to the Effective Time. The employment of each such listed employee shall be terminated by the Company or the applicable Company Subsidiary effective on or before the Closing Date and at or prior to the Effective Time, and Parent and the Surviving Corporation, jointly and severally, shall pay or cause to be paid to each such terminated employee as and when due the reduction in force severance benefits payable to him or her pursuant to the severance policy of the Company in effect on the date hereof (a copy of which has been made available to Parent on or prior to the date hereof) (the “Severance Policy”) as a result of such termination. With respect to all Continuing Employees whose employment is not terminated on or before the Closing Date pursuant to the preceding provisions of this Section 6.8.7 but whose employment by the Surviving Corporation or any of its Subsidiaries is terminated not later than ninety (90) days after the Closing Date, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with its terms and for the benefit of all such Continuing Employees, the Severance Policy.

Section 6.9.   Indemnification of Directors and Officers.

Section 6.9.1.      From and after the Effective Time until six (6) years from the Effective Time, unless otherwise required by Law, the Certificate of Incorporation and Bylaws of the Surviving Corporation and the comparable organizational documents of its Subsidiaries shall contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of and advancement of expenses to directors, officers, employees and agents than are set forth in the Company Certificate and the Company Bylaws (or the equivalent documents of the relevant Company Subsidiary) as in effect on the date hereof; provided, however, that in the event any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims. During the period when any of such provisions referred to in the immediately preceding sentence are required to be maintained in effect as stated in such sentence, Parent and the Surviving Corporation, jointly and severally, promise to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to honor and perform each such provision in accordance with its terms.

Section 6.9.2.      For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that (i) in satisfying its obligations under this Section 6.9.2, neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 200% of the annual amount currently paid by the Company, it being understood and agreed that Parent or the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such annual 200% amount and (ii) in the event of the application of clause (i), any present or former officer or director, upon reasonable written notice thereof (which notice shall be provided no later than twenty (20) days prior to the Effective Time and shall set forth in reasonable detail for each Person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by Parent or the Surviving Corporation in accordance with clause (i), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and Parent shall or shall cause the Surviving Corporation to acquire such additional coverage on behalf of such Person; provided, further, that in the event any present or former officer or director makes such an election, such present or former officer or director shall pay the portion of the premium of such D&O Insurance in excess of the amount that Parent or the Surviving Corporation is obligated to pay pursuant to this Section 6.9.2. The insurance purchased pursuant to this Section 6.9.2 shall be prepaid in full at the Effective Time and shall be non-cancelable. At the request of the Company, Parent shall arrange for such insurance prior to the Effective Time to be effective only at and after the Effective Time; provided, that Parent shall pay in full for such insurance coverage no later than the Effective Time. At Parent’s election, the Company may acquire a six (6) year tail policy for Persons currently covered by D&O Insurance that is consistent with the first sentence of this Section 6.9.2. Such policy, if acquired by the Company, shall be prepaid at the Effective Time and shall be non-cancelable. If the Company acquires such a tail policy, Parent’s obligations pursuant to the first sentence of this Section 6.9.2 shall be deemed completely satisfied. The obligation to maintain insurance provided in this Section 6.9.2 shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided, that in the event any claim or claims are asserted or made within such six year period, Parent and the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.

Section 6.9.3.      If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquirer of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.9.

Section 6.9.4.      The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company Bylaws, the Certificate of Incorporation or the Bylaws of the Surviving Corporation or any comparable organizational documents of their Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries.

Section 6.9.5.      The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

Section 6.10.   State Takeover Statutes.   Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.

Section 6.11.   Company Rights Agreement.   The Company covenants and agrees that, concurrently with or promptly following the execution and delivery of this Agreement, it will take all necessary action (including, if required, redeeming all of the outstanding Company Rights or amending or terminating the Company Rights Agreement) (i) to render the Company Rights Agreement inapplicable to the Merger, this Agreement or any of the transactions contemplated hereby, and (ii) to ensure that no Person is able to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to be separated from the shares of Company Common Stock to which they are attached or to be triggered or to become exercisable, in each case as a result of the Merger, this Agreement or any of the transactions contemplated hereby.

Section 6.12.   Section 16 Matters.   Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13.   Confidentiality Agreement.   The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time or (ii) the expiration of the Confidentiality Agreement according to its terms.

Section 6.14.   Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.

Section 6.14.1.   Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Company Subsidiaries and their businesses and operations, and Parent and Merger Sub have requested such documents and information from the Company as each such Party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with Parent’s and Merger Sub’s investigation of the Company and the Company Subsidiaries and their businesses and operations, Parent, Merger Sub and the Parent Representatives have received from the Company or the Company Representatives certain projections and other forecasts for the Company and the Company Subsidiaries and certain estimates, plans and budget information. Each of Parent and Merger Sub acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Parent and Merger Sub are familiar with such uncertainties; and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

Section 6.14.2.   Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in this Agreement, the Company has not made and shall not be deemed to have made to Parent, Merger Sub or any of the Parent Representatives any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that neither the Company, any holder of the Company’s securities nor any of their respective Affiliates or Company Representatives, makes or has made any representation or warranty to Parent, Merger Sub or any of their Representatives or Affiliates with respect to:

(i)    any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of the Company Subsidiaries or the future business, operations or affairs of the Company or any of the Company Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or any Parent Representatives or Affiliates; or

(ii)   any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or any Parent Representatives or Affiliates with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in this Agreement.

ARTICLE VII
CLOSING CONDITIONS

Section 7.1.   Conditions to Obligations of Each Party Under This Agreement.   The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, or in the case of Sections 7.1.3 and 7.1.4 the waiver in writing by both Parent and the Company, at or prior to the Closing of the following conditions:

Section 7.1.1.      The Stockholder Approval shall have been obtained.

Section 7.1.2.      All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.1.3.      There shall not have been any Law or executive or any other Order or similar action of any Governmental Entity enacted or issued, which would render the Parties unable to consummate the Merger or make the Merger illegal or prohibit, restrict or delay consummation of the Merger (other than a de minimis civil violation of any Law that does not affect the ability of the Surviving Corporation, Parent or their Affiliates to obtain and maintain licenses, certifications, Company Permits, approvals, provider numbers and authorizations for the ownership and operation of Company Health Care Businesses or participation in any Health Care Program). Subject to Section 7.2.6, Parent, the Company or the Company Subsidiaries, as applicable, shall have received all Government Consents required in connection with the operation of the Company Health Care Business after the Effective Time, except where the failure to obtain any such Government Consent would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.1.4.      No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition prohibiting the consummation of the Merger shall be in effect; provided, however, that the Party asserting this condition shall have complied in all material respects with its obligations under Section 6.5; and provided, further, that the right to assert this condition shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

Section 7.2.   Additional Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions, any or all of which may be waived in writing by Parent:

Section 7.2.1.      The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties that address matters only as of an earlier date, which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and except for changes or matters contemplated or permitted by this Agreement.

Section 7.2.2.      The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

Section 7.2.3.      Parent shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2.1 and 7.2.2.

Section 7.2.4.      Since September 1, 2006, there shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

Section 7.2.5.      Not more than 5% of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

Section 7.2.6.      Parent, the Company or the applicable Company Subsidiary, as applicable, shall have received the consents and approvals set forth on that certain Schedule 7.2.6 hereto (which

Schedule Parent delivered to the Company concurrently with the execution and delivery of this Agreement), that are required in connection with the operation after the Effective Time of the Company Health Care Facilities or Company Health Care Business referenced on such Schedule.

Section 7.3.   Additional Conditions to Obligations of the Company.   The obligations of the Company to effect the Merger are also subject to the following conditions, any or all of which may be waived in writing by the Company:

Section 7.3.1.      The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties that address matters only as of an earlier date, which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality, except for such failures to be true and correct which, individually or in the aggregate, (i) would not reasonably be expected to result in a Parent Material Adverse Effect, and (ii) would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 7.3.2.      Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub at or prior to the Effective Time.

Section 7.3.3.      The Company shall have received a certificate of an executive officer of Parent to the effect set forth in Sections 7.3.1 and 7.3.2.

Section 7.4.   Frustration of Closing Conditions.   None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.   Termination.   This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, as set forth below in this Section 8.1, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Stockholder Approval:

(a)    By mutual written consent of Parent and the Company;

(b)   by either Parent or the Company:

(i)    if the Stockholder Approval is not obtained at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(ii)   if the Merger shall not have been consummated by August 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

(iii)if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any Order of any Governmental Entity having competent jurisdiction enjoining the Company, Parent or Merger Sub from consummating the Merger is entered and such Order has become final and nonappealable and, prior to termination pursuant to this Section 8.1(b)(iii), the terminating Party shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

(c)    by the Company:

(i)    if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied or (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the earlier to occur of (i) twenty (20) Business Days after Parent or Merger Sub receives written notice of such breach from the Company or (ii) the Termination Date;

(ii)   if, prior to the obtaining of the Stockholder Approval, there has been a Company Adverse Recommendation Change; or

(iii)if, prior to the obtaining of the Stockholder Approval, (x) the Company is concurrently entering into a definitive agreement for a Superior Proposal and (y) not later than the day of such termination, Parent has received any Termination Fee required to be paid under Section 8.4.

(d)   by Parent:

(i)    if (x) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the earlier to occur of (i) twenty (20) Business Days after the Company receives written notice of such breach from Parent or (ii) the Termination Date;

(ii)   if, prior to the obtaining of the Stockholder Approval, (x) there has been a Company Adverse Recommendation Change, (y) the Company has failed to include the Company Recommendation in the Proxy Statement or (z) the Company Board approves or recommends a Takeover Proposal to the holders of Company Common Stock or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal; or

(iii)if the Company shall have materially breached any of its covenants or agreements contained in Section 6.2.3, Section 6.4.1, or Section 6.4.3 of this Agreement such that the closing condition set forth in Section 7.2.2 would not be satisfied and, with respect to a material breach of Section 6.2.3, such breach is incapable of being cured prior to the expiration of ten (10) calendar days after the Company receives written notice of such breach from Parent; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d)(iii) shall not be available to Parent if it or Merger Sub is in material breach of any provision of this Agreement.

Section 8.2.   Effect of Termination.   Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that (i) the provisions of Sections 8.2, 8.3, 8.4, and 8.5 and Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) the Termination Fee shall be the exclusive remedy of Parent and Merger Sub under circumstances where the Termination Fee is payable by the Company; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement and, in such event, the non-breaching Party or Parties shall be entitled to seek recovery for any and all damages, losses, claims, liabilities, demands, charges, penalties, costs, expenses and/or diminution in value of such Party or Parties. In no event shall any Party be liable for punitive damages.

Section 8.3.   Fees and Expenses.   Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including any SEC filing fees).

Section 8.4.   Termination Fee.

Section 8.4.1.      If this Agreement is terminated pursuant to Section 8.1(c)(ii), Section 8.1(c)(iii)(x), Section 8.1(d)(ii) or Section 8.1(d)(iii) and neither Parent nor Merger Sub is in material breach of this Agreement at the time of such termination, then the Company shall pay, or cause to be paid, to Parent $10,000,000 (the “Termination Fee”), which amount shall be inclusive of all Expenses of Parent and Merger Sub, not later than the day of such termination. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to the Company by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to paid, the Termination Fee on more than one occasion.

Section 8.4.2.      The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.4.1 are reasonable forecasts of the actual damages that may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee, and, in order to obtain such payments Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

Section 8.5.   Specific Performance.   The Parties recognize that in the event Parent or Merger Sub should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The Company shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Parent and Merger Sub hereby waive the defense that there is an adequate remedy at law.

Section 8.6.   Extension; Waiver.   At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, subject to Section 8.7, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the holders of Company Common Stock hereunder without the approval of the holders of Company Common Stock. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.7.   Amendment.   This Agreement may be amended by the Parties but only by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Stockholder Approval has been obtained, no amendment may be made without further approval of the holders of Company Common Stock that, by Law or in accordance with the rules of any relevant stock exchange or market or trading system, requires further approval by the holders of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed by the Parties.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1.   Non-Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and after the Effective Time no claim, action, suit or proceeding may be asserted or brought based on or relating to any such representation or warranty or any breach or alleged breach thereof. This Article IX, the agreements of Parent, Merger Sub and the Company in Section 3.5 (Company Equity Awards), Section 6.8 (Employee Matters), Section 6.9 (Indemnification of Directors and Officers), and Section 8.3 (Fees and Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

Section 9.2.   Notices.   Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or by hand delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, addressed in each case as follows:

If to Parent or Merger Sub, addressed to it at:	Psychiatric Solutions, Inc.
6640 Carothers Parkway, Suite 500
Franklin, Tennessee 37067
Attention: Christopher L. Howard
Facsimile: (615) 312-5711
Email: chris.howard@psysolutions.com

with a mandated copy to:	Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: George W. Bishop III
Facsimile: (615) 244-6804
Email: george.bishop@wallerlaw.com
If to the Company, addressed to it at:	Horizon Health Corporation
2941 S. Lake Vista Drive
Lewisville, Texas 75067
Attention: James Ken Newman
Facsimile: (972) 420-8282
Email: ken.newman@horizonhealth.com
with mandated copies to:	Strasburger & Price, L.L.P.
901 Main Street, Suite 4400
Dallas, Texas 75202
Attention: Patrick Owens
Facsimile: (214) 651-4330
Email: patrick.owens@strasburger.com
and to:	Vinson & Elkins L.L.P.
Trammel Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Jeffrey A. Chapman
Facsimile: (214) 999-7797
Email: jchapman@velaw.com

Section 9.3.   Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5.   Entire Agreement.   This Agreement (together with the Exhibits, the Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.6.   Third-Party Beneficiaries.   No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns; provided, however, that (i) the provisions of Section 3.5, Section 6.8 and Section 6.9 shall inure to the benefit of, and shall be enforceable by, the Persons described in such Sections; and (ii) the stockholders of the Company shall be third party beneficiaries of

Article III of this Agreement and shall have the right to enforce such provisions, including the right to seek and recover any and all damages that the stockholders of the Company may incur or suffer as a result of a breach of such provisions.

Section 9.7.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any assignment in violation of the foregoing shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.

Section 9.8.   Mutual Drafting.   Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.9.   Governing Law; Consent to Jurisdiction.

Section 9.9.1.      This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.

Section 9.9.2.      Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the Federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Northern District of Texas. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.

Section 9.10.   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The delivery by or on behalf of any Party of its signature to this Agreement by facsimile transmission, electronic mail or similar means shall for all purposes be the equivalent of the delivery of the original signature of such Party.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.
By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	EVP, General Counsel & Secretary
PANTHER ACQUISITION SUB, INC.
By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	VP & Secretary
HORIZON HEALTH CORPORATION
By:	/s/ James Ken Newman
Name:	James Ken Newman
Title:	Chairman, President and CEO

Exhibit A.1

LIST OF COMPANY EXECUTIVES

1.     James Ken Newman

2.     David K. White

3.     John E. Pitts

4.     Donald W. Thayer

5.     David K. Meyercord

6.     Frank J. Baumann

Exhibit A.2

LIST OF PARENT AND MERGER SUB EXECUTIVES

1.     Joey A. Jacobs

2.     William B. Rutherford

3.     Brent Turner

4.     Jack E. Polson

5.     Christopher L. Howard

6.     Steven T. Davidson

Exhibit B.1

COMPANY REPRESENTATIVES FOR ACCESS TO INFORMATION

1.     David K. Meyercord

ANNEX B

December 20, 2006

The Special Committee of the Board of Directors
Horizon Health Corporation
2941 South Lake Vista Drive
Lewisville, Texas 75067

Dear Members of the Special Committee of the Board of Directors:

We understand that Horizon Health Corporation, a Delaware corporation (the “Company”), is considering a transaction whereby Panther Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary (“Merger Sub”) of Psychiatric Solutions, Inc., a Delaware corporation (“PSI”), will merge with the Company. Pursuant to the terms of an Agreement and Plan of Merger, dated as of December 20, 2006 (the “Agreement”), Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of PSI (the “Transaction”). Pursuant to the terms of the Agreement, all of the issued and outstanding shares of the common stock of the Company, par value $0.01 per share (“Company Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive an amount in cash equal to $20.00 per share (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than PSI and its affiliates or subsidiaries) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or PSI and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration as expressly set forth herein, of the Agreement or any related documents or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that (i) PSI, Merger Sub and the Company will comply with all the material terms of the Agreement, and (ii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and PSI; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we

B-1

believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Company Common Stock; (vii) reviewed the Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Company Common Stock (other than PSI and its affiliates or subsidiaries) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

UBS SECURITIES LLC

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262.                            Appraisal Rights.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

PRELIMINARY COPY DATED JANUARY 19, 2007

HORIZON HEALTH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors of Horizon Health Corporation for the Special Meeting of Stockholders to be Held on _________________, 2007

The undersigned hereby constitutes and appoints each of KEN NEWMAN and ______________, each with power to act with or without the other and with full power of substitution, as the true and lawful agents and proxies of the undersigned to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote all shares of the common stock of Horizon Health Corporation (the “Company”) held of record by the undersigned on the record date at the Special Meeting of Stockholders of the Company to be held at the executive offices of the Company, located at 2941 South Lake Vista Drive, Lewisville, Texas 75067, on __________, 2007, at 10:00 a.m. Central Time, and at any adjournment or postponement thereof, on all matters coming before said meeting.  The undersigned hereby revokes all Proxies previously given by the undersigned with respect to the shares covered hereby.

You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation, which is FOR Proposal 1.  The proxies cannot vote your shares unless you sign and return this card.  This Proxy may be revoked in writing at any time prior to the voting thereof, by following the procedures stated in the Proxy Statement.

When properly granted, this Proxy will be voted in the manner directed herein.  If no direction is given herein, this Proxy will be voted in accordance with the recommendations of the Board of Directors, which is FOR Proposal 1.  If other business is properly presented at the Special Meeting or any adjournment or postponement thereof, including a motion to adjourn the Special Meeting for the purpose of soliciting additional Proxies, this Proxy, if properly granted, will be voted thereon by the proxies named herein in their discretion; provided, however, that if this Proxy is marked to direct a vote AGAINST Proposal 1, this Proxy will not be voted in favor of an adjournment of the Special Meeting for the purpose of soliciting additional Proxies.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF

HORIZON HEALTH CORPORATION

______________, 2007

Please date, sign and mail
your Proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

Proposal 1:    To adopt the Agreement and Plan of Merger, dated as of December 20, 2006, by and among Psychiatric Solutions, Inc., a Delaware corporation (“PSI”), Panther Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PSI, and Horizon Health Corporation, as it may be amended from time to time, as more fully described in the Proxy Statement relating thereto.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

[ ]

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:

Please sign this Proxy exactly as your name appears on this Proxy.  Joint owners should each sign personally.  If you are signing as a representative of the named stockholder (e.g., as an executor, administrator, trustee, guardian, officer or other representative), please indicate your full title as such.

PRELIMINARY COPY DATED JANUARY 19, 2007

                          , 2007

Participants Owning Horizon Common Stock
Through the Horizon Health Corporation
Employees Savings and Profit Sharing Plan

Re:	Your Opportunity to Instruct the Trustee How to Vote the Horizon Common Stock In Your 401(k) Plan Account at the Special Meeting of Stockholders

Dear Participant:

A Special Meeting of Stockholders (the “Special Meeting”) of Horizon Health Corporation, a Delaware corporation (“Horizon” or the “Company”), will be held at the executive offices of the Company located at 2941 South Lake Vista Drive, Lewisville, Texas 75067, on                           , 2007, at 10:00 a.m. Central Time, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. Only holders of record of the Common Stock of the Company at the close of business on                           , 2007 (the “Record Date”) will be entitled to vote at the Special Meeting.

As described below, the Trustee of the Horizon Health Corporation Employees Savings and Profit Sharing Plan (the “Plan”) hereby requests your directions as to how you want the Trustee to vote at the Special Meeting the shares of Horizon Common Stock held in your individual Plan account.

You should find the following items enclosed:

•       A “Proxy Statement” including a Notice of Special Meeting of Stockholders describing the matters to be voted on at the Special Meeting. The matter currently anticipated to be voted on at the Special Meeting is a proposal to adopt the Agreement and Plan of Merger, dated as of December 20, 2006 (the “Merger Agreement”), by and among Psychiatric Solutions, Inc., a Delaware corporation (“PSI”), Panther Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PSI, and the Company. This matter, which is referred to as “Proposal 1,” together with other information regarding the Special Meeting, are described in more detail in the accompanying Proxy Statement.

•       A “Voting Direction” card.

•       A pre-addressed postage-paid return envelope that you may use to return your Voting Direction card to American Stock Transfer & Trust Company, the Transfer Agent for the Common Stock of the Company (the “Transfer Agent”).

Please read the Proxy Statement for a detailed explanation of the matters to be considered and voted on at the Special Meeting before completing your Voting Direction card. Also, please note that you do not have to complete and submit any proxy form, or otherwise grant any proxy to any person, with respect to the shares of Horizon Common Stock held in your Plan account at the Record Date, since you are not the holder of record of such shares. Under the terms of the Plan, however, you have the right to direct the Trustee as to how you want the Trustee to vote such shares at the Special Meeting. All you have to do to exercise this right is follow the instructions in this letter and in the attached Voting Direction card.

Explanation of Voting Rules of the Plan

All voting rights of shares of Horizon Common Stock held in a participant’s Plan account belong to that participant. The participant may exercise such voting rights by supplying written voting instructions to the Trustee. Under the terms of the Plan, the Trustee will vote the shares of Horizon Common Stock held in the participant’s account at the Record Date in accordance with the participant’s written instructions as to Proposal 1 and in the discretion of the Trustee as to any other business that may properly come before the Special Meeting, including any proposal to adjourn the Special Meeting to solicit additional proxies or

1

Voting Direction cards. Any shares of Horizon Common Stock as to which the Trustee does not receive timely participant voting instructions will not be voted by the Trustee.

Pursuant to the requirements of the Plan, the Transfer Agent is delivering this letter and the enclosed materials to request your direction as to how you want the Trustee to vote at the Special Meeting the shares of Horizon Common Stock held in your individual Plan account at the Record Date.

Steps You Need to Take to Instruct the Trustee How to Vote the Shares of Horizon Common Stock Held in Your Individual Account in the Plan

Once you have reached a decision concerning how you want the shares of Horizon Common Stock held in your Plan account at the Record Date to be voted, you need to do the following:

Step1:           Mark your choice as to Proposal 1 on the enclosed Voting Direction card, date the card, and sign it.

Step2:           Mail the Voting Direction card to American Stock Transfer & Trust Company using the enclosed pre-addressed, U.S. mail postage-paid return envelope, so that it will be received no later than 5:00 p.m. E.S.T. on                           , 2007.

If the Transfer Agent does not receive your Voting Direction card by                           , 2007, or if the Transfer Agent receives your Voting Direction card by                           , 2007, but it is not signed, the shares of Horizon Common Stock held in your Plan account will not be voted at the Special Meeting.

Changing or Revoking Your Voting Direction Card

If, after submitting your Voting Direction card, you want to change your directions as to how the Trustee is to vote the shares in your Plan account at the Record Date, you must obtain a new Voting Direction card from the Transfer Agent by writing, faxing, or telephoning the Transfer Agent at the following address, phone number, or fax number:

American Stock Transfer & Trust Company
6201 15th Avenue
1st Floor Inside Delivery
Brooklyn, NY 11219
www.amstock.com
Telephone No.: (800) 937-5449
Fax No.: (718) 921-8336

By properly completing and signing and timely returning a new Voting Direction card to the Transfer Agent you will revoke any Voting Direction card previously submitted. You may also revoke your Voting Direction card by notifying the Transfer Agent in a signed writing of your decision to revoke it, but in such a case, if you do not also timely submit a new Voting Direction card to the Transfer Agent, the shares of Horizon Common Stock held in your Plan account will not be voted at the Special Meeting. After                           , 2007, you may not change or revoke your Voting Direction.

Your Voting Direction Card Will Be Kept Confidential

Neither the Trustee nor the Transfer Agent will release your Voting Direction card or any copy of it, or otherwise divulge how you directed the Trustee to vote, to any person, including the Company or any of its individual officers or employees, except as the Trustee or the Transfer Agent may be compelled to do so by law.

Enclosures

Horizon Health Corporation Proxy Statement
Participant Voting Direction Card

2

PRELIMINARY COPY DATED JANUARY 19, 2007

EMPLOYEES SAVINGS AND PROFIT SHARING PLAN

HORIZON HEALTH CORPORATION

Voting Direction for the Special Meeting of Stockholders to be Held on _________________, 2007

The undersigned hereby directs the Trustee (the “Trustee”) of the Horizon Health Corporation Employees Savings and Profit Sharing Plan (the “Plan”) to vote all shares of the common stock of Horizon Health Corporation (the “Company”) held in the undersigned’s Plan account as of the record date at the Special Meeting of Stockholders of the Company to be held at the executive offices of the Company, located at 2941 South Lake Vista Drive, Lewisville, Texas 75067, on __________, 2007, at 10:00 a.m. Central Time, and at any adjournment or postponement thereof, on all matters coming before said meeting.  The undersigned hereby revokes all Voting Directions previously given by the undersigned with respect to the shares covered hereby.

You are encouraged to specify how you want the shares in your Plan account voted by marking the appropriate box ON THE REVERSE SIDE, but you need not mark any box if you wish your Plan shares to be voted in accordance with the Board of Directors’ recommendation, which is FOR Proposal 1.  The Trustee cannot vote your Plan shares unless you sign and return this card.  This Voting Direction may be revoked in writing at any time prior to the voting thereof, by following the procedures stated in the Participant Direction letter sent to you with this Voting Direction.

When this Voting Direction is properly executed, the shares in your Plan account will be voted in the manner directed herein.  If no direction is given herein, the shares in your Plan account will be voted in accordance with the recommendations of the Board of Directors, which is FOR Proposal 1.  If other business is properly presented at the Special Meeting or any adjournment or postponement thereof, including a motion to adjourn the Special Meeting for the purpose of soliciting additional Voting Directions or Proxies, if this Voting Direction is properly executed, the shares in your Plan account will be voted thereon by the Trustee in its discretion; provided, however, that if this Voting Direction is marked to direct a vote AGAINST Proposal 1, the shares in your Plan account will not be voted by the Trustee in favor of an adjournment of the Special Meeting for the purpose of soliciting additional Voting Directions or Proxies.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF

HORIZON HEALTH CORPORATION

______________, 2007

Please date, sign and mail
your Voting Direction card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTING DIRECTION IN BLUE OR BLACK INK AS SHOWN HERE [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

Proposal 1:    To adopt the Agreement and Plan of Merger, dated as of December 20, 2006, by and among Psychiatric Solutions, Inc., a Delaware corporation (“PSI”), Panther Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PSI, and Horizon Health Corporation, as it may be amended from time to time, as more fully described in the Proxy Statement relating thereto.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

[ ]

Signature of Participant	Date	Signature of Participant	Date

Note:

Please sign this Voting Direction exactly as your name appears on this Voting Direction.  Joint owners should each sign personally.  If you are signing as a representative of the named stockholder (e.g., as an executor, administrator, trustee, guardian, officer or other representative), please indicate your full title as such.